Exhibit 99.3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ABITIBIBOWATER INC., et al.,	)	Case No. 09-11296 (KJC)
	)	Jointly Administered
Debtors.	)
)

DISCLOSURE STATEMENT FOR DEBTORS’ FIRST AMENDED JOINT PLAN

OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
Kelley A. Cornish
Alice Belisle Eaton
Claudia R. Tobler
Lauren Shumejda
Jacob A. Adlerstein
1285 Avenue of the Americas
New York, New York 10019-6064
Telephone: (212) 373-3000
Facsimile: (212) 757-3990	YOUNG CONAWAY STARGATT & TAYLOR, LLP Pauline K. Morgan Sean T. Greecher The Brandywine Building 1000 West Street, 17th Floor Wilmington, Delaware 19801 Telephone: (302) 571-6600 Facsimile: (302) 571-1253

Dated: May 24, 2010

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M.	AbitibiBowater U.S. Holding LLC Note Repayment Transactions	59
N.	Amended Collective Bargaining Agreements	59

VI. SUMMARY OF THE PLAN		60
A.	Classification and Treatment of Administrative Claims, Claims and Interests Under the Plan	60
B.	Voting and Distributions	68
C.	Procedures for Determination of Claims and Interests	73
D.	Treatment Of Executory Contracts and Unexpired Leases	79
E.	Implementation of the Plan	84
F.	Rights Offering	90
G.	Confirmation and Consummation of the Plan	90
H.	Effect of the Plan on Assets, Claims and Interests	93
I.	Releases	95
J.	Exculpation and Limitation of Liability	96
K.	Retention and Enforcement and Release of Causes of Action	97
L.	Certain Cross-Border Insolvency Provisions of the Plan	97
M.	Miscellaneous	98

VII. CONFIRMATION OF THE PLAN		104
A.	Confirmation Hearing	104
B.	Statutory Requirements for Confirmation of the Plan in Chapter 11 Cases	106
C.	Enterprise Valuation of the Reorganized Debtors	112

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED		115
A.	Risks Relating to the Plan	116
B.	Risks Relating to the Company’s Financial Results and Condition	119
C.	Risks Relating to the Company’s Business.	120
D.	Risks Relating to the New ABH Common Stock	131
E.	Risks Relating to the Rights Offering	133

IX. CERTAIN TAX CONSEQUENCES OF THE PLAN		134
A.	Certain U.S. Federal Income Tax Considerations	134
B.	Certain Canadian Federal Income Tax Consequences of the Plan	156
C.	Reservation of Rights	165

X. CERTAIN U.S. AND CANADIAN SECURITIES LAW CONSIDERATIONS		165
A.	U.S. Securities Law Considerations	165
B.	Canadian Securities Law Considerations	167

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XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN AND CCAA PLAN		169
A.	Continuation of the Chapter 11 Cases	169
B.	Liquidation Under Chapter 7 or Chapter 11	169

XII. CONCLUSION AND RECOMMENDATION		170

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EXHIBITS

Exhibit A	The Debtors’ Joint Plan of Reorganization

Exhibit B	Projected Financial Information

Exhibit C	Liquidation Analysis

Exhibit D	Selected Pro Forma Financial Data

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

This Disclosure Statement provides information regarding the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated May 24, 2010 (as may be amended and supplemented from time to time according to its terms, the “Plan”). A copy of the Plan is attached as Exhibit A.

Certain Debtors and affiliates of the Debtors have also filed their first amended proposed plan of reorganization and compromise dated May 24, 2010 (as may be amended and supplement from time to time according to its terms, the “CCAA Plan”) with the Canadian Court overseeing those entities’ restructuring in Canada. A copy of the CCAA Plan and related materials may be found at the Monitor’s website.

References to the “Plan” and the “Plan of Reorganization” are to the Plan attached as Exhibit A hereto. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.

Unless the context requires otherwise, reference to the “Company”, “we”, “our”, and “us” are to AbitibiBowater Inc. and its subsidiaries.

The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified herein, and the delivery of this Disclosure Statement shall not create an implication that there has been no change in information stated since the date hereof.

The Debtors believe that the Plan will enable them to successfully reorganize and accomplish the objections of Chapter 11 and the CCAA. The Debtors believe that acceptance of the Plan is in the best interests of the Debtors, their Chapter 11 estates, and their creditors.

The Debtors urge creditors to vote to accept the Plan.

The Confirmation of the Plan and effectiveness of the Plan are subject to certain material conditions precedent, including entry of an order sanctioning the CCAA Plan, described in Article VII of the Plan. No assurance exists that the Plan will be confirmed or the CCAA Plan sanctioned, or if confirmed, that the conditions required to be satisfied will be satisfied or waived.

ALL CREDITORS AND SHAREHOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, EXHIBITS ANNEXED TO THE PLAN, THE PLAN SUPPLEMENT, THIS DISCLOSURE STATEMENT AND ALL EXHIBITS TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE

ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. THOSE THAT ARE ENTITLED TO VOTE ON THE PLAN SHOULD READ CAREFULLY THE “RISK FACTORS” SECTION HEREOF BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SEE ARTICLE VIII BELOW, “CERTAIN RISK FACTORS TO BE CONSIDERED.”

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS OR INTERESTS IN THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN THE LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

THIS DISCLOSURE STATEMENT IS NOT AN OFFER OF SALE FOR ANY SECURITIES. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PLAN SUMMARY CONTAINED HEREIN AND THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN. ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

NONE OF THE OFFER OR SALE OF NEW ABH COMMON STOCK OR THE RIGHTS OFFERING TO HOLDERS OF CERTAIN CLASSES OF CLAIMS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE RIGHTS OFFERING HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS. THE OFFERS AND ISSUANCES ARE BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION SPECIFIED IN SECTION 1145 OF THE BANKRUPTCY CODE OR OTHER EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT. NONE OF THE SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE OR PURSUANT TO THE RIGHTS OFFERING HAS BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: ALL FORWARD-LOOKING STATEMENTS CONTAINED HEREIN OR OTHERWISE MADE BY THE DEBTORS INVOLVE MATERIAL RISKS AND UNCERTAINTIES AND ARE SUBJECT TO CHANGE BASED ON NUMEROUS FACTORS, INCLUDING FACTORS THAT ARE BEYOND THE DEBTORS’ CONTROL. ACCORDINGLY, THE DEBTORS’ FUTURE PERFORMANCE AND FINANCIAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THIS DISCLOSURE STATEMENT. THE DEBTORS DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE FORWARD-LOOKING STATEMENTS EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT ANY PROJECTED RESULTS EXPRESSED OR IMPLIED HEREIN OR THEREIN WILL NOT BE REALIZED.

EXCEPT AS OTHERWISE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT NECESSARILY BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

AS TO CONTESTED MATTERS, EXISTING LITIGATION INVOLVING, OR POSSIBLE ADDITIONAL LITIGATION TO BE BROUGHT BY, OR AGAINST, THE DEBTORS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION, OR A WAIVER, BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS, AND IS NOT TO BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER BY ANY PERSON, PARTY OR ENTITY. AS SUCH, THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY IN INTEREST, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, FINANCIAL OR OTHER EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW

HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

I.

INTRODUCTION

A.	The Debtors

On April 16, 2009 and December 21, 2009, AbitibiBowater Inc. (“ABH” and together with its subsidiaries, the “Company”) and its affiliated debtors and debtors-in-possession (each a “Debtor” and collectively, the “Debtors”)1 in the above captioned jointly administered Chapter 11 Cases filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware.

[1]

The Debtors in these cases are: AbitibiBowater Inc., AbitibiBowater US Holding 1 Corp., AbitibiBowater US Holding LLC, AbitibiBowater Canada Inc., Abitibi-Consolidated Alabama Corporation, Abitibi-Consolidated Corporation, Abitibi-Consolidated Finance LP, Abitibi Consolidated Sales Corporation, Alabama River Newsprint Company, Augusta Woodlands, LLC, Bowater Alabama LLC, Bowater America Inc., Bowater Canada Finance Corporation, Bowater Canadian Forest Products Inc., Bowater Canadian Holdings Incorporated, Bowater Canadian Limited, Bowater Finance Company Inc., Bowater Finance II LLC, Bowater Incorporated, Bowater LaHave Corporation, Bowater Maritimes Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Nuway Inc., Bowater Nuway Mid-States Inc., Bowater South American Holdings Incorporated, Bowater Ventures Inc., Catawba Property Holdings, LLC, Coosa Pines Golf Club Holdings LLC, Donohue Corp., Lake Superior Forest Products Inc., Tenex Data Inc, ABH LLC 1 and ABH Holding Company LLC.

On April 17, 2009, certain of the Debtors (the “Cross-Border Debtors”)2 and certain non-Debtor subsidiaries of ABH (such non-Debtors, the “CCAA Debtors”3 and together with the Cross-Border Debtors, the “Canadian Debtors”) applied for protection from their creditors under Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (the “CCAA”), in the Superior Court, Commercial Division, for the Judicial District of Montreal, Canada (the “Canadian Court” and the proceedings before the Canadian Court, the “CCAA Proceedings”). Two of the CCAA Debtors – Abitibi-Consolidated Inc. (“ACI”) and Abitibi-Consolidated Company of Canada (“ACCC”, and together with ACI, collectively the “Chapter 15 Debtors”) – thereafter filed petitions for recognition under chapter 15 of the Bankruptcy Code (the “Chapter 15 Cases”). ABH and certain of the Debtors also filed for ancillary relief in Canada seeking provisional relief in support of the Chapter 11 Cases in Canada under section 18.6 of the CCAA.4

Exhibit A to the Plan lists the Debtors, the Cross-Border Debtors, the CCAA Debtors and the Canadian Debtors. AbitibiBowater’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, is available for inspection online at the SEC’s website at http://www.sec.gov.

[2]

The Cross-Border Debtors are: Bowater Canada Finance Corporation, Bowater Canadian Holdings Incorporated, AbitibiBowater Canada Inc., Bowater Canadian Forest Products Inc., Bowater Maritimes Inc., Bowater LaHave Corporation and Bowater Canadian Limited.

[3]

The CCAA Debtors are: Bowater Mitis Inc., Bowater Guerette Inc., Bowater Couturier Inc., Alliance Forest Products (2001) Inc., Bowater Belledune Sawmill Inc., St. Maurice River Drive Company, Bowater Treated Wood Inc., Canexel Hardboard Inc., 9068-9050 Quebec Inc., Bowater Canada Treasury Corporation, Bowater Canada Finance Limited Partnership, Bowater Shelburne Corporation, 3231078 Nova Scotia Company, Bowater Pulp and Paper Canada Holdings Limited Partnership, Abitibi-Consolidated Inc., Abitibi-Consolidated Company of Canada, Abitibi-Consolidated (U.K.) Inc., Abitibi-Consolidated Nova Scotia Incorporated, Abitibi-Consolidated Finance LP, 3217925 Nova Scotia Company, Terra-Nova Explorations Ltd., The Jonquiere Pulp Company, The International Bridge and Terminal Company, Scramble Mining Ltd., 9150-3383 Quebec Inc., Star Lake Hydro Partnership, Saguenay Forest Products Inc., 3224112 Nova Scotia Limited, La Tuque Forest Products Inc., Marketing Donohue Inc., Abitibi-Consolidated Canadian Office Products Holdings Inc., 3834328 Canada Inc., 6169678 Canada Incorporated, 4042410 Canada Inc., Donohue Recycling, and 1508756 Ontario Inc.

[4]

The Debtors who obtained section 18.6 relief are: AbitibiBowater Inc., AbitibiBowater US Holding 1 Corp., Bowater Ventures Inc., Bowater Incorporated, Bowater Nuway Inc., Bowater Nuway-Midstates, Inc., Catawba Property Holdings LLC, Bowater Finance Company Inc., Bowater South American Holdings Incorporated, Bowater America Inc., Lake Superior Forest Products Inc., Bowater Newsprint South LLC, Bowater Newsprint South Operations LLC, Bowater Finance II, LLC, Bowater Alabama LLC and Coosa Pines Golf Club Holdings LLC.

B.	The Plan

The Plan5 contemplates a comprehensive reorganization of the Company in Canada and the United States through plans approved under the CCAA and Chapter 11 of the Bankruptcy Code, respectively. The Plan shares common features with the CCAA Plan, including financial projections and liquidation analyses.

The Plan’s underlying financial model assumes an integrated enterprise value for the Company and allocates such value to separate entity groupings within the Company’s corporate structure based on its historic operations (such groupings, the “Abitibi/D-Corp Companies” and the “Bowater Companies,” respectively).6 The estimated Plan recoveries against individual Debtors are based upon these underlying shared assumptions, including the value allocation between the Abitibi/D-Corp Companies and the Bowater Companies. The Plan and CCAA Plan coordinate distributions to creditors in the Chapter 11 Cases and CCAA Proceedings using parallel assumptions and complementary distribution mechanics. Based on these value allocations, approximately 60% of the New ABH Common Stock – 58,364,008 shares – will be distributed to the Bowater Companies, and approximately 40% of the New ABH Common Stock – or 38,735,963 shares – will be distributed to the Abitibi/D-Corp. Companies. Shares will be further allocated to individual Debtors within their respective corporate group based on such Debtor’s individual valuation. Creditors holding general unsecured claims against the Debtors, other than Convenience Class Claims, will receive their Pro Rata share of New ABH Common Stock allocated to the Debtor against which such Claims lie, and if eligible, may participate in a rights offering. As a result, the Plan does not provide creditors with a fixed percentage recovery on their Claims. Creditors electing Convenience Class treatment will be paid in Cash.

The Plan does not provide for the substantive consolidation of any of the Debtors’ estates. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Accordingly, the Plan constitutes a separate plan of reorganization for each Debtor in the Chapter 11 Cases, including the Cross-Border Debtors, and the CCAA Plan constitutes a separate plan of reorganization and compromise for each entity subject to the CCAA Proceedings, including the Cross-Border Debtors. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

[5]

On May 4, 2010, the Debtors filed their initial proposed Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code. [Docket No. 2070]. This Plan amends and supersedes the initial plan in its entirety. Also on May 4, 2010, the Canadian Debtors filed their initial proposed plan of reorganization and compromise. The CCAA Plan amends and supersedes the initial Canadian plan in its entirety.

[6]	The terms “Bowater Companies” and “Abitibi/D-Corp Companies” are used for descriptive and efficiency purposes only. The Plan does not substantively consolidate any Debtors.

C.	The Disclosure Statement

This Disclosure Statement is submitted pursuant to section 1125 of the Bankruptcy Code to holders of Claims that are entitled to vote on the Plan in connection with (i) the solicitation of acceptances of the Debtors’ Plan and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) scheduled for [            ], 2010, at [    ]:00 [  ].m., prevailing Eastern Time.

The Debtors intend to file additional pleadings with the Bankruptcy Court seeking approval of (a) the terms of the Rights Offering and procedures for its approval, (b) the procedures for participating in the Rights Offering (the pleadings described in (a) and (b) collectively, the “Rights Offering Materials”, and (c) the materials for soliciting votes to accept or reject the Plan, including a protocol for soliciting votes from creditors with Claims against the Cross-Border Debtors (the pleadings described in (c), the “Solicitation Materials”). All Creditors and shareholders are advised and encouraged to read the Rights Offering Materials and Solicitation Materials in their entirety.

The Solicitation Materials will include copies of, among other things:

•	The Plan;

•

An Order of the Bankruptcy Court (excluding the exhibits thereto) dated [            ], 2010 (the “Disclosure Statement Approval Order”), among other things, approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan;

•	The Cross-Border Claims Voting Protocol;

•	One or more Ballots and a postage-paid return envelope, which will be used by holders of Claims who are entitled to vote on the Plan; and

•	Rights Offering materials.

The Disclosure Statement Approval Order will determine that the Disclosure Statement contains “adequate information” as that term is defined in section 1125 of the Bankruptcy Code. Section 1125(a)(1) of the Bankruptcy Code defines, in relevant part, “adequate information” as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and the history of the debtor and the condition of the debtor’s books and records…that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan.”

NO STATEMENTS OR INFORMATION CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY HAVE BEEN

AUTHORIZED OTHER THAN THE STATEMENTS AND INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE INFORMATION ACCOMPANYING THIS DISCLOSURE STATEMENT, AND THE INFORMATION CONTAINED IN THE CANADIAN INFORMATION CIRCULAR AND CCAA PLAN. ALL OTHER STATEMENTS REGARDING THE PLAN AND THE CCAA PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER WRITTEN OR ORAL, ARE UNAUTHORIZED.

THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION IT CONTAINS OR AN ENDORSEMENT OF THE MERITS AND FAIRNESS OF THE PLAN OR THE CCAA PLAN BY THE BANKRUPTCY COURT OR BY THE CANADIAN COURT.

The Disclosure Statement Approval Order will establish the deadlines, procedures and instructions for voting to accept or reject the Plan, for filing objections to confirmation of the Plan, for making any elections as provided thereon, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions will accompany each Ballot. Each holder of a Claim that is entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Approval Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

D.	Overview of Chapter 11 and CCAA Proceedings

1.	Chapter 11 Proceedings

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth, among other things, the treatment of, and means for satisfying, claims against and equity interests in the debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

After a plan of reorganization has been filed, the holders of claims against or equity interests in a debtor that are impaired and entitled to receive distributions under the plan are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to satisfy the requirements of section 1125 of the Bankruptcy Code.

2.	CCAA Proceedings

Over the last twenty-five years, the CCAA has emerged as the principal Canadian statute for carrying out major insolvency restructurings. Similar to chapter 11, the CCAA is “debtor-in-possession” legislation. The CCAA creates a Court-supervised process that allows the debtor to carry on business and maintain control over its assets while it negotiates, and seeks approval for, a plan of compromise and arrangement acceptable to its creditors. The consummation of a plan of compromise and arrangement is the CCAA’s principal objective.

Where a plan is proposed between a debtor company and its secured or unsecured creditors, or any class thereof, the Canadian Court may (but is not obligated to) order a meeting of creditors or class of creditors. The Canadian Court order calling the meeting will approve the process for creditors to vote on the proposed plan and will also, among other things, establish classes of creditors for plan voting purposes. While the debtor has the ability to define the classes of creditors subject to the proposed plan, those class definitions remain subject to the Canadian Court’s approval. In evaluating proposed classes, courts will consider (a) the commonality of interest of creditors who share a class, and (b) the purposes of the CCAA.

For a plan to be approved, a majority in number representing two-thirds of the value of the creditors, or the class of creditors, as the case may be, voting at the meeting held for that purpose in person or by proxy must vote in favor of the plan. The Canadian Court may, but is not obligated to, sanction a plan that has received the requisite creditor vote.

Following sanction by the Canadian Court, the plan becomes binding on the debtor and on all classes of creditors that (i) are affected by the plan and (ii) voted in favor of the plan. The plan will ordinarily provide that all claims against the debtor (except for certain unaffected claims) shall be settled in accordance with the terms of the plan if the class of such claims accepts the plan, and the ability of the holder of any such claim to proceed against the debtor is forever discharged and any proceedings relating to such claims are stayed.

While this Disclosure Statement makes reference to the CCAA Plan and the CCAA Proceedings, this Disclosure Statement is solely intended to provide adequate information for purposes of section 1125(a) of the Bankruptcy Code with respect to the Plan. It is not intended to provide detailed information regarding the CCAA Plan or the CCAA Proceedings, and creditors and shareholders of the Canadian Debtors, including the Cross-Border Debtors, are advised and encouraged to read the reports filed with the Canadian Court by the court-appointed Monitor in those proceedings, available on its website: http://documentcentre.eycan.com/ (the “Monitor’s Reports”), the CCAA Plan and CCAA Circular, in addition to reviewing this Disclosure Statement.

E.	Voting and Solicitation Procedures

Prior to the hearing on this Disclosure Statement, the Debtors will file the Solicitation Materials with the Bankruptcy Court. The Solicitation Materials will contain detailed information for holders of Allowed Claims or equity Interests in Classes of Claims or equity Interests that are entitled to vote to accept or reject the Plan. The Solicitation Materials will also seek approval of a protocol for soliciting votes from creditors of the Cross-Border Debtors (the “Cross-Border Claims Voting Protocol”). The voting procedures will provide substantially as follows:

1.	Creditors of Chapter 11 Debtors Entitled to Vote Generally

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold a Claim or Interest in more than one Class, you will receive separate Ballots that must be used for each separate Class. After carefully reviewing the materials included herein and the instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan.

2.	Creditors of Cross-Border Debtors Entitled to Vote

If you are a creditor of a Cross-Border Debtor entitled to vote to accept or reject the Plan and the CCAA Plan (a “Cross-Border Voting Creditor”), combined solicitation materials are enclosed with a Cross-Border Ballot. A Cross-Border Ballot can be used to vote for both the Plan and the CCAA Plan. Please note that a vote in favor of the Plan will be deemed a vote in favor of the CCAA Plan. Conversely, a vote in favor of the CCAA Plan will be deemed a vote in favor of the Plan. Some creditors of the Cross-Border Debtors are not entitled to vote to accept or reject the CCAA Plan but are entitled to vote to accept or reject the Chapter 11 Plan. In such case, you have received solicitation materials from the Debtors’ U.S. claims and voting solicitation agent, Epiq Bankruptcy Solutions, LLC (“Epiq” or the “Solicitation Agent” or the “Subscription Agent”, as applicable), and are entitled to vote to accept or reject the Plan.

3.	Voting Generally

In order for your vote to be counted, you must complete and sign your original Ballot and return it in the envelope provided (only original signatures will be accepted) (a) for all creditors other than a Cross-Border Voting Creditor, to Epiq; or (b) for all Cross-Border Voting Creditors, to the Monitor. If you received a Ballot(s) from a broker, bank or other institution, return the completed Ballot(s) to such broker, bank or other institution promptly so that it can be forwarded to Epiq or the Monitor as appropriate.

If you received a Ballot(s) from the Debtors or Epiq, please return your Ballot(s) directly to Epiq at the following address:

Epiq Bankruptcy Solutions, LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

Tel.: 1-888-266-9280 (for U.S. / Canada calls)

(503) 597-7694 (for non-U.S. / Canada calls)

Attn: AbitibiBowater Ballot Processing Center

If you received a Cross-Border Ballot(s) from the Monitor, please return your Ballot(s) directly to the Monitor at following address:

Ernst & Young Inc.

800 René-Lévesque Blvd. West

Suite 1900

Montréal, QC

H3B 1X9

Canada

Fax: +1 514 879 2600

More detailed instructions regarding how to vote on the Plan are contained on the Ballots, the Cross-Border Ballots, and the other Solicitation Materials distributed to holders of Claims that are entitled to vote on the Plan.

DO NOT RETURN YOUR DEBT INSTRUMENTS, NOTES, CERTIFICATES OR ANY EQUITY SECURITIES THAT YOU MAY HAVE WITH YOUR BALLOT(S).

TO BE COUNTED OR TO EXERCISE ANY ELECTIONS PROVIDED ON SUCH BALLOT AND CROSS-BORDER BALLOT, YOUR BALLOT(S) AND CROSS-BORDER BALLOTS INDICATING ACCEPTANCE OR REJECTION OF THE PLAN THE EXERCISE OF ANY ELECTIONS MUST BE ACTUALLY RECEIVED BY EPIQ OR THE MONITOR (AS THE CASE MAY BE) NO LATER THAN [    ]:00 P.M., PREVAILING EASTERN TIME, ON [            ], 2010.

ANY EXECUTED BALLOT OR CROSS-BORDER BALLOT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

Pursuant to the Disclosure Statement Approval Order, the Bankruptcy Court set [            ], 2010, as the record date (the “Voting Record Date”) for voting on the Plan. Accordingly, only holders of record as of [            ], 2010 that are otherwise entitled to vote under the Plan will receive a Ballot or a Cross-Border Ballot and may vote on the Plan.

If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot(s), received a damaged Ballot(s) or lost your Ballot(s), or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Epiq Bankruptcy Solutions, LLC at 1-888-266-9280 (for U.S. / Canada calls) or (503) 597-7694 (for non-U.S. / Canada calls).

Votes cannot be transmitted orally, by facsimile or by electronic mail. Accordingly, you are urged to return your signed and completed Ballot promptly.

4.	Withdrawal or Change of Votes on the Plan

After the Voting Deadline, no vote may be withdrawn without the prior consent of the Debtors, which consent shall be given in the Debtors’ sole discretion.

Any holder who has submitted to Epiq prior to the Voting Deadline a properly completed Ballot may change its vote by submitting to Epiq prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. If more than one timely, properly completed Ballot is received with respect to the same Claim, the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the Ballot that Epiq determines was the last to be received.

5.	Voting Requirements

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds ( 2/3) in amount and more than one-half ( 1/2) in number of the Allowed Claims in such Class that have voted on the Plan in accordance with the Disclosure Statement Approval Order.

In addition, each holder of a Claim entitled to vote on the Plan may elect, by checking the appropriate box on the Ballot, not to grant the releases contained in Section 8.5 of the Plan and the related injunction. All holders of Claims who submit a

Ballot without such box checked will be deemed to consent to the releases set forth in Section 8.5 of the Plan and the related injunction to the fullest extent permitted by applicable law.

If you are a beneficial holder of an Unsecured Note Claim who receives a Ballot from a Voting Nominee, in order for your vote to be counted, your Ballot must be completed in accordance with the voting instructions on the Ballot and received by the Voting Nominee in enough time for the Voting Nominee to transmit a Master Ballot to the Solicitation Agent so that it is actually received no later than the Voting Deadline. If you are the holder of any other type of Claim, in order for your vote to be counted, your Ballot must be properly completed in accordance with the voting instructions on the Ballot and returned to the Solicitation Agent so that it is received no later than the Voting Deadline. Any Ballot received after the Voting Deadline shall be counted at the sole discretion of the Debtors.

THE DEBTORS INTEND TO SEEK TO SATISFY THE REQUIREMENTS FOR CONFIRMATION OF THE PLAN IN THE CHAPTER 11 CASES UNDER THE CRAMDOWN PROVISIONS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO ANY CLASS DEEMED TO REJECT, OR AS TO ANY CLASS THAT VOTES TO REJECT, THE PLAN, AND, IF REQUIRED, MAY AMEND THE PLAN TO CONFORM TO THE STANDARDS OF SUCH SECTION.

6.	Holders of Claims and Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and entitled to receive distributions under the plan are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or equity interests are impaired but are not entitled to receive or retain any property on account of such claims or equity interests are deemed to have rejected the plan and similarly are not entitled to vote to accept or reject the plan.

The following summarizes which classes are entitled to vote on the Plan and which are not:

•	The Debtors are seeking votes from the holders of Claims in Classes 6A-6HH and 7A-7HH.

•

The Debtors, as the holders of Intercompany Claims in Classes 8A-8HH, shall be deemed to have accepted the Plan and votes to accept or reject the Plan shall not be solicited from the Debtors in their capacities as the holders of Intercompany Claims.

•

The Debtors are not seeking votes from holders of Common Stock Claims and Interests in Classes 9A-9HH because those Common Stock Claims and Interests are Impaired under the Plan and the holders are receiving no distribution on account of such Claims and Interests. These holders will be deemed to have voted to reject the Plan.

•

The Debtors are not seeking votes from holders of Claims in Classes 1A-1HH, 2A-2G, 3A-3G, 4A-4G and 5A-5HH because those Claims are Unimpaired under the Plan, and the holders of Claims in each of these Classes are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan.

For a detailed description of the Classes of Claims and Interests and their treatment under the Plan, see Article VI below.

Holders of Claims and Interests against the Cross-Border Debtors should refer to the materials distributed in the CCAA Proceedings and Canadian Information Circular for additional information regarding the voting of Cross-Border Ballots against the Cross-Border Debtors.

The Bankruptcy Code defines “acceptance” of a plan by (i) a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and represent more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan and (ii) a class of interests as acceptance by holders of such interests in that class that hold at least two-thirds in amount that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Article VII below.

In the event that any of Classes 6A-6HH and 7A-7HH vote to reject the Plan, section 1129(b) permits the Bankruptcy Court to confirm a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed if it does not “discriminate unfairly” and is “fair and equitable” with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Article VII below.

F.	Rights Offering

Section 6.12 of the Plan provides that the Debtors may conduct a Rights Offering in an amount of not more than $500 million, the proceeds of which will be used to fund distributions under the Plan and ongoing business operations after emergence. As presently contemplated, pursuant to the Rights Offering, eligible unsecured creditors will receive a non-transferable right (a “Subscription Right”), in proportion to the estimated amount of all ABH Common Stock to be issued under the Plan and the CCAA Plan on account of unsecured claims, entitling such creditor to purchase its pro rata share of up to $500 million of convertible unsecured subordinated notes (the “Rights Offering Notes”)

issued by Reorganized ABH, at a purchase price of $1 per Rights Offering Note. Additional terms of the Rights Offering Notes are set forth in a term sheet annexed to the Backstop Agreement. The number of Rights Offering Notes for which a creditor can subscribe depends on that creditor’s proportionate ownership of unsecured Claims.

The key terms of the Rights Offering, including the terms of the Rights Offering Notes and the procedures through which an eligible unsecured creditor (a “Rights Offering Participant”) participates in the Rights Offering, are set forth in the Backstop Agreement that the Debtors have entered into with a group of their unsecured noteholders (the “Backstop Investors”), as summarized below. These terms, however, are subject to further modification and revision. The Backstop Agreement has not yet been approved by the Court and, as explained below, the terms of the Backstop Agreement and the Rights Offering Notes are subject to a public marketing and auction process.

1.	Withdrawal or Reduction of Rights Offering

The Debtors may choose, in their sole discretion, to reduce the total amount of the Rights Offering, or cancel it entirely, at any time until the Effective Date.

The number of Rights Offering Notes for which any Rights Offering Participant may subscribe in the Rights Offering is subject to adjustment under certain circumstances, depending on, among other things, the Debtors claims resolution process and requirements that must be satisfied for the Rights Offering to be exempt from the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

2.	Subscription Period

The Subscription Rights may be exercised by Rights Offering Participants during the period concurrently with the Debtors’ voting solicitation period. The Subscription Period shall begin when the Solicitation Agent distributes subscription forms (“Subscription Forms”) by mail to each Rights Offering Participant, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form and the payment of the purchase price. The Subscription Period shall expire at 4:00 p.m. New York City time on the Voting Deadline, or such later date as the Company may specify (the “Subscription Deadline”).

3.	Subscription Procedures

To exercise Subscription Rights, each Rights Offering Participant must (1) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or prior to the Subscription Deadline; and (2) pay in Cash, by wire transfer in immediately available funds in valid U.S. currency, an amount equal to the full purchase price for the number of Rights Offering Notes elected to be purchased by such Rights Offering Participant, or, in the case of securities held through a bank or brokerage firm, send the Subscription Form to the bank or brokerage firm (or follow such firm’s directions with respect to submitting subscription instructions to the firm) with sufficient time for the bank or brokerage firm to effect the subscription through DTCC on or prior to 5:00 p.m. (prevailing Eastern time) on the Subscription Deadline.

If either (1) the duly completed Subscription Form or (2) the wire transfer for the full amount of the purchase price for the Subscription Rights that a Rights Offering Participant chooses to exercise is not received by the Solicitation Agent on or prior to the Subscription Deadline, then the Rights Offering Participant is deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offering.

The Debtors shall hold the payments they receive for the exercise of Subscription Right in a separate escrow account pending the issuance of the Rights Offering Notes on the Effective Date. In the event that payments must, for any reason, be returned to the Rights Offering Participant, such payments shall be returned, without accrual or payment of any interest thereon, to the applicable Rights Offering Participant, without reduction, offset or counter-claim.

4.	No Transfer; Detachment Restrictions; No Revocation

The Subscription Rights are not transferable or detachable from the underlying Claim on account of which the Rights Offering Participant is receiving the Subscription Right. Any such transfer, assignment, sale, or conveyance, hypothecation, license, lease, partition, pledge or grant of a security interest in the Subscription Rights or detachment, or attempted transfer or detachment, will be null and void and the Debtors will not treat any purported transferee of the Subscription Rights separate from the associated Claims as the holder of any Subscription Rights. Once a Rights Offering Participant has exercised any of its Subscription Rights by properly executing and delivering a Subscription Form to the Debtors or other Person specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

5.	Undersubscription; Backstop Agreement

To guarantee that the Rights Offering raises the funds the Debtors require, the Debtors have entered into the Backstop Agreement, pursuant to which the Backstop Investors have agreed to purchase, on the Effective Date, any Rights Offering Notes that remain unsubscribed for, i.e., that Rights Offering Participants do not elect to purchase through the Rights Offering. In exchange for this commitment, the Debtors have agreed to pay the Backstop Investors an amount equal to the greater of $15 million and six percent (6%) (payable 50% in cash and 50% in the form of New ABH Common Stock) of the total amount of the Rights Offering on the Effective Date of the Plan (the “Backstop Commitment Payment”). The Backstop Investors may elect to receive the full amount of the Backstop Commitment Payment in New ABH Common Stock. The Debtors also have agreed to reimburse certain expenses of the Backstop Investors incurred in connection with the transaction.

A copy of the Backstop Agreement is attached as Exhibit C to the Debtors’ Motion For Entry of Orders: (I) (a) Approving Bid Procedures and Bid Protections with Respect to an Auction in Connection with the Debtors’ Rights Offering; (b) Scheduling an Auction and Hearing; (c) Approving the Form and Manner of Notice Thereof; and (d) Approving the Release of Certain Claims; and (II) Authorizing the Debtors to (a) Enter into a Backstop Commitment Agreement and (b) Make Certain Payments Thereunder, filed on May 24, 2010 [Docket No.    ] (the “Backstop Motion).

Under the terms of the Backstop Agreement, the consent of the Backstop Investors is required with respect to certain events, including, without limitation, certain changes to the Plan. The obligations of the Backstop Investors are subject to the satisfaction or waiver of specified closing conditions, including, without limitation, entry of the Confirmation Order in form and substance reasonably satisfactory to the Backstop Investors, the satisfaction or waiver of the conditions to effectiveness of the Plan and the consummation of the Exit Financing Facilities.

The Backstop Agreement is terminable if the Rights Offering is not consummated by an outside date of October 15, 2010 (or such later date as set forth in the Backstop Agreement) and upon certain other events. If the Backstop Agreement terminates, then, upon certain termination events, the Backstop Investors will be entitled to receive a termination payment, the amount of which depends on the timing of the termination, but which is, in any event, no more than the Backstop Commitment Payment.

The Debtors’ entry into the Backstop Agreement is subject to approval by the Bankruptcy Court. A hearing to consider the Backstop Agreement has been scheduled for June 22, 2010. There can be no assurance at this time that the Backstop Agreement will be approved by the Bankruptcy Court.

6.	Ancillary Agreements

The Backstop Agreement provides for the execution of certain additional agreements, including a registration rights agreement between ABH and the Backstop Investors. The Backstop Agreement also provides for the execution of a plan support agreement between the Debtors and the Backstop Investors within two business days of entry of the Disclosure Statement Order.

7.	Auction Process

Under the terms of the Backstop Agreement, the Debtors have the right to market test the terms of the Backstop Agreement and the Rights Offering Notes through a public auction process. A hearing to consider the bid procedures that the Debtors propose to have govern this process and certain bid protections, including the termination payment, if and when such payment becomes due, that the Debtors propose to provide to the Backstop Investors has been scheduled for June 11, 2010.

Subject to approval by the Bankruptcy Court, the Debtors will solicit competing bids regarding the terms of the Backstop Agreement and the Rights Offering Notes. If the Debtors receive one or more qualified bids, as such term is defined in the bid procedures, then the Debtors will conduct an auction and present the winning bidder to the Bankruptcy Court on June 22, 2010. This auction may result in modifications to the terms of the Backstop Agreement, including the terms of the Rights Offering Notes and the procedures that will govern a Rights Offering Participant’s exercise of its Subscription Rights.

8.	Distribution of Notes

On, or as soon as reasonably practicable after, the Effective Date, the Reorganized Debtors or other applicable Disbursing Agent shall distribute the Rights Offering Notes purchased by each Rights Offering Participant.

G.	Confirmation Hearing

Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for [            ], 2010 at [    ]:00 [  ].m. prevailing Eastern Time before the Honorable Kevin J. Carey, United States Bankruptcy Court, 824 North Market Street, 5th Floor, Wilmington, Delaware 19801 (the “Confirmation Hearing”). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

Any objection to Confirmation of the Plan must be made in accordance with the requirements of section 1128(b) of the Bankruptcy Code and Bankruptcy Rule 9014 and be filed with the Bankruptcy Court, together with proof of service, and served so that they are received on or before [            ] at 4:00 p.m., prevailing Eastern Time, by the following parties:

Counsel to the Debtors:

Paul, Weiss, Rifkind, Wharton

& Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 757-3990

Attn: Kelley A. Cornish, Esq.

Alice Belisle Eaton, Esq.

Lauren Shumejda, Esq.

Jacob A. Adlerstein, Esq.

Young Conaway Stargatt & Taylor, LLP

The Brandywine Building

1000 West Street, 17th Floor

P.O. Box 391

Wilmington, Delaware 19801-1037

Facsimile: (302) 571-1253

Attn: Pauline K. Morgan, Esq.

Sean T. Greecher, Esq.

The U.S. Trustee:

U.S. Trustee

Office of the United States Trustee

J. Caleb Boggs Federal Building

844 King Street, Suite 2207

Lock Box 35

Wilmington, Delaware 19801

Facsimile: (302) 573-6497

Attn: David M. Klauder, Esq.

Counsel to the Official Committee of Unsecured Creditors:

Paul, Hastings, Janofsky & Walker LLP Park Avenue Tower 75 E. 55th Street New York, New York 10022 Facsimile: (212) 319-4090 Attn: Luc A. Despins, Esq.	Bayard, P.A. 222 Delaware Avenue, Suite 900 Wilmington, Delaware, 19801 Facsimile: (302) 658-6395 Attn: Neil B. Glassman, Esq.

Counsel to Wachovia Bank, N.A., as the Bowater Secured Bank Agent

Morgan Lewis & Bockius LLP 101 Park Avenue New York, New York 10178-0600 Facsimile: (212) 309-6001 Attn: Richard S. Toder, Esq.	Connolly Bove Lodge & Hutz LLP 1007 North Orange Street 8th Floor Wilmington, DE 19899 Facsimile: (302) 658-5614 Attn: Jeffrey C. Wisler, Esq.

Counsel to Bank of Nova Scotia, as the BCFPI Secured Bank Agent

Orrick, Herrington & Sutcliffe LLP 666 Fifth Avenue New York, New York 10103-0001 Facsimile: (212) 506-5151 Attn: Raniero D’Aversa, Jr., Esq.	Klehr, Harrison, Harvey, Branzburg & Ellers, LLP 919 Market Street, Suite 1000 Wilmington, Delaware 19801 Facsimile: (302) 426-9193 Attn: Joanne B. Willis, Esq.

Counsel to the Monitor and the Monitor

Allen & Overy LLP 1221 Ave of the Americas New York, NY 10020 Facsimile: (212) 610-6399 Attn: Ken Coleman, Esq.	Buchanan Ingersoll & Rooney The Brandywine Building 1000 West Street, Suite 1410 Wilmington, Delaware 19801 Facsimile (302) 552-4295 Attn: Mary F. Caloway, Esq.

Ernst & Young Inc. 800 René-Lévesque Blvd. West Suite 1900 Montréal, QC, H3B 1X9 Canada Attn: Alex F. Morrison

II.

OVERVIEW OF THE PLAN

A.	Summary

The Plan contemplates the payment in full in Cash of all Administrative Claims, inclusive of Claims against any of the Debtors arising under section 503(b)(9) of the Bankruptcy Code, and priority claims against the Debtors (subject to permitted installment payments for certain Priority Tax Claims). The Plan also contemplates the repayment in full in Cash of outstanding amounts (if any) and full satisfaction of the Debtors’ post-petition financing facilities. In addition, the Plan provides for the treatment of Allowed Claims against, and Interests in, the Debtors as follows:

•	With respect to the Debtors’ pre-petition secured lenders, payment in full in Cash, or such other treatment to which the parties may agree;

•

With respect to certain allowed unsecured convenience class claims in an amount less than, or reduced to, $5,000, payment in Cash in an amount equal to the lesser of 50% of (i) $5,000 or (ii) the allowed amount of such claim;

•

With respect to each holder of an allowed unsecured claim, distribution of its pro rata share of the newly issued common stock of Reorganized ABH allocated to the Debtor against which such claim lies and ability to participate in the Rights Offering; and

•	No distributions on account of stock issued by ABH, including claims arising out of or with respect to such stock interests.

B.	Summary of Classification and Treatment of Claims and Interests under the Plan

The following chart summarize the projected distributions to holders of Allowed Claims against and Interests in each of the Debtors under the Plan. Although every reasonable effort was made to be accurate, the projections of estimated recoveries are only an estimate. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts Allowed by the Bankruptcy Court and in the CCAA Proceedings, as applicable. As a result of the foregoing and other uncertainties which are inherent in the estimates, the estimated recoveries in this Disclosure Statement may vary from the actual recoveries received. In addition, the ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation of the Plan and meet the conditions to Confirmation and effectiveness of the Plan, as discussed in this Disclosure Statement. The recoveries set forth below are projected recoveries only and may change based upon changes in the amount of Allowed Claims and Interests as well as other factors related to the Debtors’ business operations and general economic conditions. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Allowed Claims against and Interests in each of the Debtors.

The chart below provides a cumulative summary of the value allocations underlying the Company’s financial model for the purpose of illustrating the estimated percentage recoveries under the Plan on account of the New ABH Common Stock allocated to the Debtor entities.

THE DISTRIBUTION MODEL IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE DISTRIBUTIONS OR ESTIMATED RECOVERIES WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.]

SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND

EQUITY INTERESTS7

Class	Description	Estimated Allowed Claims	Treatment	Estimated Recovery
N/A	DIP Facility Claims	$206.00 million	Unimpaired	100%
N/A	Securitization Claims	$136.10 million	Unimpaired	100%
N/A	Administrative Claims	$38.74 million	Unimpaired	100%
N/A	Priority Tax Claims	$0.00 million	Unimpaired	100%
1A – 1HH	Priority Non-Tax Claims	$4.82 million	Unimpaired	100%
2A – 2G	Bowater Secured Bank Claims	$280.05 million	Unimpaired	100%
3A – 3G	BCFPI Secured Bank Claims	$143.77 million	Unimpaired	100%
4A – 4G	ACCC Term Loan Secured Guaranty Claims	$357.17 million	Unimpaired	100%
5A – 5HH	Other Secured Claims	$11.05 million	Unimpaired	100%
6A	Unsecured Claims – AbitibiBowater Inc.	$466.22 million	Impaired	0.6%
6B	Unsecured Claims – AbitibiBowater US Holding 1 Corp.	$0 million	Impaired	0%
6C	Unsecured Claims – AbitibiBowater US Holding LLC	$0.02 million	Impaired	0%
6D	Unsecured Claims – AbitibiBowater Canada Inc.	$6.28 million	Impaired	0%
6E	Unsecured Claims – Abitibi-Consolidated Alabama Corporation	$304.57 million	Impaired	0%
6F	Unsecured Claims – Abitibi-Consolidated Corporation	$312.09 million	Impaired	12.0%
6G	Unsecured Claims – Abitibi-Consolidated Finance LP	$7.98 million	Impaired	100%
6H	Unsecured Claims – Abitibi Consolidated Sales Corporation	$447.16 million	Impaired	23.4%
6I	Unsecured Claims – Alabama River Newsprint Company	$309.63 million	Impaired	0.4%
6J	Unsecured Claims – Augusta Woodlands, LLC	$304.57 million	Impaired	100%
6K	Unsecured Claims – Bowater Alabama LLC	$17.43 million	Impaired	37.4%

[7]

The estimated recovery is presented for illustrative purposes only. Under the Plan, holders of Claims in Classes 6A through 6HH will receive their Pro Rata share of New ABH Common Stock attributable to the Debtor against which their Claims lie, in addition to a right to participate in a Rights Offering, if eligible. The Plan does not provide for a fixed percentage recovery. The number and value of shares of New ABH Common Stock distributed to holders of Claims may vary significantly depending on a number of factors, including the number of disputed Claims and other factors related to the Debtors’ business operations and general economic conditions.

Class	Description	Estimated Allowed Claims	Treatment	Estimated Recovery
6L	Unsecured Claims – Bowater America Inc.	$21.74 million	Impaired	34.2%
6M	Unsecured Claims – Bowater Canada Finance Corporation	$620.14 million	Impaired	0.9%
6N	Unsecured Claims – Bowater Canadian Forest Products Inc.	$468.22 million	Impaired	36.5%
6O	Unsecured Claims – Bowater Canadian Holdings Incorporated	$0.05 million	Impaired	33.9%
6P	Unsecured Claims – Bowater Canadian Limited	$0.21 million	Impaired	100%
6Q	Unsecured Claims – Bowater Finance Company Inc.	$0.00 million	Impaired	0%
6R	Unsecured Claims – Bowater Finance II LLC	$0.00 million	Impaired	0%
6S	Unsecured Claims – Bowater Incorporated	$2,605.43 million	Impaired	48.4%
6T	Unsecured Claims – Bowater LaHave Corporation	$0.00 million	Impaired	0%
6U	Unsecured Claims – Bowater Maritimes Inc.	$5.40 million	Impaired	20.8%
6V	Unsecured Claims – Bowater Newsprint South LLC	$0.33 million	Impaired	1.1%
6W	Unsecured Claims – Bowater Newsprint South Operations LLC	$8.28 million	Impaired	16.7%
6X	Unsecured Claims – Bowater Nuway Inc.	$0.05 million	Impaired	100%
6Y	Unsecured Claims – Bowater Nuway Mid-States Inc.	$0.54 million	Impaired	18.5%
6Z	Unsecured Claims – Bowater South American Holdings Incorporated	$0.00 million	Impaired	0.0%
6AA	Unsecured Claims – Bowater Ventures Inc.	$0.00 million	Impaired	0.0%
6BB	Unsecured Claims – Catawba Property Holdings, LLC	$0.00 million	Impaired	0.0%
6CC	Unsecured Claims – Coosa Pines Golf Club Holdings LLC	$0.04 million	Impaired	100%
6DD	Unsecured Claims – Donohue Corp.	$305.41 million	Impaired	28.4%
6EE	Unsecured Claims – Lake Superior Forest Products Inc.	$0.003 million	Impaired	53.1%
6FF	Unsecured Claims – Tenex Data Inc.	$0.00 million	Impaired	0.0%
6GG	Unsecured Claims – ABH LLC 1	$0.00 million	Impaired	0.0%
6HH	Unsecured Claims – ABH Holding Company LLC	$0.00 million	Impaired	0.0%

Class	Description	Estimated Allowed Claims	Treatment	Estimated Recovery
7A –7HH	Convenience Claims	$TBD	Impaired	the lesser of 50% of (i) $5,000 or (ii) the Allowed amount of such Claim
8A – 8HH	Intercompany Claims and Intercompany Interests	N/A	Impaired	N/A
9A – 9HH	Common Stock Claims and Interests	N/A	Impaired	0.0%

III.

COMPANY BACKGROUND

A.	General

ABH is incorporated in Delaware and headquartered in Montreal, Quebec. The Company is the world’s largest producer of newsprint by capacity and one of the largest publicly traded forest products company in the world. Employing approximately 11,900 people, the Company realized sales of approximately $4.4 billion in 2009. Its total assets and liabilities were approximately $7.0 billion and $9.5 billion, respectively, as of March 31, 2010. Through its subsidiaries, ABH manufactures newsprint, coated and specialty papers, market pulp and wood products. The Company operates pulp and paper manufacturing facilities in Canada, the United States and South Korea and wood products facilities in Canada.

The Company manufactures approximately six million metric tons annually of a broad range of mechanical-based printing papers – newsprint, coated mechanical and mechanical specialty papers. These products are sold to leading publishers, commercial printers and advertisers. The Company also sells pulp that is not used in the production of its newsprint, coated and specialty printing papers to paper, tissue and toweling manufacturers who do not have a sufficient supply of pulp for their own needs. It is involved in the recovery of old paper, which fulfills part of the Company’s recycled fiber needs. The Company also operates sawmills that can produce approximately three billion board feet of lumber annually and provide a source of residual wood chips that it uses to manufacture pulp and paper. The Company also operates remanufacturing and engineered wood facilities. Its wood products are sold to a diversified group of customers, including large retailers, buying groups, distributors, wholesalers and industrial accounts.

To produce the Company’s pulp and paper products, the Company owned or operated, as of March 31, 2009 and excluding facilities it had permanently closed as of such date, 22 pulp and paper mills, 20 of which are located in eastern North America. Mills outside of eastern North America included a newsprint mill in the state of Washington for which the Company is the managing partner and a newsprint mill in South Korea that provides access to the growing Asian markets.

The Company’s North American manufacturing facilities are located near key domestic markets and many have access to export markets. They are supported by approximately 44 million acres of timberland. The Company owns or leases 54,000 acres of timberlands in the southeastern United States and approximately 425,000 acres in Canada and the balance of approximately 43.1 million acres is under long-term cutting rights on government owned land in Canada.

B.	Corporate Structure

1.	History

ABH was created by the combination of two North American leaders in the forest and wood products industry, Bowater Incorporated and Abitibi-Consolidated Inc. Specifically, on October 29, 2007, pursuant to that certain Combination Agreement and Plan of Merger dated as of January 29, 2007, ACI and Bowater combined (the “Merger”) in an all-stock merger of equals to create ABH. The Merger was effected under both Delaware law and pursuant to section 192 of the Canada Business Corporations Act.

Since the Merger, as a general matter, Bowater Inc. and its former subsidiaries (the “Bowater Companies”) and Abitibi-Consolidated Inc. and its former subsidiaries (the “Abitibi/D-Corp Companies” ) have retained distinct identities within the corporate enterprise for cash flow and finance purposes. Both groups maintain separate accounting systems capable of tracking cash flows within the Abitibi/D-Corp Companies and Bowater Companies, respectively.

Operationally, however, the Abitibi/D-Corp Companies’ and Bowater Companies’ interests are united in an integrated and co-dependent business relationship. The Company has realized meaningful efficiencies from the Merger and continues to rationalize its operations. Thus, for example, a centralized sales team sells products manufactured at any of the Company’s North American facilities on behalf of the entire Company. Similarly, a centralized procurement and logistics team supports the Company’s manufacturing and shipping and warehousing needs.

ABH itself functions as a holding company with no independent operations. It principally conducts its business through four direct subsidiaries: Bowater, Bowater Newsprint South LLC (“Newsprint South”), ACI, and AbitibiBowater U.S. Holding LLC (“U.S. Holding”). Bowater and its former subsidiary, Newsprint South, and their direct and indirect subsidiaries, including BCFPI, make up the Bowater Companies, the historic Bowater operations. U.S. Holding functions as the holding company for Donohue Corporation (“Donohue”) and Donohue’s direct and indirect subsidiaries (collectively, the “Donohue Group”), together with ACI and its direct and indirect subsidiaries, make up the Abitibi/D-Corp Companies.

2.	Abitibi/D-Corp Companies

Prior to the Merger, ACI was the 8th largest publicly traded pulp and paper manufacturer in the world with roots tracing back to 1914. It resulted from the 1997 amalgamation of Abitibi-Price Inc. (incorporated in 1914) and Stone-Consolidated Corporation (itself the result of a merger with Rainy River Forest Products Inc., incorporated in 1941) under the Canada Business Corporations Act. ACI principally produced and marketed newsprint and commercial printing papers. It also manufactured and marketed wood products and in 2007, prior to the Merger, had ownership interests in 20 sawmills, four remanufacturing facilities, and two engineered wood facilities in Canada having a total annual production capacity of over 2.1 billion board feet.

In 2000, ACI acquired Donohue, a major Canadian integrated forest products company engaged in forest management and in the manufacturing and sale of newsprint, specialty papers, market pulp and wood products with mills located in Quebec, Ontario, British Columbia and Texas. Donohue became a direct subsidiary of AbitibiBowater U.S. Holding LLC (itself a direct subsidiary of ABH) in 2008 as part of the Company’s restructuring efforts. The Donohue Group owns paper production and manufacturing facilities in the United States, operates the Company’s recycling operations, and is involved with the Company’s securitization facility. The Donohue Group principally operates in the U.S. and does not have any Canadian subsidiaries or significant Canadian assets. It owns Abitibi-Consolidated Corporation through which the Company conducts its North American recycling operations.

3.	Bowater Companies

Prior to the Merger, Bowater was one of the largest publicly traded pulp and paper manufacturers in the world. Incorporated in Delaware in 1964 and in operation since 1938, Bowater was a leading producer of newsprint and coated mechanical papers as well as uncoated mechanical papers, bleached kraft pulp, and lumber products. In 1998, Bowater acquired Avenor Inc., an important Canadian integrated forest products company headquartered in Montreal, Quebec. The acquisition added the Dalhousie, New Brunswick; Gatineau, Quebec; Maniwaki, Quebec; Thunder Bay, Ontario; and Usk, Washington mills to Bowater’s operations. In 2001, Bowater acquired Alliance Forest Products Inc., also headquartered in Montreal, Quebec, adding 10 Canadian sawmills, the Coosa Pines, Alabama, and the Donnacona and Dolbeau, Quebec paper mills to Bowater’s operations.

4.	Joint Ventures

Several of the Company’s subsidiaries, including some of the Debtors, operate production facilities that are jointly owned with third parties (the “Joint Ventures”). The Debtors participate in the following Joint Ventures in the United States and Canada (the “Joint Ventures”): (a) Augusta Newsprint Company; (b) Calhoun Newsprint Company; (c) Ponderay Newsprint Company; and (d) Bowater Mersey Paper Company Limited. None of the Joint Ventures filed for relief under the Bankruptcy Code or the CCAA.

(a)	Augusta Newsprint Company

Augusta Newsprint Company (“Augusta Newsprint”) operates a newsprint mill in Augusta, Georgia. ABH’s indirect subsidiary, Abitibi Consolidated Sales Corporation (“ACSC”), and an unrelated third party, Augusta Newsprint Inc., an indirect subsidiary of The Woodbridge Company Limited (together with its affiliates and related entities “Woodbridge”), own 52.5% and 47.5% of its partnership interests, respectively. ACSC manages the facility. Pursuant to the governing agreements, Augusta Newsprint sells 100% of its product to ACSC at arm’s length market-determined rates, but otherwise operates as an independent company with its own employees and accounting systems.

(b)	Calhoun Newsprint Company

Calhoun Newsprint Company (“Calhoun Newsprint”) functions as an ownership vehicle for The Herald Company’s 49% interest in certain assets located at the Company’s Calhoun, Tennessee operations. Bowater, through its direct subsidiary Bowater Nuway Inc., owns Calhoun Newsprint’s remaining equity. Bowater manages the facility and owns all of the other assets at the Calhoun site. Pulp, other raw materials, labor and other manufacturing services are transferred between the Company and Calhoun Newsprint pursuant to agreed-upon pricing arrangements.

(c)	Ponderay Newsprint Company

Ponderay Newsprint Company (“Ponderay”) owns and operates a paper mill in Usk, Washington. An unconsolidated partnership, Bowater’s indirect subsidiary, Lake Superior Forest Products Inc., holds a 40% partnership interest in Ponderay and also acts as its managing partner. Several unaffiliated third parties own portions of Ponderay’s remaining 60% partnership interest (collectively, the “Ponderay Non-Bowater Partners”). Pursuant to a management agreement between Bowater and Ponderay, Bowater manages the day-to-day operations of the Ponderay mill, and uses its sales force to sell the mill’s product that is not otherwise committed under existing agreements. Ponderay otherwise operates as an independent self-sufficient venture and sells an important portion of its product to the Ponderay Non-Bowater Partners.

(d)	Bowater Mersey Paper Company Limited

Bowater Mersey Paper Company Limited (“Mersey”) is located in Liverpool, Nova Scotia and is owned 51% by Bowater Canadian Limited and 49% by the Daily Herald Company, a wholly-owned subsidiary of the Washington Post Company. Mersey owns a newsprint mill that the Debtors manage.

5.	Foreign Operations

The Company has operations in the United States, Canada and Asia. It previously conducted its European business through Bridgewater Paper Company Limited (UK) (“BPCL”), a company constituted under the laws of England and Wales. On February 2, 2010, BPCL filed for administration in the United Kingdom pursuant to the United Kingdom Insolvency Act 1986, as amended (the “BPCL Administration”). BPCL’s board of directors appointed Ernst & Young Inc. as joint administrators for the BPCL Administration, whose responsibilities are to manage the affairs, business and assets of BPCL. As a result of the filing for administration, the Company no longer has control over or the ability to influence BPCL’s operations. The joint administrators recently announced the sale of the paper plant and all related machinery and equipment and operations ceased shortly after filing for administration. The Company now conducts its European sales operations through ACI.

The Company also owns and operates, through its indirect subsidiary Bowater Korea Ltd., the Mokpo newsprint mill in Mokpo, Korea. The Mokpo mill sells product primarily to customers in Asia.

6.	QSPEs

In connection with certain timberland sales transactions in 2002 and prior years, Bowater received a portion of the sale proceeds in notes receivable from institutional investors. To increase their liquidity, Bowater monetized those notes receivable using qualified special-purpose entities (“QSPEs”). The QSPEs are not consolidated in the Company’s financial statements and their business purpose relates strictly to the monetization of the timberland notes. None of the QSPEs has filed for bankruptcy protection in the United States or Canada, and indeed, are restricted by their formation documents from doing so.8

C.	Operations

1.	Facilities and Products

The Company manages its business along product lines. Its reportable segments are newsprint, commercial printing papers (i.e., coated and specialty papers), market pulp and wood products. In general, the Company’s products are globally-traded commodities and are marketed in more than 90 countries. Pricing and the level of shipments of these products is and will continue to be influenced by the balance between supply and demand as affected by global economic conditions, changes in consumption, the level of customer and producer inventories and fluctuations in currency exchange rate.

[8]	The commencement of the Chapter 11 Cases, however, constituted an event of default under the note purchase agreements for certain of the QSPEs.

(a)	Newsprint

As of March 31, 2009, the Company owned or operated 14 newsprint facilities in North America and South Korea. The Company is the largest producer of newsprint in the world by capacity, with worldwide capacity of approximately 4.9 million metric tons, or approximately 12% of worldwide capacity. The Company’s North American capacity of approximately 4.4 million metric tons represents approximately 42% of North American capacity. It produces newsprint for leading papers, including The New York Times, The Washington Post, The Daily Telegraph and The Globe & Mail. The Company supplies leading publishers in more than 90 countries.

The Company supplies leading publishers with top-quality newsprint, including products made of up to 100% recycled fiber and distributes its newsprint by rail, truck and ship. The Company’s North American newsprint is sold directly by its regional sales offices. Export markets are serviced primarily through its international offices located in or near the markets the Company supplies or through international agents. As of December 31, 2009, approximately 43% of the Company’s total newsprint shipments were to markets outside of North America.

(b)	Coated Papers

The Company produces coated paper at one facility in North America and is one of the largest producers of coated mechanical paper in North America, with capacity as of December 31, 2009 of approximately 658,000 metric tons, or 15% of North American capacity. The Company’s coated papers are used in magazines, catalogs, books, retail advertising, direct mail and coupons. The Company sells coated papers to major commercial printers, publishers, catalogers and retailers. The Company distributes coated papers by truck and rail, and services export markets primarily through international agents.

(c)	Specialty Papers

The Company produces specialty papers at 11 facilities in North America. It is one of the largest producers of specialty papers, including supercalendered, superbright, high bright, bulky book and directory papers in North America, with a capacity of approximately 2.4 million metric tons in 2009, or approximately 36% of North American capacity. The Company’s specialty papers are used in books, retail advertising, direct mail, coupons and other commercial printing applications. The Company distributes specialty papers by truck and rail, and services export markets primarily through international agents.

(d)	Market Pulp

Wood pulp is the most common material used to make paper. Pulp shipped and sold as pulp—as opposed to being processed into paper in the same facility—is commonly referred to as market pulp. As of December 31, 2009, the Company produced approximately 1.1 million metric tons of market pulp at five facilities in North America, which represented about 7% of North American capacity. Market pulp is used to make a range of consumer products including tissue, packaging, specialty paper products, diapers and other absorbent products. North American market pulp sales are made through regional sales offices, while export sales are made through international sales agents local to their markets. Market pulp is distributed by truck, rail and ship.

(e)	Wood Products

The Company operates 20 sawmills in Canada that produce construction-grade lumber sold in North America. The Company also operates six facilities in Canada that remanufacture or engineer wood for greater strength for specialized applications such as bedding components, roofing and flooring material, and other products. The Company also sells pulpwood, sawtimber and woodchips to customers located in Canada and the United States.

2.	Energy Assets

Steam and electrical power are the primary forms of energy used in pulp and paper production. Process steam is produced in boilers using a variety of fuel sources. All of the Company’s mills produce 100% of their own steam requirements, except the Company’s Alabama River, Iroquois Falls and Dolbeau mills, which purchase their steam from third party suppliers. In 2009, the Company’s Alma, Calhoun, Catawba, Coosa Pines, Fort Frances, Gatineau, Iroquois Falls, Kenogami, Mersey and Thunder Bay operations collectively consumed approximately 26% of their electrical requirements from internal sources, notably on-site cogeneration and hydroelectric stations. The balance was purchased from third parties. As of December 31, 2009, the Company operated seven cogeneration power plants in North America, and six of these sites generate “green energy” from carbon-neutral biomass. In addition, the Company uses alternative fuels such as methane from landfills, used oil, tire-derived fuel and black liquor to reduce consumption of virgin fossil fuel.

The Company’s hydroelectric facilities include: Hydro Saguenay (7), Fort Frances (3), Kenora (2) and Iroquois Falls (3), and represent an aggregate capacity of approximately 300 Megawatts. The Hydro Saguenay facilities, located in the province of Quebec, are 100% owned by the Company and the others, located in the province of Ontario, are partly owned through the Company’s 75% interest in ACH LP. The water rights agreements in respect of these facilities typically vary from 10 to 50 years and are generally renewable, under certain conditions, for additional terms. In certain circumstances, water rights are granted without expiration dates. In some cases, the agreements are contingent on the continued operation of the related paper mill and a minimum level of capital spending in the region.

3.	Recycling

The Company is among the largest recyclers of newspapers and magazines in the world. It has a number of recycling plants that utilize advanced mechanical and chemical processes to manufacture high quality pulp from a mixture of old newspapers and old magazines (“Recovered Paper”). The resulting products, which include recycled fiber newsprint and uncoated specialty paper, are comparable in quality to paper produced with 100% virgin fiber pulp. In 2009, the Company used 1.7 million metric tons of recovered paper worldwide, the average de-inking yield in its recycling facilities was approximately 78% and its recycled fiber content in newsprint averaged 39%. In 2009, the Company’s North American recycling division collected or purchased 1.3 million metric tons of recovered paper. The Company’s trademarked Paper Retriever® program collects recovered fiber through a combination of community drop-off containers and recycling programs with businesses and commercial offices.

The Company conducts its North American recycling operations primarily through Abitibi-Consolidated Corp. (“ACC”). ACC operates its recycling programs in Arlington, Houston and San Antonio, Texas, as well as in twenty other major metropolitan areas across North America.

4.	Recent Operational Restructuring Initiatives

Since the fourth quarter of 2007, the Company has experienced significant recurring losses and negative operating cash flows, and has taken numerous actions to mitigate these losses and negative cash flows, including, among other things: (i) the permanent closures and indefinite idling of certain non-profitable facilities, as well as market-related downtime at other facilities, to reduce production, (ii) the idling of more than 50% of the Company’s lumber production and the consolidation of certain of the Company’s wood products operations in Eastern Canada, which materially improved the Company’s cost competitiveness and reduced its loss on the business as the business segment continues to be challenged by severe economic conditions and (iii) the successful implementation in 2008 of price increases in newsprint, coated papers, specialty papers and market pulp.

However, there was a precipitous decline in demand for all of the Company’s products and a corresponding decline in selling prices starting in the fourth quarter of 2008, which continued in 2009 as a result of the global economy and weakness in the North American market. In response to these conditions, the Company announced several actions in the fourth quarter of 2008, including: the permanent closure of the Company’s Grand Falls newsprint mill, representing 205,000 metric tons annually; the indefinite idling of the Company’s Alabama River newsprint mill, representing 265,000 metric tons annually; the immediate idling of two paper machines at the Company’s Calhoun facility, representing 230,000 metric tons of capacity, including 120,000 metric tons of newsprint and 110,000 metric tons of specialty grades; and rotating monthly downtime at the Company’s other facilities across the organization until market conditions improved.

Market and pricing conditions continued to worsen subsequent to the Petition Date for most of the Company’s paper grades. Therefore, in response to these continued declining conditions and in developing the Company’s cross-border comprehensive restructuring plan, it has taken the following actions: the Company’s Dolbeau facility has been effectively idled since July 7, 2009, representing 244,000 short tons of specialty papers annually; the Company announced the indefinite idling of two newsprint machines at its Thunder Bay facility effective August 21, 2009, representing 392,000 metric tons annually, one of which was restarted in February 2010; and in August 2009, the Company announced that it would continue to work on selling, general and administrative (“SG&A”) austerity measures with a target reduction of approximately $100 million on an annualized basis, as compared to 2008. The SG&A reduction efforts included, among other items, a 25% corporate headcount reduction and the suspension of 2009 incentive compensation plans, including special equity awards.

In September 2009, the Company announced its intent to implement further production curtailments by indefinitely idling (either immediately or by October 31, 2009) certain additional non-profitable facilities and machines, including: the Company’s Beaupre paper mill, representing 241,000 metric tons of specialty papers annually; a specialty paper machine at the Company’s Fort Frances facility, representing 70,000 metric tons annually; a newsprint machine at the Company’s Clermont facility, representing 130,000 metric tons annually; and a newsprint machine at the Company’s Coosa Pines paper mill, representing 170,000 metric tons annually. In March 2010, the Company announced the indefinite idling of one of its newsprint machines at the Company’s Thorold facility, effective April 12, 2010, representing approximately 207,000 metric tons of newsprint annually. On May 17, 2010, the Company announced the indefinite idling of its Gatineau, Quebec facility effective immediately, representing 358,000 metric tons annually.

D.	The Debtors’ Prepetition Capital Structure

1.	ABH Indebtedness

ABH issued the 8.0% Convertible Notes in the principal amount of $350 million, which are guaranteed by Bowater. As of the Petition Date, the total outstanding amount, including capitalized and accrued and unpaid interest, under the 8.0% Convertible Notes was approximately $387.3 million.

2.	Bowater Companies’ Indebtedness

(a)	Secured Bank Facilities

(i)	Bowater Secured Credit Agreement

Bowater is party to that certain Credit Agreement dated as of May 31, 2006 among Bowater, Newsprint South, Bowater Alabama LLC, and Bowater Newsprint South Operations LLC, as borrowers (the “Bowater U.S. Borrowers”), the lenders from time to time party thereto (the “Bowater Prepetition Secured Lenders”), and the Bowater Secured Bank Agent (as amended from time to time and together with all collateral, security and other ancillary documents, the “Bowater Secured Credit Agreement”). The Bowater Secured Credit Agreement is guaranteed by ABH and certain wholly owned U.S. subsidiaries of Bowater. The total outstanding amount under the Bowater Secured Credit Agreement, including accrued and unpaid interest and the Bowater Secured Bank Letters of Credit, is approximately $280.1 million.

The Bowater Secured Credit Agreement is secured by: (a) the inventory, accounts receivable, deposit accounts, and certain other current assets of certain of the Bowater U.S. Borrowers and certain other subsidiaries of Bowater that are guarantors, (b) pledges of 65% of the stock of certain of Bowater’s foreign subsidiaries, (c) pledges of the stock of Bowater’s U.S. subsidiaries that do not own mills or converting facilities, (d) pledges of the equity interests in Newsprint South’s subsidiaries, and (e) the real property, fixtures and equipment relating to the Coosa Pines, Alabama and Grenada, Mississippi mills.

(ii)	BCFPI Secured Credit Agreement

Bowater Canadian Forest Products Inc. (“BCFPI”) is party to that certain Credit Agreement dated May 31, 2006 among BCFPI, as borrower, the Bowater U.S. Borrowers and certain subsidiaries of Bowater, as guarantors, the lenders from time to time party thereto (the “BCFPI Prepetition Secured Lenders” and together with the Bowater Prepetition Secured Lenders, the “Bowater Companies’ Prepetition Secured Lenders”), and the BCFPI Secured Bank Agent (as amended from time to time and together with all collateral, security and other ancillary documents, the “BCFPI Secured Credit Agreement”). The total outstanding amount under the BCFPI Secured Credit Agreement, including accrued and unpaid interest, is approximately $143.8 million.

Collateral securing the BCFPI Credit Agreement includes, but is not limited to: (a) the inventory, accounts receivable, deposit accounts, and certain other current assets of BCFPI and certain guarantors, (b) the real property, equipment and fixtures relating to the Coosa Pines, Alabama and Grenada, Mississippi paper mills, (c) the real property, equipment and fixtures of BCFPI located in Gatineau, Quebec, Dolbeau, Quebec and Thunder Bay, Ontario, and (d) the equity interest of Bowater’s South Korean subsidiary (which owns Bowater’s Mokpo mill).

(b)	Unsecured Debt

Bowater is the borrower under the following five separate series of unsecured notes:

•	(i) 9.0% Debentures with a total outstanding amount as of the Petition Date of approximately $252.7 million;

•	(ii) Floating Rate Notes (2010) with a total outstanding amount as of the Petition Date of approximately $235.3 million;

•	(iii) 9.50% Debentures with a total outstanding amount as of the Petition Date of approximately $130.9 million;

•	(iv) 6.5% Notes with a total outstanding amount as of the Petition Date of approximately $408.1 million; and

•	(v) 9.375% Debentures with a total outstanding amount as of the Petition Date of approximately $205.7 million.

Furthermore, Bowater is an obligor under the following loan agreements relating to various industrial revenue bonds:

•	(i) 7.40% Revenue Bonds (2010) Loan Agreement with a total outstanding amount as of the Petition Date of approximately $3.3 million;

•	(ii) 7.40% Revenue Bonds (2022) Loan Agreement with a total outstanding amount as of the Petition Date of approximately $40.6 million;

•	(iii) 7.625% Revenue Bonds Loan Agreement with a total outstanding amount as of the Petition Date of approximately $30.2 million;

•	(iv) 7.75% Revenue Bonds Loan Agreement with a total outstanding amount as of the Petition Date of approximately $62.2 million; and

•	(v) Floating Rate Revenue Bonds (2029) Loan Agreement with a total outstanding amount as of the Petition Date of approximately $33.5 million.[9]

[9]	The Floating Rate Revenue Bonds (2029) are secured to the extent of a letter of credit issued under the Bowater Secured Credit Agreement.

In addition, Newsprint South is a borrower under the UDAG Loan with the City of Grenada, Mississippi, in the original principal amount of $8.5 million, of which approximately $4.7 million was outstanding as of the Petition Date.

BCFPI is the borrower under the following five separate series of unsecured notes:

•	(i) 10.26% Senior Notes (Series D) with a total outstanding amount as of the Petition Date of approximately $4.5 million;

•	(ii) 10.50% Senior Notes (Series B) with a total outstanding amount as of the Petition Date of approximately $21.1 million;

•	(iii) 10.60% Senior Notes (Series C) with a total outstanding amount as of the Petition Date of approximately $71.9 million;

•	(iv)10.625% Senior Notes (Series A) with a total outstanding amount as of the Petition Date of approximately $2.8 million; and

•	(v) 10.85% Debentures with a total outstanding amount as of the Petition Date of approximately $107.8 million.

Bowater Canada Finance Corporation (“BCFC”) is issuer of the 7.95% Notes and Bowater is a guarantor thereof. The total outstanding amount of the 7.95% Notes as of the Petition Date was approximately $620 million. BCFC is an unlimited liability company organized under the laws of Nova Scotia. An argument exists that, in the event that BCFC is wound up, Bowater, as BCFC’s sole shareholder, may also be liable pursuant to Nova Scotia law for BCFC’s liabilities, including any amounts owing on account of the 7.95% Notes.

(c)	Certain Guarantees

As noted above, Bowater guaranteed all the obligations related to the 8.0% Convertible Notes issued by ABH and the 7.95% Notes issued by BCFC.

3.	Abitibi/D-Corp Company Indebtedness

(a)	ACCC Term Loan

ACCC is a borrower under that certain Credit Agreement dated April 1, 2008 among ACCC, as borrower, ACI and certain other members of the Abitibi/D-Corp Companies, as guarantors, the lenders from time to time party thereto (the “ACCC Term Loan Lenders”) and the ACCC Term Loan Agent (as amended from time to time and together with all collateral, security and other ancillary documents, the “ACCC Term Loan”). The total outstanding amount under the ACCC Term Loan, including accrued and unpaid interest, is approximately $357.2 million.

Collateral securing the ACCC Term Loan includes, among other things: (a) certain inventory, accounts, and other current assets of ACCC, ACI and the other guarantors; (b) substantially all of the personal property of Donohue and certain other Donohue Group subsidiaries; (c) the pledge of stock or other equity interests of certain of Donohue’s subsidiaries; and (d) real estate and fixtures relating to the Alabama River, Alabama newsprint mill.

(b)	Canadian Secured and Unsecured Notes

ACCC issued the 13.75% Senior Secured Notes pursuant to the 13.75% Senior Secured Notes Indenture and such indebtedness is guaranteed by certain members of the Abitibi/D-Corp Companies.10 The total amount outstanding under the 13.75% Senior Secured Notes is approximately $338.9 million. The Debtors did not pledge any collateral to secure the 13.75% Secured Note Guaranty Claims though the 13.75% Senior Secured Notes are secured by collateral pledged by certain of the CCAA Debtors, among others. ACI and ACCC are borrowers or obligors on eleven issuances of unsecured notes (the “ACI and ACCC Notes”). The Debtors are not obligors on any of the ACI and ACCC Notes except the 15.50% Senior Notes, which were guaranteed by, among others, certain entities in the Donohue Group. The total amount outstanding as of the Petition Date under the 15.50% Senior Notes was approximately $304.6 million.

(c)	U.S. Unsecured Notes

In 1999, Abitibi-Consolidated Finance LP issued the 7.875% Notes. The total amount outstanding as of the Petition Date under the 7.875% Notes was approximately $7.9 million. The 7.875% Notes are guaranteed by ACI and ACCC is a co-obligor.

(d)	Securitization Facility

The Company has historically monetized substantially all of its accounts receivable generated by the Abitibi/D-Corp Companies pursuant to the Securitization Facility. The Securitization Facility enabled the Company to immediately convert the receivables generated by ACI and its United States affiliate, Abitibi Consolidated Sales Corporation (“ACSC”), to cash. Doing so provided up-front liquidity to the Company and funded the Abitibi/D-Corp Companies’ day-to-day operations.

[10]

The collateral securing the 13.75% Senior Secured Notes includes, but is not limited to: (a) real property and fixtures associated with eleven pulp and paper mills located in Canada and the United Kingdom (including the Grand Falls, Newfoundland mill, which has been expropriated by the government of Newfoundland and Labrador); (b) ACCC’s 75% equity interests in each of ACH Limited Partnership and its general partner, Abitibi-Consolidated Hydro Inc.; and (C) equipment and intellectual property of ACCC and the non-U.S. guarantors.

The Securitization Facility (which, as discussed below, was amended and restated after the Petition Date) operated prepetition substantially as follows: ACI and ACSC originated accounts receivable. As “originators”, ACI and ACSC sold and/or contributed those receivables to a special purpose vehicle, a non-debtor, Abitibi-Consolidated U.S. Funding Corp. (“ACI Funding”) at a discount based upon the outstanding balance on the accounts receivable. ACI Funding paid ACI and ACSC for the receivables using money from (a) collections on the accounts receivable it already owned, and (b) pooling acquired receivables and selling an undivided percentage ownership interest in the pool to Citibank, N.A., the agent under the Securitization Facility (the “Securitization Agent”). Financing available under the Securitization Facility at any time was limited by the outstanding balance of the eligible receivables, the size of the total reserves under the programs, and other factors.

As explained in greater detail below, the Securitization Facility matured within 45 days after the Petition Date (with subsequent short term extensions agreed by the Securitization Agent). On July 1, 2009, the Bankruptcy Court entered a final order approving the amended and restated Securitization Facility, and the grant of adequate protection related thereto.

E.	Intercompany Debt

In the normal operations of the Company’s businesses, the Debtors and certain of their non-debtor affiliates engage in various intercompany transactions. Certain receivables and payables among the Debtors and/or the Debtors and non-debtor subsidiaries of ABH are evidenced by intercompany notes. In addition, the Debtors and/or the Debtors and non-debtor subsidiaries of ABH engaged in the ordinary course of business in intercompany trading transactions which give rise to Claims between Debtors and/or Debtors and non-Debtor subsidiaries (together with any obligations arising under any intercompany notes, the “Intercompany Claims”). As a result, on any given date, there are numerous Intercompany Claims that reflect intercompany receivables and payables made and/or accrued in the ordinary course between and among the Debtors and between and among the Debtors and certain of their non-debtor affiliates.

F.	Management of the Debtors

1.	Board of Directors

The Board of Directors of ABH currently consists of twelve members. Ten of the twelve members are independent directors, as defined in the corporate governance standards of the New York Stock Exchange. Set forth below are the directors of ABH as of the date of this Disclosure Statement.

Name

Richard B. Evans	Mr. Evans served on Bowater’s board from 2003 through the Merger. He has been the Company’s chairman since February 2009. He was president and chief executive officer of Alcan Inc. from 2006 until its merger with Rio Tinto Aluminum in October 2007. He then served as executive director of Rio Tinto PLC and Rio Tinto Ltd. from 2007 through 2009. From October 2005 to March 2006, he was chief operating officer of Alcan Inc. and from 1997 to October 2005, he held several executive positions with that company, including executive vice president for aluminum fabrication, Europe; executive vice president for fabricated products, North America; and president of Alcan Aluminum Corporation. Mr. Evans is chairman of the International Aluminum Institute. He also serves on the board of CGI Inc.

John Q. Anderson	Mr. Anderson served on ACI’s board from 2006 through the Merger. He has been a managing director with Fenway Partners Resources, Inc. and its predecessors since 1999 and is chairman and chief executive officer of BigWheel Partners, Inc. Mr. Anderson is chairman of the North American Electric Reliability Corporation.

Jacques Bougie	Mr. Bougie served on ACI’s board from 2004 through the Merger. He was president and chief executive officer of Alcan Inc. from 1993 to 2001. Mr. Bougie serves on the board of Rona Inc.

William E. Davis	Mr. Davis served on ACI’s board of directors from 2003 through the Merger. He was chairman and chief executive officer of Niagara Mohawk Power Corporation from 1993 to 2002 and chairman of National Grid USA and executive director of National Grid (UK) from 2002 to 2003. He serves on the board of CONSOL Energy Inc.

Anthony F. Griffiths	Mr. Griffiths was appointed to the board as of April 15, 2008. He is an independent business consultant and corporate director, and the lead director on the board of Fairfax Financial Holdings Limited. Mr. Griffiths was chairman of Mitel Corporation from 1987 to 1993 and president and chief executive officer from 1991 to 1993. Mr. Griffiths also serves on the boards of Bronco Energy Ltd., Northbridge Financial Corporation (no longer a public corporation), Crum & Forster Holding Corp., Jaguar Mining Inc., OdysseyRe Holding Corp. (no longer a public corporation), Vitran Corporation Inc. and The Brick Group Income Fund. He is the chairman of Russel Metals Inc. and Novadaq Technologies Inc.

Ruth R. Harkin	Ms. Harkin served on Bowater’s board from 2005 through the Merger. She was senior vice president for international affairs and government relations of United Technologies Corporation from 1997 to 2005. From 1993 to 1997, she was president and chief executive officer of the Overseas Private Investment Corporation. She serves on the board of ConocoPhillips and is a member of the Iowa Board of Regents.

Lise Lachapelle	Mrs. Lachapelle served on ACI’s board from 2002 through the Merger. After a 20-year career in the Canadian public service, she served as president of Strategico Inc. from 1993 to 1994 and as president and chief executive officer of the Canadian Pulp and Paper Association from 1994 to 2002. She serves on the boards of Industrial Alliance, Insurance and Financial Services Inc., Russel Metals Inc. and Innergex Power Trust.

Gary J. Lukassen	Mr. Lukassen served on ACI’s board from 2003 through the Merger. He was executive vice president, chief financial officer and a director of Hudson’s Bay Company from 1989 to 2001.

David J. Paterson	Mr. Paterson served on Bowater’s board from 2006, and as chairman from January 2007, through the Merger. He has been the Company’s president and chief executive officer since the Merger and had been president and chief executive officer of Bowater since 2006. He was executive vice president of Georgia-Pacific Corporation in charge of its building products division from 2003 to 2006. At various times from 2000 to 2006, he had been responsible for Georgia-Pacific’s pulp and paperboard division, paper and bleached board division and communication papers division.

Paul C. Rivett	Mr. Rivett was appointed to the board as of April 15, 2008. He has been vice president and chief legal officer of Fairfax Financial Holdings Limited since 2004 and also serves as vice president and chief operating officer of Hamblin Watsa Investment Counsel Ltd. Mr. Rivett was an attorney at Shearman & Sterling LLP in Toronto, Canada, before joining Fairfax in 2004. Mr. Rivett serves on the boards of Mega Brands Inc. and The Brick Group Income Fund.

John A. Rolls	Mr. Rolls served on Bowater’s board from 1990 through the Merger. Mr. Rolls was president and chief executive officer of Thermion Systems International from 1996 to 2007. He was president and chief executive officer of Deutsche Bank North America from 1992 to 1996. Mr. Rolls serves on the board of FuelCell Energy, Inc.

Hon. Togo D. West, Jr.	Secretary West served on Bowater’s board from 2002 through the Merger. He was president and chief executive officer of the Joint Center for Political and Economic Studies from 2004 to 2006 and Of Counsel to Covington & Burling LLP, a law firm, from 2000 to 2004. Secretary West served as U.S. secretary of veterans affairs from 1998 to 2000 and as secretary of the army from 1993 to 1998, during which time he also served as chairman of the Panama Canal Commission. Secretary West is chairman of TLI Leadership Group and serves on the boards of Bristol-Myers Squibb Company, Krispy Kreme Doughnuts, Inc. and FuelCell Energy, Inc.

2.	Executive Officers

Set forth below are the senior executive officers of ABH as of the date of this Disclosure Statement and each officer’s position within ABH.

Name	Position

David J. Paterson	President and Chief Executive Officer

Alain Grandmont	Executive Vice President, Human Resources and Supply Chain

William G. Harvey	Executive Vice President and Chief Financial Officer

Yves Laflamme	Senior Vice President, Wood Products

Pierre Rougeau	Executive Vice President, Operations and Sales

Jacques P. Vachon	Senior Vice President, Corporate Affairs and Chief Legal Officer

3.	Executive Compensation

Compensation for ABH’s current named executive officers (the “NEOs”), as defined in Item 402(a) of Regulation S-K promulgated under the Securities Act, for the fiscal year 2009 is reflected in the summary compensation table set forth below.

Name and Principal Position	Salary	Bonus	Stock Awards[11]	Option Awards[12]	Non-Equity Incentive Plan Compensation[13]	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
David J. Paterson, President & CEO	$900,000	$—	$—	$—	$—	$—	$195,455	$1,095,455
William G. Harvey, Executive Vice President and CFO	425,000	—	—	—	—	67,172	101,393	593,565
Pierre Rougeau, Executive Vice President, Operations and Sales	450,000	—	—	—	—	356,548	118,858	925,406
Alain Grandmont, Executive Vice President, Human Resources and Supply Chain	425,000	—	—	—	—	727,343	18,610	1,170,953
Jacques P. Vachon, Senior Vice President Corporate Affairs & Chief Legal Officer	340,000	—	—	—	—	477,799	13,779	831,578

[11]	Amounts in this column reflect the aggregate grant date fair value of RSUs granted in 2007 and 2008. No RSUs were granted in 2009.
[12]	Amounts in this column reflect the aggregate grant date fair value of nonqualified stock option awards. No stock options were awarded in 2009.
[13]	No annual bonus was paid in 2009 for 2008 performance and an annual bonus program was not established for 2009 performance due to the Company’s restructuring.

G.	Compensation and Benefits Programs

1.	Historical Incentive Programs Prior to the Chapter 11 Cases

(a)	Annual Incentive Plans

The Debtors historically have provided market-based, annual incentive bonus opportunities to their management employees pursuant to annual management incentive bonus plans. The annual bonus programs were designed to provide an incentive to management to meet pre-established short-term financial and operational performance objectives. Under the 2008 annual incentive plan, bonus amounts were based on performance metrics, which included operational excellence, cash return on capital employed, operating profit, individual performance, synergy attainment and a financial reduction factor over a 14-month period (from November 1, 2007 to December 31, 2008). In early 2009, on management’s recommendation and in light of the Company’s financial situation and in order to preserve cash usage while the Company attempted to refinance its significant indebtedness, the Board of Directors’ Human Resources and Compensation Committee (the “HRCC”) exercised its discretion under the plan to apply an additional condition on payment of the bonus amounts to executives of the Company and also on payment of bonus amounts to all participants that related to synergy attainment — the achievement of two consecutive quarters of net positive operating cash flow in 2009 (defined as cash from operations minus capital expenditures). The Company did not make these payments because the additional payment condition was not achieved. In addition, no annual bonus program was adopted in 2009 for cash preservation reasons. Despite HRCC’s decisions in 2008 and 2009, the annual bonus component of management compensation remains an important element of the Debtors’ continued efforts to further align management interests with the Debtors’ stakeholders, provide its management-level employees with market-based, competitive incentive bonus compensation opportunities and, ultimately, to reward superior performance.

(b)	Long-Term Incentive Plans

The Company also in 2008 granted long-term incentive awards in the form of stock options and restricted stock units, which were designed to align the long-term interests of executive officers with those of the stockholders of the Company to increase long-term Company value. The long-term incentives typically included multi-year service and/or performance vesting requirements to encourage executive officers to remain employed with the Company.

2.	Management Incentive Compensation Leading Up To and During the Chapter 11 Cases

Since commencement of the Chapter 11 cases, the Debtors’ priority has been to evaluate, restructure and reposition their businesses for emergence. Cash preservation has been chief among the Debtors’ goals during the period leading up to and during the Chapter 11 Cases. As set forth in greater detail below, this has caused the Debtors to take several measures impacting compensation of employees, including salary freezes and reductions and suspension of the annual bonus and equity grant components of their compensation program. All of these factors have led to a significant decrease in total compensation for 2008, 2009 and 2010 and, as a result, will likely lead to significant costs savings to the Reorganized Debtors.

(a)	Salary Freezes and Reductions

The salaries of senior executives have been frozen since 2008. During the Chapter 11 Cases, the Company implemented a salary reduction of 15% for senior executives.

(b)	Annual Incentives

As described above, in order to preserve cash, 2008 bonuses were not paid to the Company’s executives and the portion of the 2008 bonus program that related to synergy goals was not paid to plan participants. In addition, no bonus program was adopted for 2009. Moreover, even though management incentive plans rewarding performance during the pendency of chapter 11 cases are often adopted by companies restructuring pursuant to chapter 11 of the Bankruptcy Code, the Debtors did not seek to implement any such plan.

(c)	Long-Term Incentives

As a consequence of the Debtors’ financial situation, and later the commencement of the Chapter 11 Cases, the Debtors have not made any equity-based awards that provide long-term incentives to its senior managers since 2008.

3.	Executive Employment Agreements

ABH’s Board of Directors has approved customary employment agreements or offer letters for certain senior executives of the Company, whose retention has been critical to the success of the Company. These employment agreements generally set forth the terms and conditions of the executive’s employment with the Company, which might include base salary, bonus targets, perquisites and/or severance. If the Company terminated the executive’s employment “without cause” or if the executive terminated his employment with “good reason”, the Company would generally provide severance benefits to the senior executives either pursuant to their employment agreement or under an executive severance plan. Under their respective employment agreements, if the Company terminated the executive’s employment “without cause” or if the executive terminated his employment with “good reason,” Messrs. Paterson and Harvey would be entitled to a lump sum payment upon termination equal to 24 months of his then current base salary, plus two times his most recently paid bonus, plus a prorated portion of his most recently paid bonus for the calendar year. Under the executive severance policy, if the Company terminated the executive’s employment “without cause,” Messrs. Rougeau, Grandmont and Vachon would receive (i) 6 weeks of eligible pay (base salary, plus the lesser of (x) the average of the last annual bonuses paid or (y) 125% of the current target bonus) per year of service, with a minimum of 52 weeks and a maximum of 104 weeks; (ii) if such executive elects to receive his severance pay in installments, continued group life insurance, medical dental and pension coverage, subject to the usual cost sharing arrangements, for the period over which the severance pay is paid; and (iii) outplacement counseling. Severance benefits to all the senior executives are conditioned on the executive’s compliance with certain restrictive covenants that may include non-disclosure, non-solicitation and/or non-competition restrictions. The Company also has legacy employment agreements that were assumed by ABH prior to the commencement of the Chapter 11 Cases, which, among other things, provided payments under certain circumstances following a “change of control” of the Company. These agreements were beneficial to the Company by providing for the continuity of service by these executive officers in the critical period surrounding a change of control transaction.

4.	Retirement Plans

Retirement benefits are provided to employees through savings and pension plans, which are generally described below.

(a)	Employee Savings Plans

In the ordinary course of business the Company maintains a number of 401(k) savings plans (the “Employee Savings Plans”) for the benefit of substantially all of its United States employees. These Employee Savings Plans generally provide for pre-tax salary deductions of eligible compensation, which amounts are generally deducted automatically from each participating employee’s paycheck and the Company makes matching contributions. However, effective April 1, 2009, the matching contribution was indefinitely suspended for non-union employees. In addition, under the Employee Savings Plans, most non-union employees also receive an automatic company contribution, regardless of the employee’s contribution. The amount of the automatic Company contribution is a percentage of the employee’s pay, determined based on age and years of service. Additionally, the Company maintains savings plans for the benefit of a significant portion of its Canadian employees.

(b)	U.S. and Canadian Defined Benefit Pension Plans

The U.S. Plan Sponsors maintain the 4 U.S. Pension Plans for United States employees and former employees. The Reorganized U.S. Plan Sponsors will be required to make cash contributions to these plans under applicable U.S. laws over the next several years following emergence in order to amortize existing underfunding and satisfy current service obligations under the plans. The required amounts and timing of future cash contributions will be highly sensitive to changes in the applicable discount rates and returns on plan assets, and could also be impacted by future changes in the laws and regulations applicable to plan funding.

In Canada, the Company maintains 22 registered pension plans. In connection with the CCAA Proceedings, in May of 2009, the Canadian Court approved a suspension of the cash contributions for past service costs associated with the Company’s Canadian pension plans. As a result, the cash contributions the Company is making to its Canadian pension plans are currently sufficient to meet the funding requirements for current service costs, but not for prior service costs. The Company currently estimates that its cash contributions for current service under the Canadian registered pension plans will be approximately CDN$25 million in 2010. Multi-party pension deficit discussions are ongoing as of the date of this Disclosure Statement between the Canadian Debtors and various governments and unions in Canada.

Cash contributions required under U.S. and Canadian law to the Company’s U.S. and Canadian pension plans will impact future cash flows that might otherwise be available for repayment of debt, capital expenditures, and other corporate purposes.

(c)	U.S. and Canadian Benefit Plans (Non-Qualified/Non-Registered)

Historically, the Company has maintained non-qualified/non-registered defined benefit pension plans and defined contribution retirement plans for its United States and Canadian employees and former employees

5.	Other Post-Retirement Benefit Program

(a)	Health Care and Life Insurance Continuation

The Company sponsors a number of U.S. and Canadian health care and life insurance plans for retirees at certain locations. The amounts and timing of future cash benefit payments under these plans will be highly sensitive to changes in the applicable discount rates and variations in the health care cost trend rate, and could also be impacted by future changes in the laws and regulations.

(b)	Severance Benefits

Prior to the Petition Date and in the ordinary course of business, the Company maintained severance plans in the United States and Canada (the “Severance Programs”) for all active, full-time non-union salaried employees and certain active, full-time hourly employees. Pursuant to the Severance Programs, employees become eligible for severance payments and benefits ( “Severance”) if their employment was terminated without cause. In the U.S., employees entitled to Severance generally receive two weeks of pay and are eligible to receive supplemental Severance if they sign a waiver and release of claims in favor of the Company equal to one week for each year of service for years 1-15 and two weeks pay for each year of service for years of service greater than 15 (with a minimum of one week and a maximum of 52 weeks). In Canada, Severance varies depending on the employee’s location, years of service and job grade.

IV.

EVENTS LEADING TO COMMENCEMENT

OF THE CHAPTER 11 CASES AND CCAA PROCEEDINGS

The Company’s inability to repay or refinance significant indebtedness with impending maturities was a critical factor that necessitated the commencement of the Chapter 11 Cases and CCAA Proceedings. Notably, certain November 2008 amendments to the Bowater Secured Bank Documents restricted the Company’s liquidity by significantly reducing available funds. Coupled with the lack of liquidity in the markets generally, the Company’s indebtedness rendered it vulnerable to adverse economic and industry conditions, impaired its ability to obtain additional financing, required it to dedicate a substantial portion of cash flow from operations to service debt, and otherwise limited its flexibility in planning and responding to business drivers.

As a result of the above factors, by the beginning of 2009, the Company’s liquidity positions were severely constrained. To address the Company’s tightening liquidity, on February 9, 2009, the Company announced the commencement of private offers to exchange certain outstanding series of unsecured notes issued by Bowater and one of its wholly-owned subsidiaries for new secured notes to be issued by an indirect subsidiary of ABH, as well as a concurrent debt offering (the “Bowater Exchange Offer”). Shortly thereafter, on March 13, 2009, the Company commenced a debt recapitalization plan for the Abitibi/D-Corp Company’s Canadian companies pursuant to the Canada Business Corporations Act. At the same time, the Company announced that ACCC and an unaffiliated third party signed a letter of intent in connection with the sale of ACCC’s 60% interest in the Manicouagan Power Company (“MPCo”) for gross proceeds of Cdn$615 million.

The Company was unable to successfully complete the Bowater Exchange Offer. As a result, the Abitibi/D-Corp Companies’ recapitalization, which was contingent on a successful Bowater Exchange Offer, could not be consummated, and the Company had no other option but to seek protection under the Bankruptcy Code and the CCAA.

V.

THE CHAPTER 11 CASES

A.	Significant “First Day” Motions

On the Petition Date, the Debtors filed various “first day” motions seeking authority to, among other things: (i) pay prepetition compensation, benefits and reimbursable employee expenses; (ii) continue certain workers’ compensation programs and insurance policies; (iii) continue certain customer practices and programs; (iv) substantially maintain their existing bank accounts and continue the Company’s integrated cash management system; (v) pay certain prepetition claims of shippers and warehousemen; (vi) pay prepetition claims of certain critical vendors; (vii) prohibit utility companies from discontinuing, altering or refusing service; (viii) retain Epiq to serve as the Debtors’ claims, noticing, soliciting and balloting agent; (ix) continue selling certain accounts receivables as part of the Securitization Facility; and (x) enter into the DIP Facility Documents and provide adequate protection to the Debtors’ prepetition secured lenders. All of the Debtors’ first day motions and retention applications were approved by the Bankruptcy Court in substantially the manner requested by the Debtors.

B.	Retention Applications

Throughout the case, the Debtors have sought to retain various professionals in connection with the prosecution and administration of their Chapter 11 Cases, as well as the operation of their day-to-day businesses. The Bankruptcy Court has approved the Debtors’ retention and/or employment of, among others, (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP and Young Conaway Stargatt & Taylor, LLP, as bankruptcy co-counsel, (ii) Troutman Sanders LLP, as special corporate counsel and conflicts counsel, (iii) Blackstone Group, L.P. (“Blackstone”), as financial advisor, (iv) Ernst & Young, LLP, as audit and risk advisory and tax services provider, (v) Deloitte Tax LLP, as tax consultants and tax-related reorganization services provider, (vi) Huron Consulting LLC, as accounting and restructuring consultant, (vii) PricewaterhouseCoopers LLP, U.S. and PricewaterhouseCoopers LLP (Canada), as tax and tax-related services providers and sales tax harmonization services providers, (viii) Bruce Robertson, as Chief Restructuring Officer, (ix) Deloitte Financial Advisory Services LLP, as fresh start accountants, and (x) certain ordinary course professionals.

C.	Debtor-in-Possession Credit Facilities

1.	Bowater DIP Facility

To provide the Debtors with the cash and liquidity necessary to continue their operations and to maintain normal postpetition vendor and customer relations, on the Petition Date the Debtors sought Bankruptcy Court approval of a $206 million Senior Secured Superpriority Debtor in Possession Credit Agreement dated as of April 21, 2009 (as amended to date, the “Bowater DIP Facility Credit Agreement”) among ABH,

Bowater and BCFPI as Debtors and Debtors in Possession and Borrowers, Fairfax Financial Holdings Ltd. as Initial Lender, Initial Administrative Agent and Initial Collateral Agent, and the Lenders from time to time party thereto.

The Bowater DIP Facility Credit Agreement includes a $166 million term loan for borrowings by ABH and Bowater (the “Bowater U.S. DIP”) and a $40 million term loan for borrowings by BCFPI (the “Bowater Canada DIP”). The Bowater U.S. DIP is guaranteed by substantially all of the U.S. entities among the Bowater Companies (together with Bowater and ABH, the “Bowater U.S. DIP Parties”), and is secured by (i) first priority liens on all of the Bowater U.S. DIP Parties’ unencumbered assets as of the Petition Date, (ii) first priority liens on postpetition intercompany debt payable to the Bowater U.S. DIP Parties, and (iii) junior liens on the encumbered assets of the Bowater U.S. DIP Parties as of the Petition Date (collectively, the “Bowater U.S. DIP Collateral”). The Bowater Canada DIP is guaranteed by substantially all of the Canadian entities in the Bowater Group (together with BCFPI, the “Bowater Canada DIP Parties”), and is secured by (i) first priority liens on all of the Bowater Canada DIP Parties’ unencumbered assets as of the Petition Date, (ii) first priority liens on postpetition intercompany debt payable to the Bowater Canada DIP Parties, (iii) junior liens on the encumbered assets of the Bowater Canada DIP Parties as of the Petition Date, and (iv) liens (shared pari passu) on all assets securing the Bowater U.S. DIP (collectively, the “Bowater Canada DIP Collateral”).

On April 17, 2009, the Bankruptcy Court authorized the Debtors to enter into the Bowater DIP Facility Credit Agreement on an interim basis and on June 16, 2009, the Bankruptcy Court entered a final order (as amended, the “DIP Facility Order”) approving the Bowater DIP Facility Credit Agreement.

Pursuant to a DIP Agent Engagement Letter dated May 8, 2009, Law Debenture Trust Company of New York replaced Fairfax Financial Holdings Ltd. as successor Administrative Agent and Collateral Agent under the Bowater DIP Facility Credit Agreement.

The DIP Facility Order grants the Bowater Companies’ Prepetition Secured Lenders certain additional liens as adequate protection to the extent of any diminution in value of their collateral during the pendency of the Chapter 11 Cases. Specifically, the Bowater Prepetition Secured Lenders were granted, as adequate protection: (i) valid, binding and enforceable replacement security interests in and liens on the Bowater U.S. DIP Collateral, (ii) a super-priority claim pursuant to section 507(b) of the Bankruptcy Code against the Bowater U.S. DIP Parties, and (iii) the current payment of non-default rate interest and certain fees and expenses for the Bowater Secured Bank Agent. The BCFPI Prepetition Secured Lenders were granted, as adequate protection: (i) valid, binding and enforceable replacement security interests in and liens upon the Bowater Canada DIP Collateral and the Bowater U.S. DIP Collateral; (ii) a super-priority claim pursuant to section 507(b) of the Bankruptcy Code against the Bowater Canada DIP Parties, and (iii) the current payment of non-default rate interest and certain fees and expenses for the BCFPI Secured Bank Agent.

The Bowater DIP Facility Credit Agreement contains customary covenants for debtor in possession financings of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the incurrence and repayment of indebtedness; (iii) restrictions on the incurrence of liens; (iv) restrictions on making certain payments; (v) restrictions on investments; (vi) restrictions on asset dispositions and (vii) restrictions on modifications to material indebtedness. Additionally, the Bowater DIP Facility Credit Agreement contains certain financial covenants, including, among other things: (i) a minimum consolidated EBITDA; (ii) a minimum fixed charge coverage ratio and (iii) a maximum amount of capital expenditures.

The Bowater DIP Facility Credit Agreement matures on the earlier of (i) the effective date of the Debtors’ plan of reorganization and (ii) July 21, 2010, with a possible three-month extensions beyond this latter date if certain conditions are met. Should either the Chapter 11 Cases or the CCAA Proceedings be dismissed, or any order entered granting relief from the stays provided thereunder, an event of default under the Bowater DIP Facility Credit Agreement would occur and the outstanding debt would become due and payable immediately.

2.	Canadian Debtors’ Postpetition Secured Credit Facilities

(a)	Abitibi DIP Facility

In the CCAA Proceeding, the Canadian Debtors sought and obtained approval by the Canadian Court to enter into a debtor-in-possession financing facility for the benefit of ACI and Donohue. On May 6, 2009, the Canadian Debtors entered into a letter loan agreement (the “Abitibi DIP Agreement”), among ACI and Donohue, as borrowers (the “Abitibi DIP Facility Borrowers”), certain subsidiaries of ACI, as guarantors, and Bank of Montreal, as lender, which was acknowledged by Investissement Québec, as sponsor (the “Sponsor”). Although Donohue was a signatory thereto, the Abitibi DIP Agreement was not enforceable against Donohue, and Donohue could not borrow thereunder, until such time as the Canadian Court had entered an order authorizing and approving the Abitibi DIP Facility (as defined below) and the charge in connection therewith with respect to Donohue (the “U.S. DIP Order”). Donohue had no obligation to seek, nor did it seek, a U.S. DIP Order.

The Abitibi DIP Agreement provided for borrowings in an aggregate principal amount of up to $100 million for ACI and, following any U.S. DIP Order, Donohue (the “Abitibi DIP Facility”), provided that Donohue would not borrow more than $10 million in the aggregate and that a minimum availability of $12.5 million would be maintained at all times.

ACI repaid in full and terminated the Abitibi DIP Facility on December 9, 2009 with a portion of the closing proceeds from the sale of its 60% interest in MPCo to a wholly-owned subsidiary of Hydro-Québec for gross proceeds of Cdn$615 million.

(b)	ULC DIP Facility

On November 16, 2009, ACI obtained the Canadian Court’s approval to enter into a loan agreement among ACI, as borrower, and 3239432 Nova Scotia Company, a wholly-owned unlimited liability company and a subsidiary of ABH (the “ULC”), as lender (the “ULC DIP Agreement”), for an aggregate principal amount outstanding at any time not exceeding Cdn$230 million. The credit facility pursuant to the ULC DIP Agreement (the “ULC DIP Facility”) is subject to the following draw conditions: (i) a first draw of Cdn$130 million which was advanced at closing of the ULC DIP Facility, (ii) subsequent draws for a maximum total amount of Cdn$50 million in increments of up to Cdn$25 million to be advanced upon a five business day notice, and (iii) the balance of Cdn$50 million is to become available upon further Order of the Canadian Court. The security granted pursuant to the ULC DIP Facility is similar to the one granted pursuant to the Abitibi DIP Facility. No interest and no fees are payable under the ULC DIP Facility.

The ULC DIP Facility can be used for general corporate purposes in material compliance with the 13 week cash flow forecasts to be provided no less frequently than on a monthly basis (the “ULC Budget”). Events of default pursuant to the ULC DIP Facility are as follows: (i) substantial non-compliance with the ULC Budget; (ii) termination of the stay of proceedings in the CCAA Proceedings; (iii) failure to file a plan or restructuring and compromise with the Canadian Court by September 30, 2010; and (iv) withdrawal of the existing Securitization Facility unless replaced with a reasonably similar facility.

3.	Securitization Facility

As discussed above, the Securitization Facility matured within 45 days after the Petition Date (with subsequent short term extensions agreed by the Securitization Agent). Following the commencement of the Chapter 11 Cases, the Company negotiated terms of an amended and restated securitization program, with Citibank, N.A. as the administrative agent and Barclays Capital as the syndication agent. On May 18, the Debtors moved for entry of an order authorizing certain of the Debtors to enter into the amended and restated securitization program and on July 1, 2009 the Bankruptcy Court entered a final order approving the amended Securitization Facility, and the grant of adequate protection related thereto (as amended or supplemented, the “Securitization Order”). The Securitization Order authorized, inter alia, the Debtors to obtain up to $270 million of financing (the “Purchase Limit”) and to use the ACCC Term Lenders’ collateral, subject to the grant of adequate protection.

Pursuant to the Securitization Facility, ACI and Abitibi Consolidated Sales Corporation (“ACSC”, and together with ACI, the “Participants” ) sell most of their receivables to ACI Funding, which is a bankruptcy-remote, special-purpose, indirect consolidated subsidiary of Donohue. On a revolving basis, ACI Funding transfers to the agent (the “Agent”) for the financial institutions party to the Securitization Facility (the “Banks”) undivided percentage ownership interests (“Receivable Interests”) in the pool of receivables that ACI Funding acquired from the Participants. The outstanding balance of Receivable Interests increases as new Receivable Interests are transferred to the Agent and decreases as collections reduce previously transferred Receivable Interests. The amount of Receivable Interests that can be transferred to the Agent depends on the amount and nature of the receivables available to be transferred and cannot result in the outstanding balance of Receivable Interests exceeding the Purchase Limit. The pool of receivables is collateral for the Receivable Interests transferred to the Agent. The Banks can pledge or sell their Receivable Interests, but cannot pledge or sell any receivable within the pool of receivables.

Unless terminated earlier due to the occurrence of certain events of termination, or the substantial consummation of a plan or plans of reorganization or a plan of compromise or arrangement confirmed by order of the Bankruptcy Court and CCAA Court, the Securitization Facility will terminate on June 16, 2010. The termination date of the Securitization Facility may be extended: (i) from June 16, 2010 to September 16, 2010 if the Company has filed a plan or plans of reorganization with the Bankruptcy Court and CCAA Court that provide for the full repayment thereof in cash upon consummation and it has met certain other conditions, including providing a notice of the Company’s intention to extend, which it provided on May 13, 2010, and (ii) from September 16, 2010 to December 16, 2010 if the Company has not withdrawn the plan or plans of reorganization, and those plans have not been denied by either the Bankruptcy Court and CCAA Court before September 16, 2010 and the Company has met certain other conditions.

Certain of the Debtors among the Abitibi/D-Corp Companies have guaranteed the obligations arising under the Securitization Facility. The Securitization Order grants lenders under the ACCC Term Loan Documents certain additional liens as adequate protection to the extent of any diminution in value of their collateral during the pendency of the Chapter 11 Cases. Specifically, the lenders under the ACCC Term Loan Documents were granted, as adequate protection: (i) valid, binding and enforceable replacement security interests in and liens upon certain of the assets of the Donohue Group; (ii) a super-priority claim pursuant to section 507(b) of the Bankruptcy Code against the Donohue Group, and (iii) certain fees and expenses for the ACCC Term Loan Agent.

On May 21, 2010, the Debtors moved for entry of an order authorizing certain amendments to the Securitization Facility (the “Securitization Amendment Motion”). The amendments provide for, among other things, (i) a 364-day extension of the maturity date under the Securitization Facility, (ii) a reduction of the Purchase Limit from $270 million to $180 million, and (iii) a reduction in the Securitization Facility’s Applicable Margin, LIBOR floor and unused commitment fee rate (as defined therein).

As explained in the Securitization Amendment Motion, the Debtors believe that the amendments will result in approximately $4 million in net savings for the Debtors’ estates. A hearing to consider approval of the Securitization Amendment Motion is currently scheduled for June 11, 2010.

D.	Appointment of the Official Committee of Unsecured Creditors

On April 28, 2009, the United States Trustee for the District of Delaware appointed, pursuant to section 1102 of the Bankruptcy Code, an official committee of unsecured creditors in these Chapter 11 Cases (the “Creditors Committee”). The Creditors Committee is currently comprised of HSBC Bank USA, N.A., Wilmington Trust Company, Computershare Trust Company of Canada, Pension Benefit Guaranty Corporation, United Steelworkers, Imerys and Andritz Inc.

The Creditors Committee has, with Bankruptcy Court approval, employed and retained (i) Paul, Hastings, Janofsky & Walker, LLP, Bayard, P.A., and Bennett Jones LLP as co-counsel, (ii) FTI Consulting, Inc. and Lazard Frères & Co. LLC, as financial advisors, and (iii) the Garden City Group, Inc., as communications agent.

E.	Ad Hoc Unsecured Noteholders Committee

The Ad Hoc Unsecured Noteholders Committee, comprised of certain large holders of unsecured notes issued by ACI and ACCC, formed and has acted in connection with the Chapter 11 Cases and CCAA Proceedings. The Ad Hoc Unsecured Noteholders Committee has employed and retained (i) Simpson Thatcher & Bartlett LLP, as U.S. counsel, (ii) Goodmans LLP, as Canadian counsel, and (ii) Genuity Capital Markets and Gleacher and Company, as financial advisors.

F.	Cross-Border Protocol

To facilitate cross-border coordination between the Chapter 11 Cases and CCAA Proceedings, the Debtors filed a motion seeking approval of a Cross-Border Insolvency Protocol (the “Cross-Border Protocol”). The Bankruptcy Court entered an order approving the Cross-Border Protocol on July 27, 2009. The Canadian Debtors also submitted the Cross-Border Protocol for approval to the Canadian Court, and the Canadian Court entered an order approving the Cross-Border Protocol on July 28, 2009. The Cross-Border Protocol provides that its purpose is to effectuate an orderly and efficient administration of the Chapter 11 Cases and CCAA Proceedings, and to maintain the respective independent jurisdiction of the Canadian Court and the Bankruptcy Court. The Canadian Court shall have sole and exclusive jurisdiction over the CCAA Proceedings, and the Bankruptcy Court shall have sole and exclusive jurisdiction over the Chapter 11 Cases. The Bankruptcy Court and the Canadian Court may coordinate activities, communicate with one another and conduct joint hearings.

G.	Proofs of Claim

1.	General Bar Date Order

On September 3, 2009, the Bankruptcy Court entered an order (the “Bar Date Order”) requiring any person or entity holding or asserting a Claim (with certain exceptions, as more fully set forth in the Bar Date Order) against the Debtors to file a written proof of claim with the Solicitation Agent on or before November 13, 2009 (the “Claims Bar Date”). The Bar Date Order further provides that, pursuant to Bankruptcy Rule 3003(c)(2), any entity that is required to file a proof of claim in these Chapter 11 Cases pursuant to the Bankruptcy Code, the Bankruptcy Rules or the Bar Date Order with respect to a particular claim against the Debtors, but that fails to do so by the applicable Bar Date, shall not be treated as a creditor with respect to such Claim for the purposes of voting upon, or receiving distributions under, any plan or plans of reorganization filed in these Chapter 11 Cases unless otherwise permitted by the Bankruptcy Court or agreed by the Debtors. Proofs of claim filed against Cross-Border Debtors were accepted and considered timely in the Chapter 11 Cases if received by the Monitor on or before the Claims Bar Date and pursuant to the claims procedures established in the CCAA Proceedings.

On August 26, 2009, the Canadian Court issued an order approving certain notice procedures and procedures for filing proofs of claim against the Canadian Debtors (the “Canadian Bar Date Order”). The Canadian Bar Date Order similarly requires any person or entity holding or asserting a claim (with certain exceptions, as more fully set forth in the Canadian Bar Date Order) to file a written proof of claim on or before the Claims Bar Date. Holders of claims against the Canadian Debtors must have filed their proofs of claim with the Monitor so that they are actually received by the Monitor by the Canadian Bar Date. Proofs of claim filed against the Cross-Border Debtors were accepted and deemed timely filed in the CCAA Proceedings if received by the Solicitation Agent on or before the Claims Bar Date and pursuant to the claims procedures established in the Chapter 11 Cases.

As of the date hereof, there have been approximately 7,300 and 7,500 claims filed against the Debtors and the Canadian Debtors, respectively, that total, together with the Debtors’ scheduled liabilities, approximately $85 billion (which, for the claims filed against the Canadian Debtors in Canadian dollars, reflects the exchange rate to U.S. dollars on the date of the commencement of the CCAA Proceedings). However, the Debtors believe that many of the Claims filed in the Chapter 11 Cases and CCAA Proceedings are invalid, untimely, duplicative or overstated.

Since the Claims Bar Date, the Debtors have engaged in an ongoing process of assessing the proofs of claim filed against them and where appropriate, objecting to Claims that the Debtors believe should not be Allowed at all or, at most, not in the amount(s) or classification as filed. As of the date hereof, the Debtors have filed 3 omnibus objection to proofs of claim, and anticipate that they will file several more over the coming months.

The Debtors have substantially completed their Claims reconciliation process and believe, based on the results of such process, that the Claims amount will be further reduced significantly.

2.	Employee Bar Date Order

On February 18, 2010 the Bankruptcy Court entered an order (the “Employee Bar Date Order”) requiring any person (with certain exceptions) who was an employee of any Debtor as of the Petition Date or thereafter to file a proof or proofs of claim or expenses (an “Employee Proof of Claim”) against the Debtors on account of: (a) any claim against the Debtors owing as of the Petition Date, and (b) any claim or expenses asserted against the Debtors for the period from April 16, 2009 through and including February 28, 2010 (but excluding amounts owed for ordinary course payroll obligations that are scheduled to be paid on the next pay date occurring after February 28, 2010 or for reimbursement of employee expenses scheduled to be paid in the ordinary course of business). The Employee Proofs of Claim had to be filed with the Solicitation Agent on or before April 7, 2010 (the “Employee Claims Bar Date”). The Employee Bar Date Order further provides that, pursuant to Bankruptcy Rules 3002 and 3003, any employee that is required to file an Employee Proof of Claim in these Chapter 11 Cases pursuant to the Bankruptcy Code, the Bankruptcy Rules or the Employee Bar Date Order with respect to a particular claim against the Debtors, but that fails to do so by the Employee Claims Bar Date, shall not be treated as a creditor with respect to such claim for the purposes of voting on and distributions under any chapter 11 plan proposed and/or confirmed in these Chapter 11 Cases. Employee Proofs of Claim filed against the Cross-Border Debtors were accepted and considered timely in the Chapter 11 Cases if received by the Monitor on or before the Employees Claims Bar Date, and pursuant to the claims procedures established in the CCAA Proceedings.

On February 23, 2010, the Canadian Court issued an order approving certain notice procedures and procedures for filing employee proofs of claim against the Canadian Debtors (the “Canadian Employees Bar Date Order”). The Canadian Employees Bar Date Order similarly requires any former or current employee holding or asserting certain claims to file a written proof of claim on or before the Employee Claims Bar Date. Holders of claims against the Canadian Debtors must have filed their proofs of claim with the Monitor so that they are actually received by the Monitor by the Employee Claims Bar Date. Employee Proofs of claim filed against the Cross-Border Debtors in the Chapter 11 Cases were deemed timely filed in the CCAA Proceedings if received by the Solicitation Agent on or before the Employees Claims Bar Date, and pursuant to the claims procedures established in the Chapter 11 Cases.

3.	Cross-Border Claims Reconciliation Protocol

On January 4, 2010, the Debtors moved for entry of an order authorizing the implementation of certain supplementary procedures governing the review and reconciliation of proofs of claim filed against the Cross-Border Debtors in the Chapter 11 and CCAA Proceedings. The Cross-Border Claims Reconciliation Protocol provides that, in the absence of any objection and subject to the Creditors Committee’s right to review, the Monitor and the Canadian Debtors shall review all proofs of claim filed against the Cross-Border Debtors (the “Cross-Border Claims”) and amend, allow or object to such claims in accordance with the Canadian Bar Date Order. If a creditor objects to the determination of its claim under the Canadian Bar Date Order, and if the creditor, the Debtors and the Monitor cannot agree on which court should hear the objection, then the Canadian Court shall determine which court shall determine the objection. Prior to such determination, the creditor, the Debtors or the Monitor may request a joint hearing, in accordance with the Cross-Border Protocol, to consider the matter. The Cross Border Claims Reconciliation Protocol also reserves certain review rights for the Creditors Committee and the Ad Hoc Unsecured Noteholders Committee with respect to Cross-Border Claims above certain value thresholds. On January 19, 2010, the Bankruptcy Court entered an order approving the Cross-Border Claims Reconciliation Protocol. The Canadian Debtors also submitted the Cross-Border Claims Reconciliation Protocol for approval to the Canadian Court, and the Canadian Court entered an order approving the Cross-Border Claims Reconciliation Protocol on January 18, 2010.

H.	Schedules and Statements of Financial Affairs

On July 15, 2009, each of the Debtors filed their respective Schedules of Assets and Liabilities and Statements of Financial Affairs (as amended, the “Schedules and Statements”) with the Bankruptcy Court. Among other things, the Schedules and Statements set forth the Claims of known creditors against the Debtors as of the Petition Date based upon the Debtors’ books and records. Certain of the Debtors filed amended Schedules and Statements on August 5, 2009, March 17, 2010, May 6, 2010 and May 13, 2010. A copy of the Schedules and Statements can be obtained at no cost from the Solicitation Agent’s website at http://dm.epiq11.com/abitibi or for a fee from the Bankruptcy Court’s website at http://ecf.deb.uscourts.gov.

I.	Exclusivity

On July 15, 2009, the Debtors filed a motion (the “First Exclusivity Motion”) requesting an extension of the Debtors’ exclusive period within which to file a chapter 11 plan and solicit acceptances thereto. In the First Exclusivity Motion, the Debtors requested an extension of the exclusive period to file a plan of reorganization through and including December 14, 2009, and the extension of the exclusive right to solicit acceptance of such plan through and including February 10, 2010. By order entered August 3, 2009, the Bankruptcy Court granted the relief requested in the First Exclusivity Motion.

On December 11, 2009, the Debtors filed a motion requesting a further extension of the Debtors’ exclusive period within which to file a chapter 11 plan and solicit acceptances thereto (the “Second Exclusivity Motion”). By order dated January 15, 2010, the Bankruptcy Court approved an extension of the exclusive period to file a plan of reorganization through and including April 15, 2010, and the exclusive right to solicit acceptances of such place through and including June 11, 2010.

On April 14, 2010, the Debtors filed a motion requesting a further extension of the Debtors’ (including ABH LLC 1 and ABH Holding Company LLC) exclusive period within which to file a chapter 11 plan and solicit acceptances thereto (the “Third Exclusivity Motion”). By the third Exclusivity Motion, the Debtors sought an extension of the exclusive period to file a plan(s) of reorganization through and including July 21, 2010, and the exclusive right to solicit acceptances of such plan(s) through and including September 9, 2010. By order dated May 12, 2010, the Bankruptcy Court granted the relief requested in the Third Exclusivity Motion.

J.	Assumption and Rejection of Executory Contracts and Unexpired Leases of Nonresidential Real Property

The Debtors have hundreds, if not thousands, of executory contracts and unexpired leases. The Debtors’ nonresidential real property leases include a variety of plant, office, warehouse, industrial and timberland leases. Many of these leases are of critical importance to the Debtors’ ongoing business. Accordingly, on July 15, 2009, the Debtors filed a motion requesting an additional 90-day extension of the Debtors’ deadline to assume or reject their remaining leases. On August 3, 2009, the Bankruptcy Court entered an order extending the Debtors’ time to assume or reject their nonresidential real property leases through November 12, 2009.

During the pendency of the Chapter 11 Cases, the Debtors identified those leases that either constitute valuable assets of the Debtors’ estates, or contain economically unfavorable terms and/or are no longer necessary for the Debtors’ operations. As part of this analysis, the Debtors identified approximately nineteen (19) leases which, in the Debtors’ business judgment, should be assumed. Accordingly, on October 12, 2009, the Debtors requested authority to assume certain unexpired leases of nonresidential real property and sought an order setting cure amounts with respect thereto. The Bankruptcy Court granted the requested relief on October 28, 2009.

In addition to their nonresidential real property leases, the Debtors are parties to hundreds of other contracts of various sorts. Since the Petition Date, the Debtors, in coordination with the Monitor, have been conducting a comprehensive review of all the Company’s contracts. The rejection and repudiation of unnecessary and burdensome contracts using the provisions of the Bankruptcy Code and CCAA, as applicable, constitutes a key component of the rationalization of the Company’s business operations. To maximize the efficiency of the chapter 11 process, the Debtors implemented expedited rejection and assumption procedures which the Bankruptcy Court approved by order dated June 29, 2009. Pursuant to subsequent Bankruptcy Court orders, the Debtors have rejected many burdensome and disadvantageous contracts and unexpired leases. The Debtors continue to analyze their remaining contracts and leases to determine which should be rejected or assumed pursuant to the Plan.

K.	Asset Sales

1.	De Minimis Asset Sales

In order to establish a framework to effect sales and other dispositions of relatively modest value, the Debtors filed a motion on May 29, 2009 to set procedures for the sale of assets of de minimis value (the “De Minimis Sales Motion”). The Bankruptcy Court entered an order on June 15, 2009 approving the De Minimis Sales Motion (the “De Minimis Sales Order”). The De Minimis Sales Order provides that, for transactions with a selling price equal to or less than $75,000, the Debtors are authorized to consummate the sale without notice to any party other than filing a report with the Bankruptcy Court upon completion of the sale. If the sale consideration is greater than $75,000 but less than $1 million, the Debtors are authorized to consummate the sale without further authorization after the Debtors provide at least ten business days written notice of such sale to certain notice parties. If there are no written objections filed within the ten-business-day notice period, the Debtors are authorized to immediately consummate such sale after entry of an order approving the same under certification of counsel. If written objections are filed, the sale will only proceed upon either a consensual resolution of the objection or further order of the Bankruptcy Court after notice and a hearing.

2.	Lufkin, Texas

On September 23, 2009, the Debtors sought approval for the sale of certain assets associated with a permanently closed paper mill in Lufkin, Texas (the “Lufkin Assets Transaction”). The Lufkin Assets Transaction involved the sale of land and infrastructure that were acquired as part of the acquisition of Donohue in 2000, but which were temporarily and then permanently closed for strategic business reasons. On October 28, 2009, the Bankruptcy Court entered an order authorizing the Lufkin Assets Transaction. In addition to the realization of sale proceeds of approximately $20.5 million, the sale will save the Debtors approximately $250,000 in monthly operating expenses and relieves the Debtors from any potential environmental liability that may arise with respect to that property. The Lufkin Assets Transaction has not closed as of the date hereof.

3.	Recycling Processing Facilities

As discussed above, prior to their bankruptcy filings, the Debtors were one of the largest fiber recyclers in North America. After commencement of the Chapter 11 Cases, and in connection with the Debtors’ rationalization and streamlining of their business operations, the Debtors decided to exit the recycling processing business and focus on the collection and sale of recyclables and recycled fiber. As a result, and after an extensive marketing period, the Debtors entered into an asset purchase agreement and related processing agreement with WM Recycle America, L.L.C. (“Waste Management”) for the sale of the Debtors’ three Texas recycling processing facilities in San Antonio, Arlington and Houston (the “RPF Transaction”). The Bankruptcy Court approved the proposed bid procedures on November 24, 2009, and on December 16, 2009 the Bankruptcy Court entered an order approving the RPF Transaction.

In addition to generating approximately $12 million in proceeds, the RPF Transaction permits the Debtors to divest facilities that no longer serve their long term business objectives for their recycling division. Moreover, a critical component of the RPF Transaction is the execution of a processing agreement by and between Waste Management and ACC, pursuant to which Waste Management will process the Debtors’ recyclable materials in the existing geographic region on competitive terms. The Debtors believe this component of the RPF Transaction has significant value, and that the divestiture will position the Debtors’ recycling division to be a more streamlined, efficient, and productive branch of the Debtors’ business. The RPF Transaction closed on January 5, 2010.

4.	West Tacoma Mill

As part of their ongoing operational restructuring, the Debtors sought authorization to enter into a contract for the sale of certain real and personal property assets associated with the Debtors’ West Tacoma paper mill (“West Tacoma Mill Transaction”). In addition to generating sale proceeds of approximately $4.5 million, the sale saves the Debtors approximately $30,000 per month in security, payroll, power and similar costs of maintenance. The Debtors permanently closed the West Tacoma mill approximately ten years ago; the assets subject to the West Tacoma Mill Transaction include approximately eighty acres of real property, as well as certain improvements and personal property located thereon. The Bankruptcy Court authorized the Debtors to consummate the West Tacoma Mill Transaction on January 19, 2010. The West Tacoma Mill Transaction closed on February 11, 2010.

5.	Closed Mill Sale

On April 6, 2010, the Debtors moved for entry of an order authorizing, inter alia, the sale of four closed Canadian mills (the “Closed Mill Sale”). Constituting part of the Debtors’ continuing efforts to divest non-core assets, the Closed Mill Sale represents the culmination of an extensive marketing process designed to maximize the cash value of the mills to the Debtors, while simultaneously eliminating potentially significant environmental and remediation costs associated with these industrial sites. Each of the mills, two of which are owned by Cross-Border Debtors and the remaining two of which are owned by CCAA Debtors, are permanently closed and are not part of the Company’s on-going operations. Under the sale, the Company will realize at least CAD$13.8 million, with potential additional proceeds from the sale of paper machines located on the mill sites upon their future sale by the purchaser. The Bankruptcy Court and Canadian Court entered orders authorizing the Closed Mill Sale on May 17, 2010 and May 3, 2010, respectively. The Closed Mill Sale has not closed as of the date hereof.

L.	Augusta Newsprint Company Litigation

On June 15, 2009, the Debtors moved to reject a certain call agreement (the “Call Agreement”) impacting Augusta Newsprint Company, a joint venture with Augusta Newsprint Inc., an affiliate of Woodbridge, in which ACSC holds a 52.5% ownership interest. The Call Agreement obligated ACSC to either buy-out its joint venture partner at a price well above market, or risk losing all of its equity in the joint venture pursuant to forced sale provisions in the Call Agreement.

The Bankruptcy Court conducted a hearing on the motion on September 11, 2009, and on October 27, 2009, the Bankruptcy Court issued a decision authorizing the Debtors’ rejection of the Call Agreement. On November 3, 2009, Woodbridge filed its notice of appeal of the Bankruptcy Court’s order. The appeal is currently pending in the District Court for Delaware.

On March 9, 2010, Woodbridge filed a motion in the Bankruptcy Court to force ACSC to reject the partnership agreement governing Augusta Newsprint Company (the “Augusta Partnership Motion”). The Debtors filed an objection to the Augusta Partnership Motion on April 9, 2010. The August Partnership Motion is now pending before the Bankruptcy Court and a hearing is scheduled for May 26, 2010.

M.	AbitibiBowater U.S. Holding LLC Note Repayment Transactions

On November 4, 2009, the Debtors filed a motion seeking authority to undertake certain transactions (the “Repayment Steps”) to repay an intercompany note outstanding between AbitibiBowater U.S. Holding LLC and Abitibi-Consolidated Company of Canada (“ACCC”, and the note, the “ABH LLC Note”). The Repayment Steps addressed a potential $55.25 million Canadian withholding tax liability that may have arisen if the ABH LLC Note was not repaid prior to December 31, 2009. As part of the Repayment Steps, a new intercompany note, identical in all material respects to the ABH LLC Note, was issued by AbitibiBowater US Holding LLC to ABH LLC 1, a newly-formed indirect subsidiary of ABH, thereby preserving the Debtors’ prepetition capital structure and the rights and remedies of all of the Debtors’ creditor constituents. The Bankruptcy Court and Canadian Court entered Orders approving the Repayment Steps on November 24, 2009 and December 1, 2009, respectively. As part of the Repayment Steps, three newly-formed limited liability companies filed petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court on December 21, 2009. The Bankruptcy Court entered an order authorizing the joint administration of the cases of ABH Holding Company LLC and ABH LLC 1 with the Debtors’ pending Chapter 11 Cases on January 15, 2010, and an order authorizing the dismissal of ABH LLC 2’s bankruptcy case on February 18, 2010.

N.	Amended Collective Bargaining Agreements

As of March 31, 2010, the Company employed approximately 11,900 people, of whom approximately 8,800 were represented by bargaining units. The

Company’s unionized employees are represented predominantly by the Communications, Energy and Paperworkers Union (the “CEP”) in Canada and predominantly by the United Steelworkers International in the U.S.

A significant number of the Company’s collective bargaining agreements with respect to its paper operations in Eastern Canada expired at the end of April 2009, as have those for the Calhoun, Tennessee and the Catawba, South Carolina facilities. The Company recently reached an agreement in principle with representatives of both the CEP and the Confederation des syndicats nationaux (the “CSN”), subject to the resolution of multi-party pension deficit discussions that are continuing between the Canadian Debtors and various governments and unions in Canada. The members of the CEP and the CSN have ratified that agreement (except for one local that has yet to hold its vote). On April 29, 2010, a coalition of U.S. labor unions led by the United Steelworkers International ratified a new master bargaining agreement covering mills in Calhoun, Catawba, Coosa Pines and Augusta. The individual mill collective bargaining agreements adopted in connection therewith will extend through April 27, 2014 in the case of Calhoun and Catawba and April 27, 2015 in the case of Coosa Pines and Augusta.

It is a condition to the consummation of the CCAA Plan that the following regulations be adopted in a form and substance satisfactory to the Canadian Debtors: (1) a special funding relief regulation pursuant to the Supplemental Pension Plans Act (Québec) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans; and (2) a special funding relief regulation pursuant to the Pension Benefits Act (Ontario) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans.

VI.

SUMMARY OF THE PLAN

THE FOLLOWING IS A SUMMARY OF SOME OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN.

A.	Classification and Treatment of Administrative Claims, Claims and Interests Under the Plan

1.	General

Only administrative expenses, claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. An “allowed” administrative expense, claim or equity interest simply means that the debtors agree, or in the event of a dispute, that the Bankruptcy Court determines, that the administrative expense, claim or equity interest, including the amount thereof, is in fact a valid obligation of, or equity interest in, the Debtors. Section 502(a) of the Bankruptcy Code

provides that a timely filed administrative expense, claim or equity interest is automatically “allowed” unless the debtor or another party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be “allowed” in a bankruptcy case even if a proof of claim is filed. These include, without limitation, claims that are unenforceable under the governing agreement or applicable non-bankruptcy law, claims for unmatured interest on unsecured and/or undersecured obligations, property tax claims in excess of the debtor’s equity in the property, claims for certain services that exceed their reasonable value, nonresidential real property lease and employment contract rejection damage claims in excess of specified amounts, and late-filed claims. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent, or unliquidated if the holder has not filed a proof of claim or equity interest before the deadline to file proofs of claim and equity interests.

The Bankruptcy Code also requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the Debtors into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the holders of such claims and/or equity interests may find themselves as members of multiple classes of claims and/or equity interests.

Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (altered by the plan in any way) or “unimpaired” (unaltered by the plan). If a class of claims or interests is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims or interests, such as the right to vote on the plan (unless the plan provides for no distribution to the holder, in which case, the holder is deemed to reject the plan), and the right to receive an amount under the chapter 11 plan that is not less than the value that the holder would receive if the debtor were liquidated under chapter 7. Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless, with respect to each claim or interest of such class, the plan (i) does not alter the legal, equitable or contractual rights of the holders of such claims or interests or (ii) irrespective of the holders’ right to receive accelerated payment of such claims or interests after the occurrence of a default, cures all defaults (other than those arising from, among other things, the debtor’s insolvency or the commencement of a bankruptcy case), reinstates the maturity of the claims or interests in the class, compensates the holders of such claims or interests for any damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable or contractual rights. Typically, this means that the holder of an unimpaired claim will receive on the later of the effective date of the plan of reorganization or the date on which amounts owing are due and payable, payment in full, in cash, with post-petition interest to the extent permitted and provided under the governing agreement between the parties (or, if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the same position it would have been in had the debtor’s case not been commenced.

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, the following designates the Classes of Claims and Interests under the Plan. A Claim or Interest is in a particular Class for purposes of voting on, and of receiving distributions pursuant to, the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified, although the treatment for such Claims is set forth below.

The Plan does not provide for substantive consolidation of the Estates. Subject to Section 9.1 of the Plan, Claims that are asserted against multiple Debtors shall be treated as separate Claims against each applicable Debtor. The Plan also provides for rights of subrogation and contribution among each Debtor, as applicable, with respect to recoveries on Secured Funded Debt Claims. The aggregate recovery on an Allowed Claim from all sources, including distributions under the Plan, the CCAA Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, indemnity agreement, joint and several obligations or otherwise, shall not exceed 100% of the face amount of the underlying Allowed Claim

2.	Unclassified Claims

Pursuant to section 1123(a)(1) of the Code, the Plan does not classify certain priority Claims. These unclassified Claims will be treated as follows:

(a)	Administrative Claims.

Subject to the provisions of Article IV of the Plan and unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement shall govern), each holder of an Allowed Administrative Claim shall be paid in full in Cash (i) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), (a) in the ordinary course of business as the Claim becomes due and owing or (b) on the Initial Distribution Date, or (ii) on such other date as the Bankruptcy Court may order; provided, however, any payment proposed to be made pursuant to subsection (i) above in the aggregate amount of $500,000 or greater, that does not relate to an Allowed Administrative Claim incurred in the ordinary course of business, shall not be paid without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld.

To the extent that an Administrative Claim is Allowed against the Estate of more than one Debtor, there shall be only a single recovery on account of such Allowed Administrative Claim. In addition, to the extent that any obligation that would otherwise constitute an Administrative Claim is paid as a CCAA Charge in the CCAA Proceedings, the payment of such CCAA Charge in the CCAA Proceedings shall be the only payment to be made on account of such Administrative Claim in the Chapter 11 Cases and the CCAA Proceedings.

(b)	Priority Tax Claims.

Unless otherwise agreed to by the holder of an Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, but no later than thirty (30) days after the Effective Date, or (b) through equal annual installment payments in Cash (i) of a total value, as of the Effective Date of the Plan, equal to the allowed amount of such Claim; (ii) over a period ending not later than 5 years after the Petition Date; and (iii) in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan. All Allowed Priority Tax Claims against any of the Debtors that are not due and payable on the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors in accordance with the applicable non-bankruptcy law governing such Claims.

(c)	DIP Facility Claims.

On the Effective Date, if not previously repaid in full, all DIP Facility Claims shall be paid in full in Cash, or otherwise satisfied in a manner acceptable to the DIP Agent and each DIP Lender.

(d)	Securitization Claims

On the Effective Date, all outstanding receivables interests purchased under the Securitization Facility will be repurchased in Cash for a price equal to the par amount thereof plus accrued yield and fees and servicing fees payable under the Securitization Facility, and any unpaid fees and expenses or other amounts payable under the Securitization Facility, whether by a Debtor or an affiliate of the Debtors, if any, and any Securitization Claims shall be paid in full in Cash. On the Effective Date, after all such receivables interests are repurchased and all such payments are made, the Securitization Facility shall be terminated, and all Securitization Claims and any claims against, or obligations of, ACI Funding arising under the Securitization Facility or under the Securitization Order shall be deemed fully satisfied and released.

(e)	Adequate Protection Claims

On the Effective Date, Adequate Protection Claims shall be deemed satisfied in full by all interest payments and professional fee payments made by the applicable Debtors pursuant to, and in accordance with, the DIP Facility Order and the Securitization Order (as applicable).

3.	Classified Claims and Interests

(a)	Class 1 – Priority Non-Tax Claims

Classes 1A through 1HH (collectively, the “Class 1 Claims”), as set forth on Exhibit B1 to the Plan, consist of all Priority Non-Tax Claims. Class 1 Claims shall be allowed or disallowed in accordance with Article IV of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules. Unless otherwise agreed to by the holder of an Allowed Priority Non-Tax Claim (in which event such agreement shall govern), each holder of an Allowed Class 1 Claim, in full satisfaction of such Claim, shall be paid in full in Cash on the later of the Initial Distribution Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim. Class 1 Claims are unimpaired and the holders thereof are not entitled to vote on the Plan.

(b)	Class 2 – Bowater Secured Bank Claims

Class 2A through 2G (collectively, the “Class 2 Claims”), as set forth on Exhibit B2 to the Plan, consist of all Bowater Secured Bank Claims. Class 2 Claims shall be Allowed Claims pursuant to the Plan in the amount set forth on Exhibit B2 to the Plan and shall be entitled to the distributions set forth in the Plan. For the avoidance of doubt, any prepayment penalty or premium or any extra-contractual amount provided for in the Bowater Secured Bank Claims shall not be Allowed. Holders of Class 2 Claims, in full satisfaction of such Claims (other than Claims in respect of Bowater Secured Bank Letters of Credit), shall (i) be paid in full in Cash on, or as soon as practicable after but in any event, not later than five (5) business days after, the Effective Date, or (ii) receive such treatment as otherwise agreed to by the Debtors and the holders of such Claims. In addition, in full satisfaction of Claims in respect of Bowater Secured Bank Letters of Credit, holders of Class 2 Claims shall receive on, or as soon as practicable after, the Effective Date, replacement letters of credit, “back up” letters of credit or cash collateral, in each case in the aggregate face amount of the Bowater Secured Bank Letters of Credit, or treatment on such other terms as the Debtors and holders of such Claims may agree; provided, however, that any “back up” letters of credit provided hereunder must be issued by financial institutions that are reasonably satisfactory to the Debtor or Reorganized Debtors, and the Secured Funded Debt Lenders. Class 2 Claims are unimpaired and the holders thereof are not entitled to vote on the Plan. In no event shall holders of Class 2 Claims receive aggregate distributions on account of Class 2 Claims under the Plan or the CCAA Plan in excess of the Allowed amount of the Bowater Secured Bank Claims.

(c)	Class 3 – BCFPI Secured Bank Claims

Class 3A through 3G (collectively, the “Class 3 Claims”), as set forth on Exhibit B3 to the Plan, consist of all BCFPI Secured Bank Claims. Class 3 Claims shall be Allowed Claims pursuant to the Plan in the amount set forth on Exhibit B3 to the Plan and shall be entitled to the distributions set forth in the Plan. For the avoidance of doubt, any prepayment penalty or premium or any extra-contractual amount provided for in the BCFPI Secured Bank Claims shall not be allowed. Holders of Class 3 Claims, in full satisfaction of such Claims (other than Claims in respect of BCFPI Secured Bank Letters of Credit), shall (i) be paid in full in Cash on, or as soon as practicable after, the Effective Date and in the currency as set forth in paragraph L(viii) of the Final DIP Order, or (ii) receive such treatment as otherwise agreed to by the Debtors and the holders of such Claims. In addition, in full satisfaction of Claims in respect of BCFPI Secured Bank Letters of Credit, holders of Class 3 Claims shall receive on, or as soon as practicable after, the Effective Date, replacement letters of credit or cash collateral, in the case of replacement letters of credit, in the aggregate face amount of the BCFPI Secured Bank Letters of Credit and in the case of cash collateral, in an amount sufficient to cover all fees for the term of each BCFPI Secured Bank Loan Claim and in the currency of such BCFPI Secured Bank Loan Claim, or treatment on such other terms as to which the Debtors and holders of such Claims may agree. In no event shall holders of Class 3 Claims receive aggregate distributions on account of such Class 3 Claims under the Plan or the CCAA Plan in excess of the Allowed amount of the BCFPI Secured Bank Claims. Class 3 Claims are unimpaired and the holders thereof are not entitled to vote on the Plan.

(d)	Class 4 – ACCC Term Loan Secured Guaranty Claims

Classes 4A through 4G (collectively, the “Class 4 Claims”), as set forth on Exhibit B4 to the Plan, consist of all ACCC Term Loan Secured Guaranty Claims. Class 4 Claims shall be Allowed Claims pursuant to the Plan in the amount set forth on Exhibit B4 to the Plan and shall be entitled to the distributions set forth in the Plan. For the avoidance of doubt, any prepayment penalty or premium or any extra-contractual amount provided for in the ACCC Term Loan Secured Guaranty Claims shall not be allowed. Holders of Class 4 Claims, in full satisfaction of such Claims, shall (i) be paid in full in Cash, pursuant to the Plan and the CCAA Plan, on, or as soon as practicable after, the Effective Date, or (ii) receive such treatment as otherwise agreed by the Debtors and the holders of such Claims; provided, however, that holders of Class 4 Claims shall not receive aggregate distributions on account of such Class 4 Claims under the Plan or the CCAA Plan in excess of the Allowed amount of the ACCC Term Loan Claims. Class 4 Claims are unimpaired and the holders thereof are not entitled to vote on the Plan.

(e)	Class 5 – Other Secured Claims

Classes 5A through 5HH (collectively, the “Class 5 Claims”), as set forth on Exhibit B5 to the Plan, consist of all Other Secured Claims. Class 5 Claims shall be allowed or disallowed to the extent permitted by section 506 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code and Bankruptcy Rules in accordance with Article IV of the Plan. For the avoidance of doubt, any prepayment penalty or premium or any extra-contractual amount provided for in the Other Secured Claims shall not be allowed. Each holder of an Allowed Class 5 Claim shall, in full satisfaction of such Claim, at the sole option of the Debtors, be (i) paid in full in Cash on the Initial Distribution Date, (ii) reinstated according to the terms of the relevant instrument, (iii) paid on such other terms as the Debtors and the holder of such Claim may agree, or (iv) satisfied through the surrender by the applicable Debtors of the collateral securing the Claim to the holder thereof. Class 5 Claims are unimpaired and the holders thereof are not entitled to vote on the Plan.

(f)	Class 6 – Unsecured Claims

Classes 6A through 6HH (collectively, the “Class 6 Claims”), as set forth on Exhibit B6 to the Plan, consist of all Unsecured Claims. Subject to Section 9.1 of the Plan, Class 6 Claims shall be allowed or disallowed in accordance with Article IV of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules; provided, however, that the Unsecured Note Claims set forth on Exhibit B6 to the Plan shall be Allowed Class 6 Claims in the amount set forth, and against the applicable Debtor(s) identified, in Exhibit B6 to the Plan. Each holder of an Allowed Class 6 Claim shall, in full satisfaction of such Claim, (i) receive its Pro Rata share of the number of shares of New ABH Common Stock allocated to the Debtor against which such Claim is Allowed, as set forth in Exhibit B6 to the Plan, subject to Dilution; and (ii) to the extent eligible, be entitled to participate in the portion of the Rights Offering allocated to the Debtor against which such Claim is Allowed based on the allocations of New ABH Common Stock allocated to such Debtor as set forth in Exhibit B6 to the Plan. In no event shall holders of Class 6 Claims for which more than one Debtor or CCAA Debtor is liable (including the 13.75% Senior Secured Note Guaranty Claims and the 15.5% Senior Note Guaranty Claims) receive aggregate distributions on account of such Class 6 Claims under the Plan or the CCAA Plan in excess of the Allowed amount of such Class 6 Claims. Class 6 Claims are impaired and the holders thereof are entitled to vote on the Plan.

(g)	Class 7 – Convenience Claims

Classes 7A through 7HH (collectively, the “Class 7 Claims”), as set forth on Exhibit B7 to the Plan, consist of all Convenience Claims. Class 7 Claims shall be allowed or disallowed in accordance with Article IV of the Plan and applicable provisions of the Bankruptcy Code and Bankruptcy Rules. Each holder of an Allowed Class 7 Claim shall, in full satisfaction of such Claim, be paid in Cash in an amount equal to the lesser of 50% of (i) $5,000 or (ii) the amount of its Allowed Class 7 Claim; provided, however, that if the holders of Class 7 Claims against any Debtor do not accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, then the holders of Allowed Convenience Claims for such Debtor shall be treated as holders of Class 6 Claims against such Debtor, and shall be treated in accordance with Section 2.13 of the Plan. Class 7 Claims are impaired and the holders thereof are entitled to vote on the Plan.

(h)	Class 8 – Intercompany Claims and Intercompany Interests

Classes 8A through 8HH (collectively, the “Class 8 Claims”), consist of all Intercompany Claims and Intercompany Interests. Subject to Sections 6.2, 6.3 and 6.17 of the Plan, and except as otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims shall either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part; provided, however, that any election by the Debtors or the Reorganized Debtors thereunder shall not impact any recoveries under the Plan. Unless otherwise ordered by the Bankruptcy Court with respect to a particular Intercompany Claim or Intercompany Interest, and subject to Sections 6.2, 6.3 and 6.17 of the Plan, holders of Intercompany Claims and Intercompany Interests shall not receive or retain any property on account of such Intercompany Claims and Interests to the extent such claim is cancelled and discharged as provided in Section 2.15(b) of the Plan. Class 8 Claims and Interests are impaired, shall be deemed to accept the Plan and shall not vote on the Plan.

(i)	Class 9 – Common Stock Claims and Interests

Classes 9A through 9HH (collectively, the “Class 9 Claims and Interests”), consist of all Common Stock Claims and Interests. Common Stock Claims and Interests shall be cancelled, and the holders of Common Stock Claims and Interests shall not be entitled to receive or retain any property on account of such Claims and Interests. Class 9 Claims and Interests are impaired and deemed to reject the Plan, and the holders thereof are not entitled to vote to accept or reject the Plan.

4.	Limits on Certain Distributions

Section 2.17 of the Plan provides that no agreements for the treatment of Claims permitted in Section 2.3 through and including Section 2.12 of the Plan (if any) shall provide for distributions of New ABH Common Stock to holders of Claims in such sections. For the avoidance of doubt, no distributions of New ABH Common Stock shall be made on account of Administrative Claims, Priority Tax Claims, DIP Facility Claims, Securitization Claims, Adequate Protection Claims and Claims in Class 1, Class 2, Class 3, Class 4 and Class 5.

5.	Preservation of Indemnification Rights

[Section 2.18 of the Plan provides that the treatment and classification of Claims by present or former officers or directors of the Debtors for indemnification or contribution arising out of actions or conduct which occurred prior to the Petition Date, as well as any exclusions from the Plan releases relating thereto, remains unresolved and to be negotiated with the Creditors Committee.]

6.	Preservation of Subordination Rights

Section 2.19(a) of the Plan provides that nothing contained in the Plan shall be deemed to modify, impair, terminate or otherwise affect in any way the rights of any entity (as that term is defined in section 101(15) of the Bankruptcy Code) under section 510(a) of the Bankruptcy Code, and all such rights are expressly preserved under the Plan. The treatment set forth in Article II of the Plan and the distributions to the various Classes of Claims thereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such distributions by reason of any claimed subordination rights or otherwise. All such rights and any agreements relating thereto shall remain in full force and effect, except as otherwise expressly compromised and settled pursuant to the Plan.

Section 2.19(b) of the Plan provides that distributions shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors or any other entity to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code is fully reserved except as set forth in Article VIII of the Plan, and the treatment afforded any Claim that becomes a subordinated Claim at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no distribution shall be made to the holder of a subordinated Claim on account of such claim until the rights or the holders of Claims senior to such Claim have been satisfied.

B.	Voting and Distributions

1.	Voting of Claims

Section 3.1 of the Plan provides that each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article II of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

Pursuant to section 3.1(a) of the Plan, if at least one (1) Class of Claims or Interests that is Impaired under the Plan votes to reject the Plan or is deemed to reject the Plan, the Debtors may seek to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

Pursuant to section 3.1(b) of the Plan, if no holders of Claims or Interests eligible to vote in a particular Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Interests in such Class.

Section 3.1(c) of the Plan provides that any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Section 3.1(d) of the Plan provides that the Cross-Border Claims Voting Protocol shall govern the voting of claims regarding the Cross-Border Debtors.

2.	Distributions to Secured Funded Debt Claims

Section 3.2 of the Plan provides that distributions under the Plan to holders of Secured Funded Debt Claims in Classes 2 through 4 shall be made to the applicable Secured Funded Debt Administrative Agent and shall be distributed by the Secured Funded Debt Administrative Agents to the applicable Secured Funded Debt Lenders, in accordance with the terms of the applicable Secured Funded Debt Agreements, in satisfaction of all amounts owing by the Debtors and the CCAA Debtors under the Secured Funded Debt Agreements as of the Effective Date. Distributions of Cash to holders of Claims in Classes 2 through 4 shall be made based on the amount of such Claims held by such holders as set forth in the books and records of the Secured Funded Debt Administrative Agents as of the close of business on the Confirmation Date, and in accordance with the Secured Funded Debt Agreements, after giving effect to payments made prior to the Effective Date in satisfaction of Adequate Protection Claims arising under the DIP Facility Order and the Securitization Order, as applicable.

3.	Distributions to Holders of Allowed Convenience Class Claims

Section 3.3 of the Plan provides that subject to Section 4.4 of the Plan, on the Effective Date, or as soon as practicable thereafter, Reorganized ABH shall deliver to the Disbursing Agent for distribution on behalf of the Debtors to holders of Allowed Convenience Claims, Cash in an amount sufficient to make distributions in accordance with Article II of the Plan. Thereafter, the Disbursing Agent shall distribute to the holder of a Disputed Claim that becomes an Allowed Convenience Claim the Cash to which such holder is then entitled under the Plan (i) as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim, in whole or in part, becomes a Final Order, (ii) at the next applicable Interim Distribution Date, or (iii) at such other time as is reasonably practicable under the circumstances, but in any event, no later than the Final Distribution Date.

4.	Distributions to Holders of Unsecured Note Claims

Section 3.4 of the Plan provides that the Indenture Trustees for each series of Unsecured Notes shall be deemed to be the holders of all Unsecured Note Claims, as applicable, for purposes of distributions to be made thereunder, and all distributions on account of such Unsecured Note Claims, shall be made to or on behalf of the applicable Indenture Trustees. The Debtors or Reorganized Debtors, or other agent selected by the Debtors or Reorganized Debtors, shall fulfill the role of the indenture trustee for holders of 10.26% Senior Notes (Series D), 10.50% Senior Notes (Series B), 10.60% Senior Notes (Series C), and 10.625% Senior Notes (Series A) (the “Series A-D Notes”). Each

Indenture Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Unsecured Note Claims, as applicable, in accordance with the terms of the applicable indenture. As soon as practicable following compliance with the requirements set forth in Section 6.16 of the Plan, the Indenture Trustee shall (a) arrange to deliver such distributions to or on behalf of such holders of Allowed Unsecured Note Claims, (b) retain, and if necessary, exercise their charging liens against any such distributions, and (c) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.

5.	Distributions to Holders of Allowed Unsecured Claims Other than Unsecured Note Claims

Section 3.5(a) of the Plan provides that the Disbursing Agent shall make distributions of New ABH Common Stock to holders of Allowed Claims in Class 6, other than holders of Unsecured Note Claims, as follows:

(a)	On the Initial Distribution Date, the Disbursing Agent shall distribute the New ABH Common Stock allocable to such Allowed Unsecured Claims as of the Distribution Record Date to the Indenture Trustees and holders of Allowed Unsecured Claims, as applicable.

(b)	On any Interim Distribution Date, the Disbursing Agent shall make interim distributions of New ABH Common Stock to Indenture Trustees and holders of Allowed Claims in Class 6, as applicable, pursuant to and consistent with Section 4.4 of the Plan.

(c)	On the Final Distribution Date, the Disbursing Agent shall make the balance of all distributions to Indenture Trustees and holders of Allowed Claims in Class 6 as applicable and as required under the Plan.

Section 3.5(b) of the Plan provides that notwithstanding any other provision of the Plan, all distributions to holders of Unsecured Note Claims shall be made in accordance with the terms of the Plan and the applicable Indenture.

6.	Distribution Record Date

Section 3.6(a) of the Plan provides that all Distributions on account of Allowed Claims shall be made to the Record Holders of such Claims. As of the close of business of the Distribution Record Date, the Claims register maintained by the Claims and Noticing Agent shall be closed, and there shall be no further changes regarding the Record Holder of any Claim. The Reorganized Debtors, the Indenture Trustees, the Secured Funded Debt Administrative Agents and any Disbursing Agents shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Record

Date. The Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan with the Record Holders as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer ledgers for the Indenture Trustees and the Secured Funded Debt Administrative Agents shall be deemed closed, the Indenture Trustees and the Secured Funded Debt Administrative Agents may take whatever action is necessary to close the transfer ledgers and there shall be no further transfers or changes in the Record Holders of such securities in such transfer ledgers; provided, however, that with respect to Allowed Unsecured Note Claims, further distributions on account of such Claims by the Indenture Trustees to the record holders of the Unsecured Note Claims shall be accomplished in accordance with the respective Indentures and the policies and procedures of DTCC or such other securities depository or custodian thereof. PLEASE NOTE THAT IF YOU ACQUIRE A CLAIM FOLLOWING THE DISTRIBUTION RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION FROM THE DEBTORS OR THE REORGANIZED DEBTORS ON ACCOUNT OF SUCH CLAIM. IN ADDITION, IF YOU SELL OR TRANSFER YOUR CLAIM BEFORE THE DISTRIBUTION RECORD DATE, YOU WILL NOT RECEIVE A DISTRIBUTION ON ACCOUNT OF SUCH CLAIM.

7.	No Interest

Pursuant to Section 3.6(b) of the Plan, except as specifically provided for in the Plan, no Claims (including Administrative Claims), Allowed or otherwise, shall be entitled, under any circumstances, to receive any interest on such Claim.

8.	Foreign Currency Exchange Rate

Section 3.6(c) of the Plan provides that except as specifically provided for in the Plan or an order of the Bankruptcy Court, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the Bank of Canada’s noon spot rate as of the Petition Date (CDN$1 – US$0.8290) for all purposes under the Plan, including voting, allowance and distribution.

9.	Fractional Plan Securities and De Minimis Distributions

Section 3.6(d) of the Plan provides that, notwithstanding any other provision of the Plan, only whole numbers of shares of New ABH Common Stock shall be issued pursuant to the Plan. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New ABH Common Stock that is not a whole number, the actual distribution of such shares shall be rounded to the next higher or lower whole number of shares as follows: (i) fractions equal to or greater than  1 /2 shall be rounded to the next higher whole number; and (ii) fractions less than  1/2 shall be rounded to the next lower number. No consideration shall be provided in lieu of fractional shares that are rounded down.

The Debtors or the Reorganized Debtors, as the case may be, shall not be required to, but may in their sole and absolute discretion, make Cash distributions to any holder of a Claim in an amount less than $10. In addition, the Debtors and the Reorganized Debtors shall not be required to, but may in their sole and absolute discretion, make any payment on account of any Claim in the event that the costs of making such payment exceeds the amount of such payment.

10.	Fractional Cents

Pursuant to Section 3.6(e) of the Plan, no payment of fractional cents will be made pursuant to the Plan. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

11.	Distributions on Non-Business Days.

Section 3.6(f) of the Plan provides that any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

12.	No Distribution in Excess of Allowed Amount of Claim.

Section 3.6(g) provides that notwithstanding anything in the Plan to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided thereunder shall be made on account of the portion of such Claim that is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim, but the payment or distribution provided thereunder shall be made on account of the portion of such Claim that is an Allowed Claim.

13.	Disputed Payments

Pursuant to Section 3.6(h) of the Plan, if any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any distribution under the Plan, the Reorganized Debtors may retain such distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute.

14.	Unclaimed Property

Pursuant to Section 3.6(i) of the Plan, holders of Allowed Claims to Unclaimed Property shall cease to be entitled thereto, and such Unclaimed Property shall revert to the Reorganized Debtors.

15.	Voting of New ABH Common Stock

Pursuant to Section 3.6(j) of the Plan, New ABH Common Stock that is Unclaimed Property or reserved for Disputed Claims shall be voted by the Disbursing Agent at any meeting of the stockholders of Reorganized ABH in an equal proportion to the votes of other stockholders.

16.	Post-Consummation Effect of Evidence of Claims or Interests

Section 3.6(k) of the Plan provides that Notes, stock certificates and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by the Plan and shall not be valid or effective for any other purpose.

17.	Setoffs and Recoupment.

Pursuant to Section 3.6(l) of the Plan, the Reorganized Debtors may, but shall not be required to, setoff or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim, claims of any nature that the Debtors or Reorganized Debtors may have against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim against the Debtors or the Reorganized Debtors shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any setoff or recoupment claim that the Debtors or the Reorganized Debtors may possess against such holder.

18.	Compliance with Tax Requirements

Section 3.6(m) of the Plan provides that in connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each Person that has received any distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

C.	Procedures for Determination of Claims and Interests

1.	Bar Date for Certain Administrative Claims

Section 4.1 of the Plan provides that all applications for final allowance of Fee Claims, and all other requests for the payment of Administrative Claims (other than Ordinary Course Administrative Claims), must be filed with the Bankruptcy Court and served on the Reorganized Debtors and their counsel at the addresses set forth in Section 10.14 of the Plan not later than thirty (30) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Any request for the payment of an Administrative Claim that is not timely filed and served shall be discharged and forever barred and the holder of such Administrative Claim shall be enjoined from commencing or continuing any action, process, or act to collect, offset or recover such Claim. The

Debtors and the Reorganized Debtors shall have sole responsibility for filing objections to and resolving all requests for the allowance of Administrative Claims; provided, however, the Creditors Committee (or the Post-Effective Date Claims Agent, as applicable) shall have the right to file an objection to any Fee Claims asserted by Professionals retained on behalf of the Debtors.

2.	Objections To Claims

Section 4.2 of the Plan provides that objections to any Claim filed by any party other than the Debtors (other than Administrative Claims governed by Section 4.1 of the Plan) or the Post-Effective Date Claims Agent must be filed no later than twenty (20) days before the Effective Date. To the extent any property is distributed to a Person on account of a Claim that is not an Allowed Claim, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors.

3.	Post-Effective Date Claims Agent and Authority to Prosecute Objections

[Section 4.3 of the Plan remains subject to resolution of the issues identified in Section 2.18 of the Plan. Notwithstanding anything to the contrary contained therein, the Debtors and the Creditors Committee continue to negotiate the Causes of Action included or excluded from the Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions described below.]

Section 4.3(a) of the Plan provides that [            ], as selected by the Creditors Committee and subject to the Debtors’ reasonable consent, shall act as the agent for the Estates (the “Post-Effective Date Claims Agent”) in evaluating and prosecuting (i) objections to Disputed Claims in Classes 1, 5 and 6 that (A) are Filed in an amount of $75,000 or more and are not listed on the Schedules or (B) as to which the variance between (1) the amount of such Claim as Filed and (2) the liquidated, non-contingent and undisputed amount for which such Claim is listed on the Schedules is $75,000 or more (subparts (1) and (2) together, the “Disputed Claims Pool”) and (ii) Avoidance Actions to recover any alleged transfers made to any entity that received payments or transfers during the applicable “look back” period (the “Post-Effective Date Claims Agent Avoidance Actions”) and (iii) actions brought pursuant to section 510(b) or (c) of the Bankruptcy Code (the “Section 510 Actions”).

Section 4.3(b) of the Plan provides that the Post-Effective Date Claims Agent’s compensation shall be approved by the Debtors and the Creditors Committee prior to the Effective Date. Any adjustment in the Post-Effective Date Claims Agent’s compensation shall be subject to the approval of the Reorganized Debtors but may not be adjusted downward prior to the second anniversary of the Effective Date; provided, however, that the Post-Effective Date Claims Agent shall be entitled to such compensation only up to and through the earlier to occur of (x) the date on which all Disputed Claims in the Disputed Claims Pool and all Post-Effective Date Claims Agent Avoidance Actions have been resolved or adjudicated pursuant to a Final Order and (y)

the date on which such Post-Effective Date Claims Agent resigns, terminates his or her engagement as Post-Effective Date Claims Agent or is removed pursuant to Section 4.3(e) of the Plan.

Section 4.3(c) of the Plan provides that subject to the terms and provisions of Section 4.3 of the Plan and except as otherwise set forth in Sections 4.3(c) or 4.3(d) of the Plan, the Post-Effective Date Claims Agent shall be authorized and empowered to evaluate, make, file, prosecute, settle and abandon objections to (i) any Disputed Claims in the Disputed Claims Pool, (ii) any Post-Effective Date Claims Agent Avoidance Actions and (iii) any Section 510 Actions; provided, however, that the resolution of all Claims against the Cross-Border Debtors remain subject to the Cross-Border Claims Reconciliation Protocol and the Post-Effective Date Claims Agent shall have the rights and duties of the Creditors Committee under the Cross-Border Claims Reconciliation Protocol. The Post-Effective Date Claims Agent shall be entitled to retain counsel and other advisors to exercise the foregoing rights and duties (the “Claims Agent Professionals”). The Claims Agent Professionals, as well as the terms of their employment, shall be reasonably satisfactory to the Post-Effective Date Claims Agent and the Reorganized Debtors. The Reorganized Debtors shall pay all reasonable and documented fees and expenses of the Claims Agent Professionals (the “Claims Agent Professionals’ Fee and Expense Claims”) on a monthly basis, provided, however, that the Reorganized Debtors may dispute any portion of a Claims Agent Professionals’ Fee and Expense Claim (a “Disputed Claims Agent Professionals’ Fee and Expense Claim”), in which case (x) the Reorganized Debtors shall pay the portion of the Claims Agent Professionals’ Fee and Expense Claim that is not specifically disputed, and (y) in the absence of a consensual resolution of the Disputed Claims Agent Professionals’ Fee and Expense Claim, the Reorganized Debtors or the applicable Claims Agent Professionals shall submit the Disputed Claims Agent Professionals’ Fee and Expense Claim to the Bankruptcy Court for adjudication.

Section 4.3(d) of the Plan provides that on or before the Effective Date, the Debtors shall deposit $750,000, or such other amount as reasonably agreed to by the Debtors and the Creditors Committee, into an account designated by and held in the name of the Post-Effective Date Claims Agent (the “Post-Effective Date Claims Agent Fund”), which amounts shall be used by the Post-Effective Date Claims Agent from and after (but not for services rendered or costs or expenses incurred before) the Effective Date to perform its duties and responsibilities set forth above (other than for the payment of the Claims Agent Professionals, who shall be paid by the Reorganized Debtors as provided in Section 4.3(c) of the Plan). If, subsequent to the initial funding of the Post-Effective Date Claims Agent Fund, the Post-Effective Date Claims Agent determines that the amount then held in the Post-Effective Date Claims Agent Fund is insufficient for it to conclude the performance of its duties under Section 4.3 of the Plan, it shall notify the Reorganized Debtors, and they shall meet together in good faith to determine what, if any, additional amounts should be deposited by the Reorganized Debtors into the Post-Effective Date Claims Agent Fund. The Reorganized Debtors shall determine the amount of subsequent funding of the Post-Effective Date Claims Agent Fund.

Section 4.3(e) of the Plan provides that in the event that the Post-Effective Date Claims Agent resigns or otherwise terminates its service in such capacity prior to the resolution or adjudication of all Disputed Claims in the Disputed Claims Pool, the Reorganized Debtors shall designate a successor Post-Effective Date Claims Agent (which shall be vested with all of the rights and powers set forth in Section 4.3 of the Plan). The Reorganized Debtors shall provide the Post-Effective Date Claims Agent (or any successor Post-Effective Date Claims Agent) with reasonable access to the Debtors’ books and records and personnel during normal business hours upon reasonable prior notice, and the Reorganized Debtors shall take commercially reasonable steps to cooperate with the Post-Effective Date Claims Agent in the performance of its duties under Section 4.3 of the Plan. In the event of any dispute regarding the conduct of, or exercise of the duties of, the Post-Effective Date Claims Agent or the Claims Agent Professionals, the Reorganized Debtors may submit such dispute to the Bankruptcy Court, provided, however, that the Post-Effective Date Claims Agent may only be removed for gross negligence, willful misconduct or fraud.

Section 4.3(f) of the Plan provides that after the Effective Date, except as provided in Sections 4.3(a) and 4.3(c) or otherwise in the Plan, only the Post-Effective Date Claims Agent shall have the authority to file, prosecute, settle, compromise, withdraw or litigate to judgment objections to Disputed Claims in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions. Before bringing any (i) objections to Disputed Claims in the Disputed Claims Pool; (ii) Post-Effective Date Claims Agent Avoidance Actions other than Post-Effective Date Claims Agent Avoidance Actions brought solely for purposes of section 502(d) of the Bankruptcy Code; or (iii) Section 510 Actions, in each case with respect to a party with a current contractual or supplier relationship with the Debtors, a then current employee of the Reorganized Debtors, or then current officer or director of the Company, the Post-Effective Date Claims Agent shall consult with the Reorganized Debtors (or the Reorganized Debtors’ designee). Subject to Section 4.3(g) of the Plan, the Debtors’ authority to file, prosecute, settle, compromise, withdraw or litigate to judgment objections to Disputed Class in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Actions or Section 510 Actions shall terminate on the Effective Date as provided therein; provided, however, that notwithstanding any other provision of Section 4.3 of the Plan to the contrary, the Debtors and Reorganized Debtors shall retain the authority to prosecute, settle, compromise and otherwise resolve all labor grievances arising under Collective Bargaining Agreements pursuant to the terms and conditions of the governing Collective Bargaining Agreement. The Post-Effective Date Claims Agent shall provide periodic updates on Claims resolutions to the Reorganized Debtors (or the Reorganized Debtors’ designee). Notwithstanding the foregoing, and subject to section 4.3(j) of the Plan, the Post-Effective Date Claims Agent shall have full authority to bring and settle (x) any Claims in the Disputed Claims Pool, (y) any Post-Effective Date Claims Agent Avoidance Action that would result in a recovery of less than $500,000, and (z) any Section 510 Action. Any settlements of a Post-Effective Date Claims Agent Avoidance Action that results in a recovery in excess of $500,000 shall require approval by the Reorganized Debtors.

Section 4.3(g) of the Plan provides that any previously prosecuted objections to any Disputed Claims in the Disputed Claims Pool, any Post-Effective Date Claims Agent Avoidance Actions and any Section 510 Actions that are pending as of the Effective Date shall be deemed to have been assigned to the Post-Effective Date Claims Agent, and the Post-Effective Date Claims Agent shall have the sole and exclusive right, subject to the limitations set forth above, to continue the prosecution of such Disputed Claims in the Disputed Claims Pool, Post-Effective Date Claims Agent Avoidance Action or Section 510(c) Action, abandon such Claim objections or action, or settle or compromise such Disputed Claims or action, subject to the terms of Section 4.3 of the Plan; provided, however, that notwithstanding the foregoing, the Debtors and Reorganized Debtors shall retain the Causes of Action, and right to resolve, evaluate and prosecute the objections to Disputed Claims, which the Debtors shall identify on a schedule to be provided to the Creditors Committee prior to the Effective Date, and which shall be reasonably acceptable to the Creditors Committee.

Section 4.3(h) of the Plan provides that within thirty (30) days following the end of each February, May, August and November until all Disputed Claims in the Disputed Claims Pool have been Allowed or Disallowed and all Post-Effective Date Claims Agent Avoidance Actions and Section 510 Actions have been settled, abandoned or prosecuted to judgment and recoveries of judgments received, the Post-Effective Date Claims Agent shall provide to the Reorganized Debtors a report with such information and detail as the Reorganized Debtors shall reasonably request in order for them to make the distributions described in Article III of the Plan.

Section 4.3(i) of the Plan provides that all amounts recovered by the Post-Effective Date Claims Agent as a result of its prosecution or settlement of any Post-Effective Date Claims Agent Avoidance Action or Section 510 Action shall be promptly paid to the Reorganized Debtors.

Section 4.3(j) of the Plan provides that except as set forth in the Plan, notwithstanding that the Post-Effective Date Claims Agent shall have the right to file objections to Disputed Claims in the Disputed Claims Pool, litigate and/or settle objections to Disputed Claims in the Disputed Claims Pool on behalf of the Debtors and their Estates, and commence, prosecute, litigate and settle any Post-Effective Date Claims Agent Avoidance Actions or Section 510 Actions, nothing contained in Section 4.3(j) shall be deemed to obligate the Post-Effective Date Claims Agent to take any such actions, all of which shall be determined by the Post-Effective Date Claims Agent in its sole and absolute discretion.

Section 4.3(k) of the Plan provides that the Debtors or Reorganized Debtors, as applicable, shall have the sole and exclusive right to evaluate, make, file, prosecute, settle or abandon objections to Disputed Claims in Class 6 that are not within the Disputed Claims Pool and to Disputed Claims in Classes 7 and 8. The Reorganized Debtors shall quarterly provide a report to the Post-Effective Date Claims Agent summarizing the status of such disputed claims resolution in reasonable detail.

4.	Disputed Claims Reserve

Pursuant to Section 4.4(a) of the Plan, from and after the Effective Date, and until such time as all Disputed Claims have been compromised and settled or determined by Final Order, the Disbursing Agent shall reserve and hold in escrow (the “Disputed Claims Reserve”) for the benefit of each holder of a Disputed Claim, New ABH Common Stock (and any dividends thereon) in an amount equal to the Pro Rata Share of distributions which would have been made to the holder of such Disputed Claim if it were an Allowed Claim in an amount equal to the lesser of (i) the Disputed Claim amount, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code for purposes of allowance, which amount, unless otherwise ordered by the Bankruptcy Court, shall constitute and represent the maximum amount in which such Claim may ultimately become an Allowed Claim, or (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Debtors or the Reorganized Debtors. The Disputed Claims Reserve is intended to be treated for U.S. income tax purposes as a grantor trust of the Debtors.

5.	Distributions on Disputed Claims Upon Allowance

Pursuant to Section 4.4(b) of the Plan, the Disbursing Agent shall distribute to the holder of a Disputed Claim that becomes an Allowed Claim (other than a Disputed Claim that becomes an Allowed Convenience Claim, the distribution for which is provided for in Section 3.3 of the Plan), in whole or in part, the distribution to which such holder is then entitled under the Plan for such Allowed Claim, in the Disbursing Agent’s sole discretion, (a) as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order, (b) at the next applicable Interim Distribution Date, or (c) at such other time the Disbursing Agent reasonably determines is appropriate under the circumstances, but in any event, no later than the Final Distribution Date. The balance, if any, of New ABH Common Stock previously reserved pursuant to Section 4.4(a) of the Plan shall be included in future calculations of New ABH Common Stock reserved pursuant to Section 4.4(a) of the Plan as Disputed Claims become Allowed as provided in Section 4.4(b) of the Plan. The existence of a Disputed Claim in Class 6 shall not impair or impede the making of a distribution to Allowed Claims in such Class or any other Class. If the Allowed amount of any particular Disputed Claim is reconsidered under section 502(j) of the Bankruptcy Code and Bankruptcy Rule 3008 and/or is Allowed in an amount that is greater than the estimated amount of such Claim, or the ultimately Allowed amount of all Disputed Claims in Class 6 is greater than the estimated aggregate amount of such Claims, no claimant shall have recourse against the Reorganized Debtors (or any property thereof), any distributions made to a creditor in any other Class herein, or any distribution previously made on account of any Allowed Claim (however, nothing herein shall modify any right of a holder of a reconsidered Claim under the penultimate sentence of section 502(j) of the Bankruptcy Code).

6.	Claims Against Cross-Border Debtors

Section 4.5 of the Plan provides that subject to Sections 4.3 and 6.14 of the Plan, the procedures set forth in the Cross-Border Claims Reconciliation Protocol shall govern the allowance of Claims against the Cross-Border Debtors.

7.	Indenture Trustees as Claim Holders

Section 4.6 of the Plan provides that consistent with Bankruptcy Rule 3003(c), the Debtors and the Reorganized Debtors shall recognize the Proofs of Claim filed by an Indenture Trustee with respect to the Claims of the holders represented by such Indenture Trustee in the amount Allowed pursuant to the Plan. Any Proof of Claim filed by a registered or beneficial holder of Claims for which the applicable Indenture Trustee has filed a Proof of Claim shall be Disallowed by the Confirmation Order as duplicative of the Proof of Claim filed by the Indenture Trustee without need for any further action or Bankruptcy Court Order, except to the extent that any Claim, or a portion of a Proof of Claim, filed by a holder is not included within the Proof(s) of Claim filed by the applicable Indenture Trustee.

D.	Treatment Of Executory Contracts and Unexpired Leases

1.	Assumed Executory Contracts and Unexpired Leases

(a)	Assumption and Assignment Generally

Pursuant to Section 5.1(a) of the Plan, on the Effective Date, except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan, in a Final Order of the Bankruptcy Court, or as requested in any motion filed on or prior to the Effective Date, pursuant to section 365 of the Bankruptcy Code the applicable Debtor or Debtors will assume, or assume and assign, each executory contract or unexpired lease listed on Plan Supplement 11A. Each contract and lease listed on Plan Supplement 11A will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on Plan Supplement 11A will not constitute an admission by a Debtor or a Reorganized Debtor that such contract or lease (including any modifications, amendments, supplements, restatements, or other related agreements) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed during the Chapter 11 Cases, including those assumed pursuant to Section 5.1 of the Plan, shall be deemed modified such that the transactions contemplated by the Plan and the CCAA Plan shall not constitute a “change of control” (or terms with similar effect) under the applicable executory contract or unexpired lease, regardless of how such term may be defined therein, and any consent or advance notice required under such executory contract or unexpired lease shall be deemed satisfied by Confirmation of the Plan.

(b)	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Section 5.1(b) of the Plan provides that unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c)	Customer Agreements

Section 5.1(c) of the Plan provides that to the extent that (i) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services, (ii) such agreement constitutes an executory contract, and (iii) such agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (C) is not listed on Plan Supplement 11A or Plan Supplement 11B, (D) has not been designated for rejection in accordance with Section 5.2(a) of the Plan, such contract (including any modifications, amendments, supplements, restatements or other related agreements), purchase order or similar agreement will be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure amount to be paid in connection with the assumption of a customer contract that is not specifically identified in Plan Supplement 11A shall be $0.00.

(d)	Paper Retriever® and EcoRewards® Program Contracts

Section 5.1(d) of the Plan provides that any contract (including any modifications, amendments, supplements, restatements or other related agreements) of the Debtors under the Company’s Paper Retriever® and EcoRewards® programs for the collection, pick-up, payment for, or other services relating to, the collection of recyclables under the Paper Retriever® and EcoRewards® programs, including the leasing or provision of bins, will be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date unless such contract (i) has been previously rejected or assumed by order of the Bankruptcy Court, (ii) is subject to a motion to reject filed on or prior to the Effective Date, (iii) is listed on Plan Supplement 11B, or (iv) has been designated for rejection in accordance with Section 5.2(a) of the Plan. The Cure amount to be paid in connection with the assumption of any and all such Paper Retriever® and EcoRewards® contracts that are not specifically identified in Plan Supplement 11A shall be $0.00.

(e)	Utility Agreements

Section 5.1(e) of the Plan provides that to the extent that (i) the Debtors are party to any utility service contract or similar agreement with a utility, (ii) such agreement constitutes an executory contract, and (iii) such agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (C) is not listed on Plan Supplement 11A or Plan Supplement 11B, (D) has not been designated for rejection in accordance with Section 5.2(a) of the Plan, such utility service contract or similar agreement with a utility (including any modifications, amendments, supplements, restatements or other related agreements) will be deemed assumed by the applicable Debtor(s) in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure amount to be paid in connection with the assumption of a utility service contract or similar agreement with a utility that is not specifically identified in Plan Supplement 11A shall be $0.00.

(f)	Collective Bargaining Agreements

Section 5.1(f) of the Plan provides that unless otherwise requested in any motion filed on or prior to the Effective Date, all Collective Bargaining Agreements set forth on Plan Supplement 1 shall be deemed to have been assumed by the Debtors party thereto upon the occurrence of the Effective Date, as such Collective Bargaining Agreements may have been amended from time to time. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the pertinent Debtor’s assumption of each Collective Bargaining Agreement to which it is a party for the remaining term of agreement of each such Collective Bargaining Agreement as in effect on the Effective Date. The Cure amount to be paid in connection with the assumption of such Collective Bargaining Agreements shall be $0.00.

(g)	Payments Related to Assumption of Executory Contracts and Unexpired Leases.

Section 5.1(g) of the Plan provides that except as otherwise provided in the Plan, any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied by Cure in the amount, if any, set forth in Plan Supplement 11A, or, in the event of an objection to such Cure amount or if no such Cure amount is listed, in the amount agreed between the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction. If the non-Debtor party to the unexpired lease or executory contract does not object to the amount of Cures set forth in Plan Supplement 11A on or before the Voting Deadline, such non-Debtor party shall be deemed to accept such Cure amount. In the event of a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, such dispute shall be determined by the Bankruptcy Court, or as the parties may otherwise agree. To the extent that the Debtor who is a party to the unexpired lease or executory contract is to be merged pursuant to Sections 6.2 and 6.3 of the Plan, upon assumption as contemplated in the Plan, the Reorganized Debtor that is the surviving entity after such merger shall be the party to the unexpired lease or executory contract.

2.	Rejected Executory Contracts and Unexpired Leases.

(a)	Rejection Generally

Section 5.2(a) of the Plan provides that on the Effective Date, except for an executory contract or unexpired lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section 5.1 of the Plan, each executory contract or unexpired lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms shall be deemed rejected pursuant to section 365 of the Bankruptcy Code. The executory contracts or unexpired leases to be rejected pursuant to the Plan will include the executory contracts or unexpired leases listed on Plan Supplement 11B. Each executory contract and unexpired lease listed on Plan Supplement 11B shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract on Plan Supplement 11B will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. Regardless of whether an executory contract or unexpired lease is listed on Plan Supplement 11B, it will be deemed rejected unless such contract (a) is listed on Plan Supplement 11A, (b) was previously assumed, assumed and assigned, or rejected by order of the Bankruptcy Court, or (c) is deemed assumed pursuant to Section 5.1(c) and 5.1(d).

(b)	Rejection Damages Bar Date

Section 5.3(b) of the Plan provides that unless an earlier Claims Bar Date applies, if the rejection by a Debtor of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor unless a Proof of Claim with respect to such Claim is filed with the Claims and Noticing Agent and served upon counsel to the Debtors or the Reorganized Debtors (as the case may be) within thirty (30) days after (a) filing of a notice of the occurrence of the Effective Date or (b) entry of an order authorizing the rejection of such executory contract or unexpired lease.

3.	Limited Extension of Time to Assume or Reject

Pursuant to Section 5.3 of the Plan, in the event of a dispute as to whether a contract or lease is executory or unexpired, the right of the Debtors or Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after the entry of a Final Order by the Bankruptcy Court determining that the contract or lease is executory or unexpired. The deemed assumptions and rejections provided for in Article V of the Plan shall not apply to such contract or lease.

4.	Insurance Policies and Agreements

Section 5.4 of the Plan provides that the insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date set forth on Plan Supplement 2 shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreement. If the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors reserve the right to seek the rejection of such insurance policy or agreement or other available relief.

5.	Reservation of Rights

Section 5.5(a) of the Plan provides that the Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease.

Section 5.5(b) of the Plan provides that subject to Section 5.5(d) of the Plan, but notwithstanding any other provision of the Plan, each of the Debtors shall retain the right to, at any time prior to the Confirmation Hearing, modify, amend or supplement Plan Supplement 11A and Plan Supplement 11B, including the right to (i) delete any executory contract or unexpired lease listed therein, (ii) add any executory contract or unexpired lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section 5.1 of the Plan, or its rejection pursuant to Section 5.2 of the Plan, as the case may be, or (iii) modify the Cure Amount.

Section 5.5(c) of the Plan provides that the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumption, assumption and assignment, or rejection of the executory contracts and unexpired leases as contemplated in the Article V of the Plan pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed assumption, assumption and assignment, or rejection of an such executory contract or unexpired lease.

Section 5.5(d) of the Plan provides that the Debtors or Reorganized Debtors shall not assume any executory contract or unexpired lease that would result in Cure costs greater than $1 million without the consent of the Creditors Committee, such consent not to be unreasonably withheld.

E.	Implementation of the Plan

1.	Pre-Effective Date Injunction or Stays

Pursuant to Section 6.1 of the Plan, all injunctions or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

2.	Restructuring Transactions

Section 6.2 of the Plan provides that effective as of the Effective Date, the applicable Debtors and Reorganized ABH shall enter into one or more corporate reorganization and related transactions and take any actions as may be necessary or appropriate to simplify their corporate structure and to effect a tax efficient corporate restructuring of their respective businesses, in each case upon consultation with the Creditors Committee. The restructuring transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations or other transactions as may be determined by the Debtors or Reorganized ABH to be necessary or appropriate. The Debtors shall file Plan Supplement 12 setting forth the restructuring transactions that will occur.

3.	Dissolution of Certain Debtors

Section 6.3 of the Plan provides that on or as of the Effective Date, within the sole and exclusive discretion of the Debtors, the Debtors may, subject to Section 6.2 of the Plan but notwithstanding any other transactions described in Article VI of the Plan, (a) cause any or all of the Debtors to be merged into one or more of the Debtors, dissolved, or otherwise consolidated, (b) cause the transfer of assets between or among the Debtors, or (c) engage in any other transaction in furtherance of the Plan. Any such transaction shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors. The Debtors shall file Plan Supplement 3 with the Bankruptcy Court setting forth the Debtors that will be merged or dissolved.

4.	Amended Certificates of Incorporation and By-laws

Section 6.4 of the Plan provides that as of the Effective Date, the current certificates of incorporation and bylaws of the Debtors and other similar formation documents as applicable, shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, including, without limitation, the prohibition against the issuance of non-voting equity securities set forth in section 1123(a)(6) of the Bankruptcy Code (collectively, the “Amended Certificates of Incorporation and Bylaws”). The forms of Amended Certificates of Incorporation and Bylaws in Plan Supplements 4A and 4B shall become effective on the Effective Date. After the Effective Date, the Amended Certificates of Incorporation and Bylaws shall be subject to such further amendments or modifications as may be made by law, or pursuant to such Amended Certificates of Incorporation and Bylaws.

5.	No Further Approvals

Section 6.5 of the Plan provides that the mergers, transfers of assets, dissolutions, consolidations and other transactions contemplated in the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, Reorganized Debtors, or any entity created to effectuate the provisions of the Plan.

6.	Pre-Effective Date Management

Section 6.6 of the Plan provides that after the Confirmation Date and until the Effective Date, the current directors and officers of each Debtor shall continue to serve in such capacities, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the current bylaws and certificates of incorporation or other formation document of such Debtor.

7.	Post-Effective Date Management of Reorganized Debtors

Section 6.7(a) of the Plan provides that as of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated. A search committee (the “Search Committee”), consisting of three (3) members of the Creditors Committee, three (3) members of the Ad Hoc Unsecured Noteholders Committee, and one (1) representative of the Company shall be formed to select the Board. Among other things, the Search Committee shall be responsible for selecting the board of directors for Reorganized ABH (the “Board”), determining the number of directors (including the number of independent directors) comprising the Board, and defining the terms and other qualifications for such directors.

Section 6.7(b) of the Plan provides that as of the Effective Date, the initial officers of Reorganized ABH shall be the persons identified in Plan Supplement 5A. The term of any current officer of AbitibiBowater not identified as an officer of Reorganized ABH shall expire on the Effective Date.

Section 6.7(c) of the Plan provides that unless otherwise provided in Plan Supplement 5B, the directors and officers of each of the Debtors other than AbitibiBowater shall continue to serve in such capacities with respect to the Reorganized Debtors after the Effective Date.

Section 6.7(d) of the Plan provides that the Debtors shall file Plan Supplement 5B with the Bankruptcy Court on or before the Supplement Filing Date setting forth the names, affiliations and offices of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor shall be governed in accordance with the Amended Certificates of Incorporation and Bylaws or similar formation document.

8.	Management and Director Compensation and Incentive Plans and Programs

Section 6.8 of the Plan provides that on or as soon as practicable after the Effective Date, the Reorganized Debtors will adopt and implement a management stock incentive program, and such other management and director compensation and incentive programs as reasonably determined by the Debtors and Reorganized Debtors, as set forth in Plan Supplement 6 to be filed on or before the Supplement Filing Date; provided, however, that the Debtors and Reorganized Debtors shall reserve 8.5% on a fully diluted basis of the New ABH Common Stock for issuance pursuant to such management and director compensation and incentive programs. As of the Effective Date, all existing director and management compensation plans and programs set forth in Plan Supplement 6A shall remain in effect and the plans and programs set forth in Plan Supplement 6B shall be terminated. The form and substance of the management and director compensation and incentive plans and programs assumed or adopted by the Debtors and set forth in Plan Supplement 6A and 6B shall be reasonably acceptable to the Creditors Committee.

9.	Employee Compensation, Pension and Benefit Programs

Section 6.9 of the Plan provides that as of the Effective Date, all of the Debtors’ existing retirement income plans, welfare benefit plans, severance policies and other employee-related plans and programs set forth in Plan Supplement 7A, including all the Debtors’ existing U.S. and Canadian Pension Plans, shall remain in effect, as amended, and the plans and programs set forth in Plan Supplement 7B shall be terminated; after the Effective Date, the Reorganized Debtors shall have the sole authority to terminate, amend or implement retirement income plans, welfare benefit plans and other plans and programs for employees in accordance with the terms of such plans and applicable law. The form and substance of the employee compensation and benefit programs assumed by the Debtors set forth in Plan Supplement 7A shall be reasonably acceptable to the Creditors Committee.

(a)	U.S. Pension Plans

Bowater Inc. and Abitibi Consolidated Sales Corporation (collectively, the “U.S. Plan Sponsors” and as reorganized under the Plan, the “Reorganized U.S. Plan Sponsors”) sponsor and maintain four defined benefit pension plans known as the AbitibiBowater Inc. Pension Plan (the “AbitibiBowater Pension Plan”), the AbitibiBowater Inc. Retirement Plan (the “AbitibiBowater Retirement Plan”), the Abitibi Consolidated US Pension Plan for Certain Hourly-Paid Employees (the “Abitibi Pension Plan”), and the Abitibi Consolidated U.S. Retirement Plan (the “Abitibi Retirement Plan,” and collectively the “U.S. Pension Plans”). The U.S. Pension Plans are covered by Title IV of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) (29 U.S.C. § 1310 et seq.). The Pension Benefit Guaranty Corporation (“PBGC”), a wholly-owned United States government corporation, guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV of ERISA.

The U.S. Pension Plans will not be modified or affected by the Plan and will be continued after the Effective Date in accordance with their terms. Subject to any and all applicable rights and defenses of the Debtors and the Reorganized Debtors, the U.S. Plan Sponsors and the Reorganized U.S. Plan Sponsors will: (a) satisfy the minimum funding standards under 26 U.S.C. §§ 412, 430 and 29 U.S.C. § 1082; (b) be liable for the payment of PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307; and (c) administer the U.S. Pension Plans in accordance with the provisions of ERISA. After the Effective Date, the Reorganized U.S. Plan Sponsors will have the authority to terminate, amend or freeze the U.S. Pension Plans in accordance with the terms of the U.S. Pension Plans, ERISA and the Internal Revenue Code. In general, subject to any and all applicable rights and defenses of the Debtors and the Reorganized Debtors, if the U.S. Pension Plans terminate after the Effective Date, the Reorganized U.S. Plan Sponsors, and all members of its controlled group, will be jointly and severally liable for any unpaid minimum funding contributions, statutory premiums, and unfunded benefit liabilities of the U.S. Pension Plans. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, any member of the Debtors’ controlled groups (as defined in 29 U.S.C. §§ 1301(a)(14)), or any other party, in any capacity, from any current or future liability with respect to the U.S. Pension Plans, and PBGC and the U.S. Pension Plans will not be enjoined or precluded from enforcing such liability as a result of the Plan’s provisions or confirmation

PBGC has filed contingent claims in the Chapter 11 Cases against each Debtor (collectively, the “PBGC Claims”), including estimated claims for unfunded benefit liabilities on a termination basis owed to the AbitibiBowater Pension Plan in the amount of $165,000,000, the AbitibiBowater Retirement Plan in the amount of $189,300,000, the Abitibi Pension Plan in the amount of $11,700,000, and the Abitibi Retirement Plan in the amount of $15,800,000. Upon the Effective Date, PBGC will be deemed to have withdrawn the PBGC Claims with prejudice.

10.	Exit Financing Facilities

Section 6.11 of the Plan provides that on the Effective Date, the Reorganized Debtors will enter into definitive documentation, in a form and in substance satisfactory to the Debtors and reasonably acceptable to the Creditors Committee, with respect to the Exit Financing Facilities in an aggregate amount up to $2.3 billion, less cash on hand and proceeds from the Rights Offering. On or about the Effective Date, the Debtors shall borrow funds under the Exit Financing Facilities in amounts which, together with such other cash as is then available to the Debtors, will be sufficient to make all Cash distributions to be made under the Plan and the CCAA Plan.

The Company, together with its financial advisors, have commenced a process to solicit indications of interest from potential financing sources to fund the Exit Financing Facilities.

11.	Issuance of New ABH Common Stock and Exercise of Subscription Rights

Pursuant to Section 6.13 of the Plan, on the Effective Date, Reorganized ABH shall authorize and issue New ABH Common Stock for distribution in accordance with the Plan and the CCAA Plan, subject to Dilution; provided, however, that as set forth in Section 6.8 of the Plan, Reorganized ABH shall reserve shares representing 8.5% on a fully diluted basis of the New ABH Common Stock for issuance pursuant to management and director incentive programs.

The issuance of the New ABH Common Stock and the distribution, transfer or exchange thereof in accordance with the Plan and the exercise of Subscription Rights by Rights Offering Participants as provided in the Plan shall be exempt from registration under applicable securities laws to the fullest extent permitted by section 1145(a) of the Bankruptcy Code, section 4(2) of the Securities Act and any other applicable exemption.

The issuance of New ABH Common Stock and the distribution, transfer or exchange thereof in accordance with the CCAA Plan and the exercise of Subscription Rights by the Rights Offering Participants in accordance with the CCAA Plan shall be exempt from registration under the Securities Act pursuant to section 3(a)(10) of the Securities Act and such securities will be freely transferable under the U.S. federal securities laws except to the extent such securities or the Rights Offering Notes are received by persons who are deemed to be “underwriters” (as defined in section 1145(b) of the Bankruptcy Code), in which case such securities and the Rights Offering Notes may be resold only in transactions permitted by the resale provisions of Rule 144 or Regulation S under the Securities Act or as otherwise permitted under the Securities Act.

The Reorganized Debtors shall use their reasonable best efforts to cause the New ABH Common Stock to be listed on the New York Stock Exchange, the NASDAQ Global Market or NASDAQ Global Select Market and/or the Toronto Stock Exchange.

12.	Dissolution of Committee

Section 6.14 of the Plan provides that subject to Section 4.3 of the Plan, on and as of the Effective Date, the Creditors Committee shall be dissolved, and its members shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases.

13.	Effectuating Documents; Further Transactions

Section 6.15 of the Plan provides that the Chief Executive Officer, President, Chief Financial Officer or Chief Legal Officer of Reorganized ABH or any Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, without any further order of the Bankruptcy Court and without the requirement of any further action by any stockholder or director of any of the Debtors or Reorganized Debtors. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

14.	Surrender of Existing Securities

Section 6.16 of the Plan provides that as soon as practicable after the Effective Date, each holder of an Unsecured Note Claim shall surrender its note(s) to the relevant Indenture Trustee (or the applicable Debtors, Reorganized Debtors or agent with respect to the Series A-D Notes), or in the event such note(s) are held in the name of, or by a nominee of, The Depository Trust Company, the Reorganized Debtors shall seek the cooperation of The Depository Trust Company to provide appropriate instructions to the Indenture Trustees (or the applicable Debtors, Reorganized Debtors or agent with respect to the Series A-D Notes). No distributions under the Plan shall be made for or on behalf of such holder unless and until such note(s) is received by the Indenture Trustees (or the applicable Debtors, Reorganized Debtors or agent with respect to the Series A-D Notes) or the loss, theft or destruction of such note(s) is established to the reasonable satisfaction of the applicable Indenture Trustee (or the applicable Debtors, Reorganized Debtors or agent with respect to the Series A-D Notes), which satisfaction may require such holder to submit (a) a lost instrument affidavit and (b) an indemnity bond holding the Debtors, the Reorganized Debtors, and the Indenture Trustees, harmless in respect of such note and distributions made thereof. Upon compliance with Section 6.16 of the Plan by a holder of any Unsecured Note Claim, such holder shall, for all purposes under the Plan, be deemed to have surrendered such Unsecured Note Claim. Any holder that fails to surrender such Unsecured Note or satisfactorily explain its non-availability to the applicable Indenture Trustee (or the applicable Debtors, Reorganized Debtors or agent with respect to the Series A-D Notes) within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors, the Reorganized Debtors (or their property), or the Indenture Trustees in respect of such Claim and shall not participate in any distribution under the Plan. All property in respect of such forfeited distributions, including interest thereon, shall be promptly returned to the Reorganized Debtors by the applicable Indenture Trustee (or the applicable Debtors, Reorganized Debtors or agent with respect to the Series A-D Notes), and any such security shall be cancelled. Notwithstanding the foregoing, if the record holder of an Unsecured Note Claims is DTCC or its nominee or such other securities depository or custodian thereof, or if a Unsecured Note Claim is held in book-entry or electronic form pursuant to a global security held by DTCC or such other securities depository or custodian thereof, then the beneficial holder of such an Allowed Unsecured Note Claim shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTCC or such other securities depository or custodian thereof.

15.	Allowed Intercompany Claims and Intercompany Interests

Pursuant to Section 6.17 of the Plan, each Debtor that holds an Allowed Intercompany Claim shall be entitled to account for such Allowed Intercompany Claim in its books and records as an asset of such Debtor and shall be deemed to have received distributions on account of such Allowed Intercompany Claim. Prior to effectiveness of the discharge of Allowed Intercompany Claims and Allowed Intercompany Interests pursuant to Section 2.15 of the Plan, the Debtors and Reorganized ABH, as the case may be, shall have the right to retain for the benefit of Reorganized ABH such Allowed Intercompany Claims and Allowed Intercompany Interests, or effect such transfers and setoffs with respect to, Allowed Intercompany Claims and Allowed Intercompany Interests as they may deem appropriate for accounting, tax and commercial business purposes, to the fullest extent permitted by applicable law.

F.	Rights Offering

As described in Section 6.12 of the Plan, subject to the auction process and bidding procedures referred to in the Backstop Agreement, the Debtors may implement a rights offering (the “Rights Offering”) for the issuance of securities, on terms and in substance reasonably satisfactory to the Debtors, in an amount not to exceed $500 million and consistent with the terms of the Backstop Agreement. Among other things, the Rights Offering will be made available to creditors in the Chapter 11 Cases and the CCAA Proceedings and will be subject to approval by the Canadian Court and the Bankruptcy Court. The form and substance of the Rights Offering approved by the Bankruptcy Court shall be reasonably acceptable to the Creditors Committee.

G.	Confirmation and Consummation of the Plan

1.	Conditions to Confirmation

The following are conditions precedent to Confirmation of the Plan that may be satisfied or waived in accordance with Section 7.3 of the Plan:

(a)	The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance reasonably acceptable to the Debtors, the Creditors Committee, and the Monitor; and

(b)	The Debtors shall have entered into a backstop agreement and Rights Offering, if necessary, and commitment agreements for the Exit Financing Facilities, in form and substance reasonably acceptable to the Debtors, the Creditors Committee and the Monitor, and all fees and expenses related thereto shall have been approved by the Bankruptcy Court.

2.	Conditions to the Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 7.3 of the Plan.

(a)	The Confirmation Order in form and substance reasonably acceptable to the Debtors, the Creditors Committee and the Monitor shall have been entered by the Bankruptcy Court;

(b)	The Confirmation Order shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;

(c)	The Sanction Order in form and substance reasonably acceptable to the Debtors and the Creditors Committee shall have been entered by the Canadian Court;

(d)	The operation and effect of the Sanction Order shall not have been stayed, reversed or amended;

(e)	The Reorganized Debtors shall have entered into the Exit Financing Facilities, all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof and, simultaneous with the Effective Date, the Exit Financing Facilities shall be in full force and effect;

(f)	The Reorganized Debtors shall have entered into a backstop agreement and the Rights Offering documents, if necessary, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof and, simultaneous with the Effective Date, the backstop agreement and the Rights Offering documents shall be in full force and effect;

(g)	The Exhibits, Supplements, schedules, documents, or agreements to be executed in connection with the Plan shall be in form and substance reasonably acceptable to the Debtors, and such documents (other than ministerial documents executed in connection with the Plan) are reasonably acceptable to the Creditors Committee and the Monitor;

(h)	All statutory fees then due and payable to the United States Trustee shall have been paid in full; and

(i)	all conditions precedent to the implementation of the CCAA Plan but for the implementation of the Plan shall have been satisfied or waived.

3.	Waiver of Conditions

Section 7.3 of the Plan provides that the Debtors may waive any or all of the conditions set forth in Sections 7.1 and 7.2 of the Plan (except for the conditions set forth in Section 7.1(a), 7.2(a) or 7.2(c)) at any time; provided, however, that other than for the waiver of technical or immaterial conditions, the Debtors may not waive any condition without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld. Any such waiver may be effected at any time by filing a notice thereof with the Bankruptcy Court. No waiver or non-waiver of any conditions to Confirmation or to the occurrence of the Effective Date shall diminish the application of the mootness doctrine with respect to the Confirmation of the Plan or any order entered in connection therewith, which doctrine shall apply to the fullest extent of applicable law.

4.	Notice of Effective Date

Section 7.4 of the Plan provides that the Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Section 7.2 of the Plan have been satisfied or waived pursuant to Section 7.3 of the Plan.

5.	Order Denying Confirmation

Section 7.5 of the Plan provides that if an Order denying confirmation of the Plan is entered by the Bankruptcy Court and such Plan is not consummated, then nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the Holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors, (d) be deemed an admission against interest by the Debtors, or (e) constitute a settlement, implicit or otherwise, of any kind whatsoever.

H.	Effect of the Plan on Assets, Claims and Interests

1.	Revesting of Assets

Except as provided in the Plan, on the Effective Date, all property of the Estates, to the fullest extent provided by section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtors of every kind and nature shall revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (a) those Liens, Claims and Interests retained or created pursuant to the Plan or any document entered into in connection with the transactions described in the Plan and (b) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date.

2.	Discharge of Claims and Termination of Interests

Section 8.2 of the Plan provides that as of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in the Plan, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any Claims arising under the Secured Funded Debt Agreements, the DIP Facility Documents, the DIP Facility Order, the Securitization Facility and the Securitization Order (whether or not such Claims are indemnification claims that purport to survive consummation of the Plan). Except as otherwise provided in the Plan or the Confirmation Order, Confirmation shall, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (w) a Proof of Claim is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, (x) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code, (y) the holder of a Claim based on such debt has accepted the Plan or (z) such Claim is listed in the Schedules; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors.

As of the Effective Date, except as otherwise provided in the Plan or the Confirmation Order and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in the Plan, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

3.	Cancellation of Liens

Section 8.3 of the Plan provides that except as otherwise provided in the Plan, on the Effective Date, and with respect to the Secured Funded Debt Claims, only upon payment of the Secured Funded Debt Claims in full as provided in the Plan, (a) all Liens, Administrative Claims and rights related to any Claim or Interest, including, without limitation, those existing under the Secured Funded Debt Agreements, the DIP Facility Documents, the DIP Facility Order, the Securitization Facility and the Securitization Order shall be deemed released, terminated, null and void and of no effect, and (b) any Lien securing any Other Secured Claim (other than a Lien securing an Other Secured Claim that is Reinstated pursuant to the Plan) shall be deemed released, terminated, null and void and of no effect. The holder of Claims (other than a holder of any Other Secured Claim that is Reinstated pursuant to the Plan) shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery, and filing or recording of such release documents as may be reasonably requested by the Debtors (or the Reorganized Debtors, as the case may be) and the Debtors (or the Reorganized Debtors, as the case may be) are hereby authorized to take any actions on or after the Effective Date as required to effectuate the release of collateral or other property of any Debtor or any subsidiary of a Debtor (including, without limitation, filing of appropriate termination statements and directing third parties holding collateral or other property of any Debtor to promptly remit such collateral or property without further consent of any other party).

4.	Injunctions

Section 8.4 of the Plan provides that except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

Except as otherwise provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Person; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

In exchange for the distributions pursuant to the Plan, each holder of an Allowed Claim receiving such distribution pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 8.4 of the Plan.

I.	Releases

1.	Mutual Releases

Section 8.5(a) of the Plan provides that on the Effective Date, (a) the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, any Person seeking to exercise any rights of the Debtors, the Reorganized Debtors or their Estates, including any successor to the Debtors or the Reorganized Debtors or any estate representative appointed or selected pursuant to section 1123 of the Bankruptcy Code, (b) all of their respective officers, directors, employees, partners, advisors, attorneys, financial advisors, accountants and other professionals, (c) the members of, and counsel and financial advisors to, the Creditors Committee, (d) the members of, and counsel and financial advisors to, the Ad Hoc Unsecured Noteholders Committee, (e) the DIP Agent and the DIP Lenders, each in their capacities as such, and their respective legal counsel and financial advisors, (f) Citibank, N.A., Barclays Bank PLC and Barclays Capital Inc., in their respective capacities under the Securitization Facility, (g) the Indenture Trustees, each in their capacity as such, (h) the Monitor in its capacity as such, its current officers and directors, and its legal counsel and financial advisors, and (i) the Secured Funded Debt Administrative Agents and Secured Funded Debt Lenders, each in their capacity as such, and their counsel and financial advisors, (collectively clauses (a) through (i) being the “Released Parties,” and each a “Released Party”) shall be deemed to and shall unconditionally and irrevocably release each other from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above or any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Chapter 15 Debtors, the CCAA Debtors, the Chapter 11 Cases, the Chapter 15 Cases, the CCAA Proceedings, the Rights Offering, the Plan, and the CCAA Plan, except that (i) no individual shall be released from any act or omission that constitutes gross negligence or willful misconduct, (ii) the Reorganized Debtors shall not relinquish or waive the right to assert any of the foregoing as a legal or equitable defense or right of setoff or recoupment against any Claims of any such Persons asserted against the Debtors or the Reorganized Debtors, and (iii) the foregoing release shall not apply to any express contractual or financial obligations owed to the Debtors or Reorganized Debtors or any obligation arising under the Plan or an agreement entered into pursuant to, or contemplated by, the Plan.

2.	Releases By Non-Debtors

Section 8.5(b) of the Plan provides that on and as of the Effective Date, all Persons who (a) directly or indirectly have held, hold, or may hold Claims or Interests, (b) vote to accept the Plan as set forth on the relevant Ballot, and (c) do not mark their Ballot to indicate their refusal to grant the releases described in the Plan, shall be deemed, by virtue of their receipt of distributions and/or other treatment contemplated under the Plan, to have absolutely, unconditionally, irrevocably, and forever released and covenanted with the Reorganized Debtors and the other Released Parties not to (y) sue or otherwise seek recovery from any of the Reorganized Debtors or any other Released Party on account of any Claim or Interest, including but not limited to any Claim based upon tort, breach of contract, violations of federal or state securities laws or otherwise, based upon any act, occurrence, or failure to act from the beginning of time through the Effective Date in any way relating to the Debtors or their business and affairs or (z) assert against any of the Reorganized Debtors or any other Released Party any claim, obligation, right, Cause of Action or liability that any holder of a Claim or Equity Interest may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or thereafter arising, based in whole or in part on any act or omission, transaction, or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Chapter 15 Debtors, the Chapter 11 Cases, the Chapter 15 Cases, the CCAA Proceedings, the Rights Offering, the Plan or the CCAA Plan; provided, however, that (i) none of the Released Parties shall be released from any claim based on any act or omission that constitutes gross negligence or willful misconduct, (ii) such release shall not apply to Ordinary Course Administrative Claims and Fee Claims or obligations arising under the Plan, and (iii) such release shall not be construed to prohibit a party in interest from seeking to enforce the terms of the Plan.

J.	Exculpation and Limitation of Liability

Pursuant to Section 8.6 of the Plan, the Debtors, the Reorganized Debtors and the other Released Parties (a) shall have no liability whatsoever to one another or any holder or purported holder of a Claim or Equity Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the settlement of Claims or renegotiation of executory contracts and leases, the negotiation of the Plan, the negotiation of the Plan Supplement Documents, the Exit Facility Documents, the Rights Offering, the Rights Offering Documents, the pursuit of approval of the Disclosure Statement or the Plan or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the Chapter 15 Cases, the consummation of the Plan or the CCAA Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement, or in furtherance thereof, or any obligations that they have under or in connection with the Plan or the transactions contemplated by the Plan (collectively, the “Exculpated Claims”), except for any act or omission that constitutes willful misconduct or gross negligence as determined by a Final Order, and (b) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. No holder of any Claim or Interest, or other party-in-interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or Affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Released Parties with respect to the Exculpated Claims. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Released Parties from liability.

K.	Retention and Enforcement and Release of Causes of Action

Section 8.7 of the Plan provides that subject to Section 4.3 of the Plan, except as otherwise provided in the Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Causes of Action including, without limitation, the Causes of Action identified on Plan Supplement 10 (the “Retained Causes of Action”). Subject to Section 4.3 of the Plan, the Reorganized Debtors, as the successors in interest to the Debtors and their Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. The Debtors or the Reorganized Debtors expressly reserve all rights to prosecute any and all Litigation Claims against any Person, except as otherwise expressly provided in the Plan, and no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Litigation Claims upon, after, or as a consequence of Confirmation or the occurrence of the Effective Date.

L.	Certain Cross-Border Insolvency Provisions of the Plan

1.	No Double Recovery on Allowed Cross-Border Claims

Section 9.1 of the Plan provides that to the extent that the same Claim is an Allowed Claim against a Cross-Border Debtor under the Plan and a Proven Claim against the same Cross-Border Debtor under the CCAA Plan (such claim, an “Allowed Cross-Border Claim”), (a) there shall only be a single recovery on account of such

Allowed Cross-Border Claim, and (b) the aggregate distribution which such Allowed Cross-Border Claim shall receive, whether under the Plan, the CCAA Plan or a combination of both, shall not exceed the greatest distribution which such Allowed Cross-Border Claim would be entitled to receive as an Allowed Claim under the Plan or a Proven Claim under the CCAA Plan. The aggregate recovery on an Allowed Claim from all sources, including distributions under the Plan, the CCAA Plan or a combination of both, regardless of whether on account of a theory of primary or secondary liability, by reason of guarantee, indemnity agreement, joint and several obligations or otherwise, shall not exceed 100% of the face amount of the underlying Allowed Claim.

M.	Miscellaneous

1.	Retention of Jurisdiction

Section 10.1 of the Plan provides that following the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising from or relating to the Chapter 11 Cases to the fullest extent of applicable law, including, without limitation:

(a)	To determine the validity under any applicable law, allowability, classification and priority of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Bankruptcy Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date;

(b)	To construe and to take any action authorized by the Bankruptcy Code and requested by the Reorganized Debtors or any other party in interest to enforce the Plan and the documents and agreements filed in connection with the Plan, issue such orders as may be necessary for the implementation, execution and consummation of the Plan, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of the Plan and to ensure conformity with the terms and conditions of the Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

(c)	To determine any and all applications for allowance of compensation and expense reimbursement of Professionals retained by the Debtors, the Reorganized Debtors or the Creditors Committee, and for members of the Creditors Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

(d)	To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

(e)	To resolve any dispute regarding the implementation or interpretation of the Plan, or any related agreement or document that arises at any time before the Chapter 11 Cases are closed, including the determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors’ obligations to cure defaults under assumed contracts, leases, franchises and permits;

(f)	To determine any and all matters relating to the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, the nature and amount of any Cure required for the assumption of any executory contract or unexpired lease, and the allowance of any Claim resulting therefrom, including the amount, validity and treatment under any applicable law of any Claim for damages arising from or related to the rejection of any such contract (including that certain Call Agreement between Woodbridge International Holdings, Ltd., Woodbridge International Holdings SA, Woodbridge Co. Ltd., Abitibi Consolidated Sales Corp., and ACI, dated September 6, 2001, as amended);

(g)	To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought in the Bankruptcy Court on or before the Effective Date;

(h)	To determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by the Plan; and

(i)	To modify the Plan pursuant to section 1127 of the Bankruptcy Code or to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes.

From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date. Nothing contained in the Plan shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court, the Canadian Court, or any other court or tribunal in the United States or Canada, including the ability of any such court or tribunal to provide appropriate relief under applicable law on an ex parte or “limited notice” basis.

2.	Terms Binding

Section 10.2 of the Plan provides that upon the occurrence of the Effective Date, all provisions of the Plan, including all agreements, instruments and other documents filed in connection with the Plan and executed by the Debtors or the Reorganized Debtors in connection with the Plan, shall be binding upon the Debtors, the Reorganized Debtors, all Claim and Interest holders and all other Persons that are affected in any manner by the Plan. All agreements, instruments and other documents filed in connection with the Plan shall have full force and effect, and shall bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter. The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

3.	Governing Law

Section 10.3 of the Plan provides that except to the extent that the Bankruptcy Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtors, the rights, duties and obligations arising under the Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the laws of the State of Delaware.

4.	Severability

Pursuant to Section 10.4 of the Plan, if the Bankruptcy Court determines at the Confirmation Hearing that any material provision of the Plan is invalid or unenforceable, such provision, subject to section 1127 of the Bankruptcy Code, shall be severable from the Plan and shall be null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of the Plan.

5.	Confirmation Order and Plan Control

Pursuant to Section 10.5 of the Plan, except as otherwise provided in the Plan, in the event of any inconsistency between the Plan and this Disclosure Statement, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

6.	Plan Supplements

Section 10.7 of the Plan provides that each of the Plan Supplements shall be in form and substance reasonably satisfactory to the Creditors Committee.

7.	Modifications to the Plan

Pursuant to Section 10.8 of the Plan, the Debtors may amend or modify the Plan, and any Exhibit, schedule or Supplement to the Plan, at any time prior to the Confirmation Date in accordance with the Bankruptcy Code and Bankruptcy Rules; provided, however, that other than for technical or immaterial amendments and modifications, the Debtors may not amend or modify the Plan without the prior consent of the Creditors Committee, such consent not to be unreasonably withheld. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, modified or supplemented, if the proposed alteration, amendment, modification or supplement does not materially and adversely change the treatment of the Claim or Interest of such holder.

8.	Revocation, Withdrawal or Non-Consummation

Section 10.9 of the Plan provides that the Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect. In such event, nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

9.	Post-Confirmation Date Retention of Professionals

Section 10.10 of the Plan provides that upon the Effective Date, any requirement that professionals employed by the Reorganized Debtors comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will be authorized to employ and compensate professionals in the ordinary course of business and without the need for Bankruptcy Court approval.

10.	Exemption from Transfer Taxes

Section 10.11 of the Plan provides that pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents under the Plan, (b) the creation of any mortgage, deed of trust, Lien, pledge or other security interest under the Plan, (c) the making or assignment of any lease or sublease pursuant to the Plan, or (d) the making or delivery of any deed or other instrument of transfer under, pursuant to, or in connection with the Plan, including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, assignments, and transfers of tangible property executed in connection with the Plan, the Confirmation Order or the Sanction Order, shall not be subject to any stamp tax or similar tax or government assessment to the fullest extent provided for under the Bankruptcy Code.

11.	Payment of Statutory Fees

Section 10.12 of the Plan provides that all fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

12.	Payment of Fees and Expenses of Indenture Trustees

Section 10.13 of the Plan provides that on the Effective Date (and thereafter with respect to fees and expenses relating to post-Effective Date service under the Plan or the CCAA Plan) or as soon as reasonably practicable thereafter, the Disbursing Agent shall pay in Cash all reasonable and documented fees and expenses of the Indenture Trustees (the “Indenture Trustee Fee Claims”); provided, however, that the Indenture Trustees and their advisors must provide reasonably detailed fee invoices to the Debtors or the Reorganized Debtors as a condition of payment hereunder (subject to redaction to preserve attorney-client privilege), and provided, further that the Indenture Trustees shall retain and may exercise their respective charging liens or priority payment rights (if any) until paid in full hereunder. Notwithstanding the foregoing, the Debtors or Reorganized Debtors may dispute any portion of the Indenture Trustee Fee Claims (a “Disputed Indenture Trustee Fee Claim”), in which case (a) the Debtors or Reorganized Debtors shall pay the portion of the Indenture Trustee Fee Claim that is not specifically disputed, and (b) in the absence of a consensual resolution of the Disputed Indenture Trustee Fee Claim, the Debtors, Reorganized Debtors or the applicable Indenture Trustee shall submit the Disputed Indenture Trustee Fee Claim to the Bankruptcy Court for adjudication.

13.	Notice

All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided in the Plan or herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

ABITIBIBOWATER INC.

1155 Metcalfe Street, Suite 800

Montréal (Québec), Canada H3B 5H2

Attention: Jacques P. Vachon

Telephone: (514) 875-2160

with a copy to:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Kelley A. Cornish	Pauline K. Morgan
Alice Belisle Eaton	Sean T. Greecher
Claudia R. Tobler	The Brandywine Building
Lauren Shumejda	1000 West Street, 17th Floor
Jacob A. Adlerstein	Wilmington, Delaware 19801
1285 Avenue of the Americas	Telephone: (302) 571-6600
New York, New York 10019-6064	Facsimile: (302) 571-1253
Telephone: (212) 373-3000
Facsimile: (212) 757-3990

14.	Reservation of Rights

Section 10.14 of the Plan provides that the filing of the Plan, the Disclosure Statement, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan, shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtors with respect to any holders of Claims against or Interests in the Debtors.

15.	No Waiver

Section 10.15 of the Plan provides that neither the failure of a Debtor to list a Claim or Interest in the Debtor’s Schedules, the failure of a Debtor to object to any Claim, Administrative Expense Claim or Interest for purposes of voting, the failure of a Debtor to object to a Claim, Administrative Expense Claim or Interest prior to the Confirmation Date or the Effective Date, nor the failure of a Debtor to assert a Retained Cause of Action prior to the Confirmation Date or the Effective Date shall, in the absence of a legally-effective express waiver or release executed by the Debtor with the approval of the Bankruptcy Court, if required, and with any other consents or approvals required under the Plan, be deemed a waiver or release of the right of a Debtor, a Reorganized Debtor, the Post-Effective Date Claims Agent or their respective successors, either before or after solicitation of votes on the Plan, the Confirmation Date or the Effective Date, to (a) object to or examine such Claim, Administrative Expense Claim or Interest, in whole or in part, or (b) retain or either assign or exclusively assert, pursue, prosecute, utilize, or otherwise act or enforce any Retained Cause of Action against the holder of such Claim, Administrative Expense Claim or Interest.

VII.

CONFIRMATION OF THE PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. The Confirmation Hearing pursuant to section 1128 of the Bankruptcy Code will be held on [            ,     ] 2010 at [            .m.], prevailing Eastern Time, before the Honorable Kevin J. Carey, Chief United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Fifth Floor, Courtroom 5, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of adjournment at the Confirmation Hearing, or at any subsequent adjourned Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to Confirmation of the Plan must: (i) be made in writing; (ii) state the name and address of the objecting party and the nature of the claim or interest of such party; (iii) state with particularity the legal and factual basis and nature of any objection to the Plan; and (iv) be filed with the Bankruptcy Court, together with proof of service, and served so that they are received on or before [            ] at 4:00 p.m., prevailing Eastern Time by the following parties:

Counsel to the Debtors:

Paul, Weiss, Rifkind, Wharton	Young Conaway Stargatt & Taylor, LLP
& Garrison LLP	The Brandywine Building
1285 Avenue of the Americas	1000 West Street, 17th Floor
New York, New York 10019-6064	P.O. Box 391
Facsimile: (212) 757-3990	Wilmington, Delaware 19801-1037
Attn: Kelley A. Cornish, Esq.	Facsimile: (302) 571-1253
Alice Belisle Eaton, Esq.	Attn: Pauline K. Morgan, Esq.
Claudia R. Tobler, Esq.	Sean T. Greecher, Esq.
Lauren Shumejda, Esq.
Jacob A. Adlerstein, Esq.

The U.S. Trustee:

U.S. Trustee

Office of the United States Trustee

J. Caleb Boggs Federal Building

844 King Street, Suite 2207

Lock Box 35

Wilmington, Delaware 19801

Facsimile: (302) 573-6497

Attn: David M. Klauder, Esq.

Counsel to the Official Committee of Unsecured Creditors:

Paul, Hastings, Janofsky & Walker LLP	Bayard, P.A.
Park Avenue Tower	222 Delaware Avenue, Suite 900
75 E. 55th Street	Wilmington, Delaware, 19801
New York, New York 10022	Facsimile: (302) 658-6395
Facsimile: (212) 319-4090	Attn: Neil B. Glassman, Esq.
Attn: Luc A. Despins, Esq.

Counsel to Wachovia Bank, N.A., as the Bowater Secured Bank Agent

Morgan Lewis & Bockius LLP	Connolly Bove Lodge & Hutz LLP
101 Park Avenue	1007 North Orange Street
New York, New York 10178-0600	8th Floor
Facsimile: (212) 309-6001	Wilmington, DE 19899
Attn: Richard S. Toder, Esq.	Facsimile: (302) 658-5614
Attn: Jeffrey C. Wisler, Esq.

Counsel to Bank of Nova Scotia, as the BCFPI Secured Bank Agent

Orrick, Herrington & Sutcliffe LLP	Klehr, Harrison, Harvey,
666 Fifth Avenue	Branzburg & Ellers, LLP
New York, New York 10103-0001	919 Market Street, Suite 1000
Facsimile: (212) 506-5151	Wilmington, Delaware 19801
Attn: Raniero D’Aversa, Jr.	Facsimile: (302) 426-9193
Attn: Joanne B. Willis, Esq.

Counsel to the Monitor

Allen & Overy LLP	Buchanan Ingersoll & Rooney
1221 Ave of the Americas	The Brandywine Building
New York, NY 10020	1000 West Street, Suite 1410
Facsimile: (212) 610-6399	Wilmington, Delaware 19801
Attn: Ken Coleman, Esq.	Facsimile (302) 552-4295
Attn: Mary F. Caloway, Esq.

Objections to confirmation of the Plan are governed by Rule 9014 of the Bankruptcy Rules. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY AND PROPERLY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	Statutory Requirements for Confirmation of the Plan in Chapter 11 Cases

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (i) is accepted by all Classes of Claims and Interests or, if rejected by an impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, (ii) is feasible and (ii) is in the “best interests” of holders of Claims and Interests impaired under the Plan.

AS EXPLAINED ABOVE, THE BANKRUPTCY CODE CONTAINS PROVISIONS FOR CONFIRMATION OF A PLAN EVEN IF IT IS NOT ACCEPTED BY ALL CLASSES. THESE SO-CALLED “CRAMDOWN” PROVISIONS ARE SET FORTH IN SECTION 1129(b) OF THE BANKRUPTCY CODE, WHICH PROVIDES THAT A PLAN OF REORGANIZATION CAN BE CONFIRMED EVEN IF IT HAS NOT BEEN ACCEPTED BY ALL IMPAIRED CLASSES OF CLAIMS AND INTERESTS AS LONG AS AT LEAST ONE IMPAIRED CLASS OF NON-INSIDER CLAIMS HAS VOTED TO ACCEPT THE PLAN.

1.	Acceptance

Claims in Classes 6A-6HH and 7A-7HH are impaired under the Plan, and, therefore, must accept the Plan in order for it to be confirmed without application of the “fair and equitable test,” described below, to such Classes. As stated above, impaired Classes of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in dollar amount and a majority in number of the Claims of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

Classes 1A-1HH, 2A-2G, 3A-3G, 4A-4G and 5A-5HH are unimpaired under the Plan, and the holders of Allowed Claims in each of these Classes are conclusively presumed to have accepted the Plan.

The Debtors, as the holders of Intercompany Claims in Classes 8A-8HH, shall be deemed to have accepted the Plan and votes to accept or reject the Plan shall not be solicited from the Debtors in their capacities as the holders of Intercompany Claims.

Classes 9A-9HH are impaired and the holders of such Common Stock Claims and Interests will not receive or retain any property under the Plan. Accordingly, these classes are deemed not to have accepted the Plan and confirmation of the Plan will require application of the “fair and equitable test,” described below.

2.	Fair and Equitable Test

The Debtors will seek to confirm the Plan notwithstanding the non-acceptance or deemed non-acceptance of the Plan by any impaired Class of Claims or Interests. To obtain such confirmation, it must be demonstrated that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such dissenting impaired Class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to on account of its claims or interests. The Debtors believe that the Plan satisfies these requirements.

The Bankruptcy Code establishes different “fair and equitable” tests for secured claims, unsecured claims and equity interests, as follows:

(i) Secured Creditors. Either (i) each holder of an impaired secured claim retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens attaching to the proceeds of the sale and the treatment of such liens on proceeds is as provided in clauses (i) or (ii) above.

(ii) Unsecured Creditors. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan.

(iii) Interest Holders. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greater of the fixed liquidation preference to which such holder is entitled, or the fixed redemption price to which such holder is entitled or the value of the equity interest, or (ii) the holders of equity interests that are junior to the nonaccepting class will not receive or retain any property under the plan.

THE DEBTORS BELIEVE THAT THE PLAN MAY BE CONFIRMED ON A NONCONSENSUAL BASIS (PROVIDED AT LEAST ONE IMPAIRED CLASS OF CLAIMS VOTES TO ACCEPT THE PLAN). ACCORDINGLY, THE DEBTORS WILL DEMONSTRATE AT THE CONFIRMATION HEARING THAT THE PLAN SATISFIES THE REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE AS TO ANY NON-ACCEPTING CLASS.

3.	Feasibility

Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. This condition is often referred to as the “feasibility” of the Plan. The Debtors believe that the Plan satisfies this requirement.

For purposes of determining whether the Plan meets this requirement, the financial advisors of the Debtors have analyzed the Debtors’ ability to meet their obligations under the Plan. As part of that analysis, the Debtors have prepared consolidated projected financial results for each of the years ending December 31, 2010 through and including 2014. These financial projections, and the assumptions on which they are based, are annexed hereto as Exhibit B (the “Financial Projections”). Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan, and therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Plan at or prior to the maturity of such indebtedness.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and in the Plan in their entirety, and the historical consolidated financial statements (including the notes and schedules thereto) and other financial information set forth in ABH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and other reports filed by ABH with the SEC filed prior to the Bankruptcy Court’s approval of this Disclosure Statement. These filings are available by visiting the SEC’s website at http://www.sec.gov.

The Debtors prepared the Financial Projections based upon, among other things, the anticipated future financial condition and results of operations of Reorganized Debtors. The Debtors do not, as a matter of course, publish their business plans, strategies, projections, or their anticipated results of operations or financial condition. Accordingly, the Debtors and the Reorganized Debtors do not intend to update or otherwise revise the Financial Projections, or to include such information in documents required to be filed with the SEC or otherwise make such information public to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER

EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE VIII, “CERTAIN RISK FACTORS TO BE CONSIDERED.”

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

4.	Best Interests Test

(a)	Generally

The “best interests” test under section 1129 of the Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each holder of impaired claims or impaired interests receive property with a value not less than the amount such holder would receive in a chapter 7 liquidation. As indicated above, the Debtors believe that under the Plan, holders of Impaired Claims and Impaired Interests will receive property with a value equal to or in excess of the value such holders would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The chapter 7 liquidation analysis set forth below demonstrates that the Plan satisfies the requirements of the “best interests” test.

To estimate potential returns to holders of Claims and Interests in a chapter 7 liquidation, the Debtors determined, as might a Bankruptcy Court conducting such an analysis, the amount of liquidation proceeds that might be available for distribution (net of liquidation related costs) and the allocation of such proceeds among the Classes of Claims and Interests based on their relative priority as set forth in the Bankruptcy Code. The Debtors considered many factors and data and have assumed that the liquidation of all assets would be conducted in an orderly manner. The liquidation proceeds available for distribution to holders of Claims against and Interests in the Debtors would consist of the net proceeds from the disposition of the Debtors’ assets, augmented by any other cash that the Debtors held and generated during the assumed holding period stated in the Plan and after deducting the incremental expenses of operating the business pending disposition.

In general, as to each entity, liquidation proceeds would be allocated in the following priority:

•	first, to the Claims of secured creditors to the extent of the value of their collateral;

•	second, to the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors’ chapter 7 cases, including tax liabilities;

•	third, to the unpaid Administrative Claims;

•	fourth, to Priority Tax Claims and other Claims entitled to priority in payment under the Bankruptcy Code;

•	fifth, to Unsecured Claims; and

•	sixth, to Interests.

The Debtors’ liquidation costs in a chapter 7 case would include the compensation of a bankruptcy trustee, as well as compensation of counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, Claims arising from the Debtors’ operation during the pendency of the chapter 7 cases and all unpaid Administrative Claims that are allowed in the chapter 7 cases. The liquidation itself might trigger certain Priority Non-Tax Claims, and would likely accelerate Claims or, in the case of taxes, make it likely that the Internal Revenue Service would assert all of its claims as Priority Tax Claims rather than asserting them in due course as is expected to occur under the Chapter 11 Cases. These Priority Tax and Non-Tax Claims would be paid in full out of the net liquidation proceeds, after payment of secured Claims, chapter 7 costs of administration and other Administrative Claims, and before the balance would be made available to pay Unsecured Claims or to make any distribution in respect of Interests.

The chapter 7 liquidation analysis provided herein is provided solely to discuss the effects of a hypothetical chapter 7 liquidation of the Debtors and is subject to the assumptions set forth below. The Debtors cannot assure you that these assumptions would be accepted by a Bankruptcy Court. The chapter 7 liquidation analysis has not been independently audited or verified.

(b)	Liquidation Analysis

A liquidation analysis is attached to this Disclosure Statement as Exhibit C (the “Liquidation Analysis”). This analysis is based upon a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the Debtors’ control. Accordingly, while the analyses contained in the Liquidation Analysis are necessarily presented with numerical specificity, the Debtors cannot assure you that the values assumed would be realized if the Debtors were in fact liquidated, nor can the Debtors assure you that the Bankruptcy Court would accept this analysis or concur with these assumptions in making its determination under section 1129(a) of the Bankruptcy Code.

ACTUAL LIQUIDATION PROCEEDS COULD BE MATERIALLY LOWER OR HIGHER THAN THE AMOUNTS SET FORTH IN EXHIBIT C. NO REPRESENTATION OR WARRANTY CAN OR IS BEING MADE WITH RESPECT TO THE ACTUAL PROCEEDS THAT COULD BE RECEIVED IN A CHAPTER 7 LIQUIDATION OF THE DEBTORS. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR PURPOSES OF ESTIMATING PROCEEDS AVAILABLE IN A CHAPTER 7 LIQUIDATION OF THE ESTATES AND DO NOT REPRESENT VALUES THAT MAY BE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THESE VALUATIONS IS INTENDED TO OR MAY BE ASSERTED TO CONSTITUTE A CONCESSION OR ADMISSION OF THE DEBTORS FOR ANY OTHER PURPOSE.

The Liquidation Analysis is based upon the Debtors’ balance sheets as of March 31, 2010, and assumes that the actual March 31, 2010 balance sheets are conservative proxies for the balance sheets that would exist at the time the chapter 7 liquidation would commence.

As set forth in detail on the Liquidation Analysis attached hereto as Exhibit C, the Debtors believe that the Plan will produce a greater recovery for the holders of Claims than would be achieved in a chapter 7 liquidation. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors’ businesses, will provide a substantially greater ultimate return to the holders of Claims than would a chapter 7 liquidation.

C.	Enterprise Valuation of the Reorganized Debtors

In conjunction with formulating the Plan and the CCAA Plan, the Company determined that it was necessary to estimate its consolidated value on a going-concern basis (the “Enterprise Value”). Accordingly, the Company, with the assistance of Blackstone, its financial advisors, has prepared the foregoing valuation.

1.	Methodology

In estimating the hypothetical range of the Enterprise Value of the Company, Blackstone:

•	reviewed certain of the Company’s recent historical financial information;

•

reviewed certain of the Company’s internal financial and operating data, which was prepared and provided to Blackstone by the Company’s management and which relates to the Company’s business and its prospects;

•	met with the Company’s senior management team and discussed the Company’s operations and future prospects;

•	considered certain economic and industry information relevant to the Company’s operating business;

•	conducted such other studies, analyses, inquiries and investigations as it deemed appropriate;

•	reviewed certain publicly available financial data for, and considered the market value of, public companies that Blackstone deemed generally comparable to the operating business of the Company; and

•	considered recent precedent transactions in the paper and forest products industry.

Although Blackstone reviewed the Company’s business, operating assets and liabilities and business plan, Blackstone assumed that the Financial Projections prepared by the Company’s management were reasonably prepared in good faith and on a basis reflecting the Company’s most accurate currently available estimates and judgments as to the future operating and financial performance of the Company. In addition, Blackstone did not independently verify the Financial Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the CCAA Plan and the analysis of implied relative recoveries to holders of Allowed Claims/Proven Claims (as defined in the CCAA Plan) thereunder.

Blackstone’s estimated Enterprise Value of the Company does not constitute a recommendation to any holder of Allowed Claims / Proven Claims as to how such person should vote or otherwise act with respect to the Plan or the CCAA Plan. Blackstone has not been asked to and does not express any view as to what the trading value of the Company’s securities would be when issued pursuant to the Plan or the CCAA Plan or the prices at which they may trade in the future.

Blackstone’s estimate of Enterprise Value reflects the application of standard valuation techniques and does not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan and delivered under the CCAA Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Company set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Company, nor Blackstone, nor any other person assumes responsibility for any differences between the Enterprise Value range and such actual outcomes. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Company, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by prepetition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), developments in the Company’s industry and economic conditions generally, and other factors which generally influence the prices of securities.

As noted above, the estimate of the hypothetical range of Enterprise Values was calculated on a going-concern basis. The Plan and CCAA Plan are premised upon a complete deconsolidation of the Company’s legal entities subject to those proceedings. As such, the values of the individual Debtors and Applicants (as defined in the CCAA Plan) and the Allowed Claims/Proven Claims against such Debtors and Applicants may affect what is available for distribution to the creditors of each such entity.

The following is a brief summary of certain financial analyses performed by Blackstone to arrive at its range of estimated Enterprise Values for the Company. Blackstone’s valuation analysis must be considered as a whole. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to Enterprise Value.

(a)	Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated blended rate of return that would be required by debt and equity investors to invest in the business based upon its capital structure. The Enterprise Value of the firm is determined by calculating the present value of the Company’s unlevered after-tax free cash flows based on the Financial Projections (with certain adjustments noted in the Financial Projections section) plus an estimate for the value of the Company beyond the Projection Period (as defined in the Financial Projections), known as the terminal value. The terminal value is derived by applying a perpetuity growth rate to the average free cash flow generated over the Projection Period, discounted back to the assumed date of emergence by the Discount Rate.

(b)	Comparable Company Analysis

The comparable company valuation analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, the enterprise value for each selected public company was determined by examining the trading prices for the equity securities of such company in the public markets and adding the aggregate amount of outstanding net debt for such company (at book value) and minority interest. Those enterprise values are commonly expressed as multiples of various measures of operating statistics, most commonly EBITDA. Blackstone also examined enterprise values for each selected public company by including the pension underfunding of each company in enterprise value and then expressing those enterprise values as multiples of EBITDAP. In addition, each of the selected public company’s operational performance, operating margins, profitability, leverage and business trends were examined. Based on these analyses, financial multiples and ratios are calculated to apply to the Company’s actual and projected operational performance.

(c)	Precedent Transactions Analysis

The precedent transactions analysis estimates value by examining public merger and acquisition transactions. The valuations paid in such acquisitions or implied in such mergers are analyzed as ratios of various financial results. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Company. Since precedent transaction analysis reflects aspects of value other than the intrinsic value of a company, there are limitations as to its applicability in determining the Enterprise Value. Nonetheless, Blackstone reviewed recent merger and acquisition transactions involving paper and forest products companies. Many of the transactions analyzed occurred in fundamentally different industry and credit market conditions from those prevailing in the marketplace and therefore may not be the best indication of value.

*    *    *    *

The valuation analysis assumes an Effective Date / Implementation Date of October 1, 2010 and is based on the Financial Projections provided by the Debtors’ management for 2010 – 2014, which are attached to this Disclosure Statement as Exhibit B. Based on these Financial Projections and solely for purposes of the Plan, Blackstone estimates that the Enterprise Value of the Company falls within a range of approximately $3,500 to $3,850 million with a mid-point estimate of $3,675 million. The Enterprise Valuation includes the proportionate share of value of investments in non-consolidated affiliates and the value of other assets.

Based on an assumed pro forma debt balance of approximately $1,250 million at the Effective Date / Implementation Date, including the Rights Offering at face value, the funded portion of the Exit Financing Facilities and the proportionate share of debt and long-term liabilities at the Company’s affiliates, Blackstone’s mid-point estimate of Enterprise Value implies a mid-point value for the New ABH Common Stock (the “Equity Value”) of approximately $2,425 million. The mid-point Equity Value assumes that there are no material differences between the face value and the fair value of the Rights Offering or other pro forma debt.

VIII.

CERTAIN RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST ANY OF THE DEBTORS SHOULD READ AND CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), INCLUDING THE DISCLAIMERS SET FORTH ABOVE, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION, OR ALTERNATIVES TO THE PLAN.

A.	Risks Relating to the Plan

1.	Consummation of the Plan is subject to creditor acceptance and approval by the Bankruptcy Court

The Debtors have operated their business and managed their assets under the supervision of the Bankruptcy Court since the Petition Date. Before it can be consummated, the Plan must be accepted by at least two-thirds in dollar amount and a majority in number of the Claims of Classes (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) entitled to vote to accept or reject the Plan. The Effective Date is also subject to, among other things, the Canadian Court’s sanction of the CCAA Plan, which that court will grant, after notice and a hearing, only if all the statutory requirements for sanction have been met, including the acceptance by the required vote of affected creditors. There can be no assurance that the Plan will be approved by the required majority of impaired creditors, and that even if approved, the Bankruptcy Court will confirm the Plan. Furthermore, the CCAA Plan is subject to a similar process in the CCAA Proceedings and there can no assurance that the affected creditors will approve the CCAA Plan and that, even if so approved, the Canadian Court will sanction the CCAA Plan. The failure of any of these conditions will delay the consummation of the Plan.

The Plan provides that the Debtors reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable. In the event that any Class of Claims entitled to vote fails to accept the Plan in accordance with sections 1126(c) and 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or modify the Plan in accordance with Section 10.8 thereof. While the Debtors believe that the Plan satisfies the requirements for non-consensual confirmation under section 1129(b) of the Bankruptcy Code because it does not “discriminate unfairly” and is “fair and equitable” with respect to the Classes that reject or are deemed to reject the Plan, there can be no assurance that the Bankruptcy Court will reach the same conclusion. In addition, there can be no assurance that any challenge to the requirements for non-consensual confirmation will not delay the Debtors’ emergence from chapter 11 or prevent confirmation of the Plan.

2.	Occurrence of the Effective Date of the Plan is subject to a number of significant conditions

Although the Debtors believe that the Effective Date may occur soon after issuance of the Confirmation Order, there can be no assurance as to such timing. The occurrence of the Effective Date is subject to certain conditions precedent as described in the Plan, including, among others, those relating to the Exit Financing Facilities and Backstop Agreement for the Rights Offering. Failure to meet any of these conditions could result in the Plan not being consummated or the Confirmation Order being vacated.

If the Plan is not consummated, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void.

3.	If any of the conditions to consummation are not satisfied, or an alternative plan is not approved, the Debtors may be forced to liquidate

If any of the conditions above, including confirmation of the Plan by the Bankruptcy Court, sanction by the Canadian Court, and the satisfaction of conditions to the Effective Date are not satisfied and the Plan is not consummated, or an alternative plan is not approved, there can be no assurance that the Chapter 11 Cases and CCAA Proceedings will continue, or that an alternative plan of reorganization, if any, would be approved on comparable terms for holders of Claims. The most likely alternative to a continuation of the Chapter 11 Cases and the CCAA Proceedings is a liquidation. In the event of the Company’s liquidation, there is a substantial risk that there would be little recovery for holders of Unsecured Claims.

4.	The actual Allowed Claims may differ from the estimated Claims and adversely affect the percentage recovery of Claims

The estimated Claims set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Such differences may materially and adversely affect, among other things: the percentage recoveries to holders of Allowed Claims under the Plan; the Debtors’ ability to consummate the Plan; the Company’s ability to realize the Financial Projections; and the Company need to raise additional debt or equity financing.

5.	Undue delay may significantly disrupt the Company’s operations

Although the Plan and the CCAA Plan are designed to minimize the length of the Chapter 11 Cases and CCAA Proceedings, it is not possible to predict the amount of time the Company may spend in such proceedings or to provide any assurance as to whether or not the Plan and CCAA Plan will be confirmed or sanctioned, as further described above. The continuation of the Chapter 11 Cases or the CCAA Proceedings, particularly if the Plan or the CCAA Plan are not approved or confirmed in the time frame currently contemplated, could materially and adversely affect the Company’s operations and relationships with its customers, vendors, service providers, employees, regulators and partners. Also, transactions outside the ordinary course of business are subject to the prior approval of the Bankruptcy Court and/or the Canadian Court, which may limit the Company’s ability to respond timely to certain events or take advantage of certain opportunities. In addition, if confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs, professional fees, and similar expenses, and may also make it more difficult to retain and attract management and other key personnel, and would require senior management to spend a significant amount of time and effort dealing with the Company’s financial reorganization instead of focusing on the operation of the Company’s businesses.

6.	The Company may not achieve the financial performance projected under the Plan.

The Financial Projections attached hereto as Exhibit B are the projections of future performance of the Company’s operations on a consolidated basis through fiscal year 2014, after giving effect to the Plan and do not purport to represent what the Company’s actual financial position will be upon emergence from the Chapter 11 Cases and CCAA Proceedings or represent what the fair value of the Company’s assets and liabilities will be at the Effective Date. These Financial Projections are based on numerous estimates of values and assumptions including the timing, confirmation and consummation of the Plan and CCAA Plan in accordance with their terms, the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and some or all of which may not materialize. These estimates and assumptions are based on management’s judgment based on facts available and determinations made at the time the Financial Projections were prepared, and may turn out to have been incorrect over time, which could have a material effect on the Company’s ability to meet the Financial Projections. It is also not possible to predict with certainty that the actions taken in connection with the Chapter 11 Cases and CCAA Proceedings based on the estimates and assumptions will result in an improved financial and operating condition that ensures the long-term viability of the Company.

In addition, unanticipated events and circumstances occurring subsequent to the date hereto may affect the actual financial results of the Company’s operations. Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not intend to update the Financial Projections; thus, the Financial Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Projections.

7.	Certain liabilities will not be fully extinguished as a result of the Confirmation of the Plan by the Bankruptcy Court.

While a significant amount of the Debtors’ current liabilities will be discharged upon emergence from the Chapter 11 Cases, a number of obligations may remain in effect following the Effective Date. Various agreements and liabilities will remain in place, such as certain employee benefit and pension obligations, and other contracts that, even if modified during the Chapter 11 Cases, will still subject the Debtors to substantial obligations and liabilities.

B.	Risks Relating to the Company’s Financial Results and Condition

1.	The Company will require significant financing in order to emerge from the Chapter 11 Cases and CCAA Proceedings

The Company’s entry into the Exit Financing Facilities is a condition to consummation of the Plan. There can be no assurance at this time that this financing will be available, or that it will be available but on terms that are not favorable to the Company, in which case the Company’s emergence from the Chapter 11 Cases and CCAA Proceedings could be delayed indefinitely or the Company may be forced to accept unfavorable terms that could affect its ability to succeed in the future. As described above, such a delay could have important consequences for creditor recoveries and the Company’s ability to meet the Financial Projections.

The Company cannot provide any assurance that it will be able to obtain financing in the future if and when required, or that it will be able to obtain financing on favorable terms. The Company’s profitability and ability to generate cash flow will likely depend upon its ability to successfully implement its business strategy and meet or exceed the results forecasted in the Financial Projections, but the Company cannot ensure that it will be able to accomplish these results if it does not have the appropriate financing to do so.

The Company expects that its future sources of financing, including the Exit Financing Facilities, will include covenants and other provisions that will restrict the Company’s ability to engage in certain financing transactions and operating activities.

2.	The Company’s degree of leverage may limit its financial and operating activities.

The Company’s substantial indebtedness could adversely affect its financial health and limit its operations. Its historical capital requirements have been considerable and its future capital requirements could vary significantly and may be affected by general economic conditions, industry trends, performance, and many other factors that are not within its control. The Company’s substantial level of indebtedness has, in the past, had important consequences, including: limiting its ability to borrow additional amounts for working capital, capital expenditures, debt service requirements, execution of its growth strategy, or other purposes; limiting its ability to use operating cash flow in other areas of its business because they must dedicate a substantial portion of these funds to service the debt; increasing its vulnerability to general adverse economic and industry conditions; limiting its ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation; limiting its ability or increasing the costs to refinance indebtedness; and limiting its ability to enter into marketing, hedging, optimization, and trading transactions by reducing the number of counterparties with whom it can transact as well as the volume of those transactions. These consequences, and others, could similarly impact the Company’s business and operations after the Effective Date.

3.	The Company’s financial results may be volatile and may not reflect historical trends.

Following the Debtors and Canadian Debtors emergence from the Chapter 11 Cases and CCAA Proceedings, the Company expects that its financial results may continue to be volatile as asset impairments, asset dispositions and restructuring activities (including mill and paper machines closures and idlings), as well as continuing global economic uncertainty, may significantly impact the Financial Projections. As a result, the Company’s historical financial performance is likely not indicative of its financial performance post-emergence. In addition, upon emergence, the amounts reported in the Company’s subsequent financial statements may materially change relative to its historical financial statements, including as a result of revisions to its operating plans pursuant to the Plan and the CCAA Plan.

4.	The Company will be required to adopt fresh start accounting

As part of the Company’s emergence from the Chapter 11 Cases and CCAA Proceedings, it will be required to adopt fresh start accounting. Accordingly, the Company’s assets and liabilities will be recorded at fair value as of the fresh start reporting date. The fair value of the Company’s assets and liabilities may differ materially from the recorded values of assets and liabilities in the Financial Projections. The Company’s financial results after the application of fresh start accounting may also be different from historical trends.

C.	Risks Relating to the Company’s Business.

1.	Developments in alternative media could continue to adversely affect the demand for the Company’s products, especially in North America, and the Company’s responses to these developments may not be successful

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on traditional print media, including the Company’s products and those of its customers, but neither the timing nor the extent of those trends can be predicted with certainty. The Company’s newspaper, magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television and the Internet, instead of newsprint, coated papers, uncoated specialty papers or other products made by the Company. The demand for certain of the Company’s products weakened significantly over the last several years. For example, industry statistics indicate that North American newsprint demand has been in decline for several years and has experienced annual declines of 5.6% in 2005, 6.1% in 2006, 10.3% in 2007, 11.2% in 2008 and 25.3% in 2009. Third-party forecasters indicate that these declines in newsprint demand could continue in 2010 or beyond due to conservation measures taken by publishers, reduced North American newspaper circulation, less space devoted to advertising and substitution to other uncoated mechanical grades.

One of the Company’s responses to the declining demand for its products has been to curtail its production capacity. It may become necessary to curtail even more production or permanently shut down even more machines or facilities. Such further curtailments and shutdowns would become increasingly likely as North American newsprint demand continues to decline or if market conditions otherwise worsen. Curtailments or shutdowns could result in goodwill or asset impairments and additional costs at the affected facilities, and could negatively impact the Company’s cash flows and materially affect its results of operations and financial condition.

2.	Bankruptcy of a significant customer could have a material adverse effect on the Company's liquidity, financial position and results of operations

Trends discussed in the immediately preceding risk factor continue to impact the operations of the Company’s newsprint customers. If a customer is forced into bankruptcy as a result of these trends, any receivables related to that customer prior to the date of filing of such customer may not be realized. In addition, such a customer may choose to reject its contracts with the Company, which could result in a larger claim arising prior to the date of filing of such customer.

3.	Currency fluctuations may adversely affect the Company’s results of operations and financial condition, and changes in foreign currency exchange rates can affect the Company’s competitive position, selling prices and manufacturing costs

The Company competes with North American, European and Asian producers in most of its product lines. The Company’s products are sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of the Company’s manufacturing costs are denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of such currencies, particularly the U.S. dollar, may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, Sweden and certain Asian countries, will significantly affect the Company’s competitive position compared to many of its competitors.

The Company is particularly sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes depends primarily on the Company’s production and sales volume, the proportion of its production and sales that occur in Canada, the proportion of its financial assets and liabilities denominated in Canadian dollars, its hedging levels and the magnitude, direction and duration of changes in the exchange rate. The Company expects exchange rate fluctuations to continue to impact costs and revenues; however, it cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects. During the last two years, the relative value of the Canadian dollar ranged from US$1.02 in March 2008 to US$0.77 in October 2008 and back to US$0.95 as of December 31, 2009. Based on exchange rates and operating conditions projected for 2010, and prior to the impact of the Company’s plan or plans of reorganization, the Company projects that a one-cent increase in the Canadian-U.S. dollar exchange rate would decrease its pre-tax income (loss) for 2010 by approximately $22 million.

If the Canadian dollar continues to remain strong versus the U.S. dollar, it could influence the foreign exchange rate assumptions that are used in the Company’s evaluation of long-lived assets for impairment and, consequently, result in asset impairment charges.

4.	The Company may not be successful in its strategy of increasing its share of coated and specialty papers and competing in growth markets with higher returns

One of the components of the Company’s long-term strategy is to improve its portfolio of businesses by focusing on coated and specialty papers and competing more aggressively in growth markets with higher returns. There are risks associated with the implementation of this strategy, which is complicated and involves a substantial number of mills, machines and personnel. To the extent the Company is unsuccessful in achieving this strategy, its results of operations may be adversely affected.

5.	The Company faces intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on its business, financial condition or results of operations

The Company competes with numerous forest products companies, many of which have greater financial resources than the Company does. There has been a continued trend toward consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than the Company does. The markets for its products are all highly competitive. Actions by competitors can affect the Company’s ability to sell its products and can affect the volatility of the prices at which its products are sold. While the principal basis for competition is price, the Company also competes on the basis of customer service, quality and product type. There has also been an increasing trend toward consolidation among its customers. With fewer customers in the market for its products, the Company’s negotiation position with these customers could be weakened. In addition, the Chapter 11 Cases and CCAA Proceedings may be used by the Company’s competitors in an attempt to divert its existing customers or may discourage future customers from purchasing the Company’s products under long-term agreements.

In addition, the Company’s industry is capital intensive, which leads to high fixed costs. Some of its competitors may be lower-cost producers in some of the businesses in which the Company operates. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which is expected to result in lower prices, volumes or both for its exported products. The Company believes that new hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of its hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect the Company’s competitive position in the products it manufactures and consequently, its sales, operating income and cash flows. The Company may not be able to compete effectively and achieve adequate levels of sales and product margins. Failure to compete effectively would have a material adverse effect on its business, financial condition or results of operations.

6.	The forest products industry is highly cyclical. Fluctuations in the prices of, and the demand for, the Company’s products could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations

The forest products industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for the Company’s products. Most of the Company’s paper and wood products are commodities that are widely available from other producers and even its coated and specialty papers are susceptible to these fluctuations. Because the Company’s commodity products have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products the Company manufactures and distributes and consequently, its sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide. In 2008 and 2009, the Company experienced lower demand and decreased pricing for its wood products due to a weaker U.S. housing market. As a result, during 2008, the Company announced the curtailment of annualized capacity of approximately 1.3 billion board feet of lumber in the provinces of Quebec and British Columbia and during 2009, the Company continued its wood products’ operating rate at extremely low levels. The Company is not expecting any significant improvements in the U.S. housing market in

2010, but transaction prices have shown some improvement in early 2010. As such, the Company is continuing to conduct an in-depth review of its wood products business with the objective of selling non-core assets, consolidating facilities and curtailing or closing non-contributing operations. Curtailments or shutdowns could result in asset impairments at the affected facilities and could materially affect the Company’s results of operations or financial condition.

7.	The Company’s manufacturing businesses may have difficulty obtaining wood fiber at favorable prices, or at all

Wood fiber is the principal raw material the Company uses in its business. The Company uses both virgin fiber (wood chips and logs) and recycled fiber (old newspapers and magazines) as fiber sources for its paper mills. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in Canada and the United States. In addition, future domestic or foreign legislation, litigation advanced by Aboriginal groups and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest biodiversity and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, the Company does not maintain insurance for any loss to its outstanding timber from natural disasters or other causes.

Wood fiber is a commodity and prices historically have been cyclical, are subject to market influences and may increase in particular regions due to market shifts. Pricing of recycled fiber is also subject to market influences and has experienced significant fluctuations. During the last two years, the prices of old newspapers have ranged from a high of $195 average per ton during the third quarter of 2008 to a low of $76 average per ton during the first quarter of 2009 and averaged $131 per ton during the fourth quarter of 2009. There can be no assurance that prices of recycled fiber will remain at their current level. Any sustained increase in fiber prices would increase its operating costs and the Company may be unable to increase prices for its products in response.

Although the Company believes that the balance of fiber supply between its internal sources and the open market is adequate to support its current wood products and paper and pulp production requirements, there can be no assurance that access to fiber will continue at the same levels achieved in the past. The cost of softwood fiber and the availability of wood chips may be affected. If its cutting rights pursuant to the forest licenses or forest management agreements are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to the Company, its financial condition or operating results could suffer.

8.	An increase in the cost of its purchased energy, chemicals and other raw materials would lead to higher manufacturing costs, thereby reducing the Company’s margins

The Company’s operations consume substantial amounts of energy, such as electricity, natural gas, fuel oil, coal and wood waste. The Company buys energy and raw materials, including chemicals, wood, recovered paper and other raw materials, primarily on the open market.

The prices for raw materials and energy are volatile and may change rapidly, directly affecting the Company’s results of operations. The availability of raw materials and energy may also be disrupted by many factors outside its control, adversely affecting its operations. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and prices every year since 2005 have exceeded long-term historical averages. As a result, fluctuations in energy prices will impact the Company’s manufacturing costs and contribute to earnings volatility.

The Company is a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and forest diseases or infestation could affect its financial condition or results of operations. The volume and value of timber that it can harvest or purchase may be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, drought, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. As is typical in the industry, the Company does not maintain insurance for any loss to its standing timber from natural disasters or other causes. Also, the Company can provide no assurance that it will be able to maintain its rights to utilize water or to renew them at conditions comparable to those currently in effect.

For its commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine its ability to increase prices. Consequently, the Company may be unable to pass along increases in its operating costs to its customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce the Company’s operating margins and potentially require the Company to limit or cease operations of one or more of its machines.

9.	The Company could experience disruptions in operations or increased labor costs due to labor disputes

The Company believes it is the largest employer in the Canadian forest products sector and has the sector’s largest representation by unions. A significant number of the Company’s collective bargaining agreements with respect to its paper operations in Eastern Canada expired at the end of April 2009, as have those for the Calhoun, Tennessee and the Catawba, South Carolina facilities. The Company recently reached an agreement in principle with representatives of both the CEP and the CSN, subject to the resolution of multi-party pension deficit discussions that are continuing between the Applicants and various governments and unions in Canada. The members of the CEP and the CSN have ratified that agreement (except for one local that has yet to hold its vote). The final resolution of the foregoing matters is a condition to the consummation of the CCAA Plan.

On April 29, 2010, a coalition of U.S. labor unions led by the United Steelworkers International ratified a new master bargaining agreement covering mills in Calhoun, Catawba, Coosa Pines and Augusta. The employees at the Mokpo facility have complied with all conditions necessary to strike, but the possibility of a strike or lockout of those employees is not clear; the Company served the six-month notice necessary to terminate the collective bargaining agreement related to the Mokpo facility on June 19, 2009.

While negotiations with unions have in the past resulted in collective bargaining agreements, as is the case with any negotiation, the Company may not be able to reach satisfactory agreements, which could result in strikes or work stoppages by affected employees. Renewals could also result in higher wage or benefit costs. The Company could therefore experience a disruption of its operations or higher ongoing labor costs, which could affect its business, financial condition or results of operations.

10.	The Company’s operations require substantial capital and the Company may not have adequate capital resources to provide for all of its capital requirements

The Company’s businesses are capital intensive and require that it regularly incurs capital expenditures in order to maintain its equipment, increase its operating efficiency and comply with environmental laws. In addition, significant amounts of capital may be required to modify its equipment to produce alternative grades with better demand characteristics or to make significant improvements in the characteristics of its current products. If its available cash resources and cash generated from operations are not sufficient to fund its operating needs and capital expenditures, the Company would have to obtain additional funds from borrowings or other available sources or reduce or delay its capital expenditures. Current global credit conditions and the downturn in the global economy have resulted in a significant decline in the credit markets and the overall availability of credit. The Company may not be able to obtain additional funds on favorable terms or at all. If the Company cannot maintain or upgrade its equipment as the Company requires, the Company may become unable to manufacture products that compete effectively. At this time, the Company cannot predict the impact of the Chapter 11 Cases and CCAA Proceedings on its capital expenditure program.

11.	Changes in laws and regulations could adversely affect the Company’s results of operations

The Company is subject to a variety of foreign, federal, state, provincial and local laws and regulations dealing with trade, employees, transportation, taxes, timber and water rights and the environment. Changes in these laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by the Company and adversely affect its results of operations. For example, changes in environmental laws and regulations have in the past, and could in the future, require the Company to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs. Environmental laws are becoming increasingly stringent. Consequently, its compliance and remediation costs could increase materially.

12.	Changes in the political or economic conditions in Canada, the United States or other countries in which its products are manufactured or sold could adversely affect the Company’s results of operations

The Company manufactures products in Canada, the United States and South Korea and sells products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia and Europe, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on its costs and the prices of, and demand for, the Company’s products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing its products, pricing and sales volume, directly affecting its results of operations. Such changes could also affect the availability or cost of insurance.

13.	The Company may be required to record additional environmental liabilities

The Company is subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, timber harvesting, the storage, management and disposal of hazardous substances and waste, the clean-up of contaminated sites, landfill operation and closure, forestry operations, endangered species habitat, and health and safety. As an owner and operator of real estate and manufacturing and processing facilities, the Company may be liable under environmental laws for cleanup and other costs and damages, including tort liability and damages to natural resources, resulting from past or present spills or releases of hazardous or toxic substances on or from its current or former properties. The Company may incur liability under these laws without regard to whether the Company knew of, was responsible for, or owned the property at the time of, any spill or release of hazardous or toxic substances on or from its property, or at properties where the Company arranged for the disposal of regulated materials. Claims may arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental or private parties. As a result of the above, the Company may be required to record additional environmental liabilities.

14.	The Company is subject to physical and financial risks associated with climate change

The Company’s operations are subject to climate variations, which impact the productivity of forests, the distribution and abundance of species and the spread of disease or insect epidemics, which may adversely or positively affect timber production. Over the past several years, changing weather patterns and climatic conditions have added to the unpredictability and frequency of natural disasters such as hurricanes, earthquakes, hailstorms, wildfires, snow and ice storms, which could also affect the Company’s woodlands or cause variations in the cost for raw materials such as fiber. Changes in precipitation resulting in droughts could adversely affect its hydroelectric facilities’ production, increasing its energy costs, while increased precipitation may generally have positive effects.

To the extent climate change impacts raw material availability or the Company’s electricity production, it may also impact its costs and revenues. Furthermore, should financial markets view climate change as a financial risk, its ability to access capital markets or to receive acceptable terms and conditions could be affected.

15.	The Company may be required to record additional long-lived asset impairment charges

Losses related to impairment of long-lived assets are recognized when circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. When certain indicators that the carrying value of a long-lived asset may not be recoverable are triggered, the Company evaluates the carrying value of the asset group in relation to its expected undiscounted future cash flows. If the carrying value of the asset group is greater than the expected undiscounted future cash flows, an impairment charge is recorded based on the excess of the long-lived asset group’s carrying value over its fair value.

It is possible that the Company could record additional non-cash long-lived asset impairment charges in future periods when there is a triggering event.

16.	The Company has net liabilities with respect to its pension plans and the actual cost of its pension plan obligations could exceed current provisions

As of December 31, 2009, the Company’s defined benefit pension plans were under-funded by an aggregate of approximately $424 million on a financial accounting basis. The Company’s future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and demographic experience (e.g., mortality and retirement rates) and any changes in government laws and regulations. Any adverse change to any of these factors may require the Company to increase its cash contributions to its pension plans and those additional contributions could have a material adverse effect on its cash flows and results of operations.

The Company obtained an order from the Canadian Court on May 8, 2009 specifying that the payment of special contributions for past service to Canadian pension plans maintained by ACI and Bowater could be suspended. ACI and Bowater continue to make their respective Canadian pension plan contributions for current service costs.

The determination of projected benefit obligations and the recognition of expenses related to the Company’s pension plan obligations are dependent on assumptions used in calculating these amounts. These assumptions include, among other things, expected rates of return on plan assets, which are developed using the Company’s historical experience applied to its target allocation of investments in conjunction with market-related data for each individual country in which such plans exist. All assumptions are reviewed periodically with third-party actuarial consultants and adjusted as necessary. Any deterioration in the global securities markets could impact the value of the assets included in its defined benefit pension plans, which could materially impact future minimum cash contributions. The Company continues to evaluate its pension and other post-retirement benefit obligations in the context of the Chapter 11 Cases and CCAA Proceedings and as a result, its current expectations regarding such obligations in 2010 and beyond are uncertain at this time and are subject to change. Multi-party pension deficit discussions are continuing between the Company and various governments and unions in Canada.

It is a condition to the consummation of the CCAA Plan that the following regulations be adopted in a form and substance satisfactory to the Canadian Debtors: (1) a special funding relief regulation pursuant to the Supplemental Pension Plans Act (Québec) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans; and (2) a special funding relief regulation pursuant to the Pension Benefits Act (Ontario) for the benefit of ABH and its subsidiaries with respect to the funding of their defined benefit registered pension plans. The Company cannot predict if those conditions will be satisfied.

17.	The Company may not be compensated for the expropriation of certain assets by the Government of Newfoundland and Labrador

On December 16, 2008, following the Company’s December 4, 2008 announcement of the permanent closure of its Grand Falls newsprint mill, the province of Newfoundland and Labrador passed legislation under Bill 75 to expropriate, among other things, all of the Company’s timber rights, water rights, leases and hydroelectric assets in the province of Newfoundland and Labrador, whether partially or wholly owned through its subsidiaries and affiliated entities. The province also announced that it does not plan to compensate the Company for the loss of the water and timber rights, but has indicated that it may compensate the Company for certain of its hydroelectric assets. However, it has made no commitment to ensure that such compensation would represent the fair market value of such assets.

On February 25, 2010, the Company filed a Notice of Arbitration under NAFTA, which asserts that the expropriation was arbitrary, discriminatory and illegal. The Company’s claim seeks direct compensation for damages of approximately Cdn$500 million, plus additional costs and relief. Although the Company believes that the Government of Canada will be required to compensate the Company for the fair market value of the expropriated assets, there can be no assurance that it will. The Company continues to reach out to the Canadian Government in an effort to come to a negotiated settlement and avoid protracted NAFTA proceedings.

18.	The Company could be compelled to remediate certain sites the Company formerly owned and/or operated in the province of Newfoundland and Labrador

On March 31, 2010, the Canadian Court dismissed a motion for declaratory judgment brought by the province of Newfoundland and Labrador, awarding costs in favor of the Company, and thus confirmed its position that the five orders the province issued under section 99 of its Environmental Protection Act on November 12, 2009 are subject to the stay of proceedings pursuant to the CCAA Proceedings. The province of Newfoundland and Labrador’s orders could have required the Company to proceed immediately with the environmental remediation of various sites it formerly owned or operated, some of which the province expropriated in December 2008 with Bill 75. If the province requests an extension to the applicable Canadian Court-imposed deadline by which its claim had to be filed in order to receive any distribution in the CCAA Proceedings, a request the Company can contest, and if the Canadian Court grants the request, the province’s claim based on the environmental orders would be subject to the existing claims process and would be subject to compromise. The province sought leave to appeal the Canadian Court’s judgment to the Quebec Court of Appeal, which was denied on May 18, 2010.

19.	The continued decline in the global economy and the Chapter 11 Cases and CCAA Proceedings may significantly inhibit the Company’s ability to sell assets

Non-core asset sales have been and may continue to be a source of additional liquidity, subject to the approval of the Bankruptcy Court, Canadian Court, and the Monitor, as applicable, until such time as the Company emerges from the Chapter 11 Cases and CCAA Proceedings. The Company periodically reviews timberlands and other assets and sell such assets as a source of additional liquidity. However, as a result of the current global economy and credit conditions, it may be difficult for potential purchasers to obtain the financing necessary to buy such assets. As a result, the Company may be forced to sell the assets for significantly lower amounts than planned or may not be able to sell them at all. No assurances can be provided that the Bankruptcy Court, Canadian Court, and the Monitor, as applicable, will approve such sales or as to the timing of any such approvals.

20.	The Company could lose any or all of its equity interest in Augusta Newsprint Company

On June 15, 2009, the Debtors filed a motion with the Bankruptcy Court to reject the Call Agreement in respect of Augusta Newsprint Inc., an indirect subsidiary of Woodbridge. Augusta Newsprint Company is the partnership that owns and operates the Augusta newsprint mill. The Call Agreement obligated ACSC to either buy out Augusta Newsprint Company at a price well above market, or risk losing all of its equity in the joint venture pursuant to forced sale provisions. The Bankruptcy Court granted the Debtors’ motion on October 27, 2009 and approved their rejection of the Call Agreement. The Debtors’ counterparties to the Call Agreement filed a Notice of Appeal on November 3, 2009. If the Bankruptcy Court’s judgment is not upheld and a forced sale is consummated, there can be no assurance that the Debtors would be able to recover any or all of their 52.5% equity interest in Augusta Newsprint Company, which as of December 31, 2009, was approximately $42 million.

Also, on March 9, 2010, Woodbridge filed the Augusta Partnership Motion in the Bankruptcy Court to force ACSC to reject the partnership agreement governing Augusta Newsprint Company. If ACSC were forced to reject the partnership agreement, the future of the Augusta mill would be uncertain. The Debtors filed an objection to the Augusta Partnership Motion on April 9, 2010. The August Partnership Motion is now pending before the Bankruptcy Court and a hearing is scheduled for May 26, 2010.

D.	Risks Relating to the New ABH Common Stock

1.	The Plan exchanges senior securities for equity

If the Plan is Confirmed, holders of certain Claims will receive New ABH Common Stock. Thus, in agreeing to the Plan, certain of such holders will be consenting to the exchange of their interests in senior debt, which has, among other things, a stated interest rate, a maturity date, and a liquidation preference over equity securities, for New ABH Common Stock, which will be subordinated to all future creditor and non-equity based Claims.

2.	There is no existing trading market for the New ABH Common Stock

There is no existing trading market for the New ABH Common Stock nor is it known with certainty whether or when a trading market will develop. Although the Debtors anticipate that the New ABH Common Stock will be listed or quoted on the NYSE or NASDAQ and/or the Toronto Stock Exchange, there can be no assurance that such shares will be accepted for listing by the relevant governing body. The lack of liquidity for the New ABH Common Stock may make it more difficult for Reorganized ABH to raise additional capital, if necessary, and it may affect the price volatility of the New ABH Common Stock. There can also be no assurance that a holder will be able to sell its New ABH Common Stock at a particular time or that the prices such holder receives when it sells will be favorable. Future trading prices of the New ABH Common Stock will depend on many factors, including the operating performance and financial condition of Reorganized ABH.

3.	Reorganized ABH does not intend to pay dividends with respect to the New ABH Common Stock in the foreseeable future

For the foreseeable future, Reorganized ABH does not anticipate paying any dividends with respect to the New ABH Common Stock. Any future determination to pay dividends will be at the discretion of the board of directors of Reorganized ABH and will be dependent on then-existing conditions, including the financial condition, results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors of Reorganized ABH considers relevant.

4.	Upon consummation of the Plan, there may be significant holders of the New ABH Common Stock

Upon consummation of the Plan, certain holders of Claims may receive distributions of the New ABH Common Stock representing a substantial percentage of the outstanding shares of the New ABH Common Stock. If certain holders of Claims obtain a sufficiently sizeable position of New ABH Common Stock, such holders could be in a position to influence the outcome of actions requiring shareholder approval, including, among other things, the election of Reorganized ABH board members. This concentration of ownership could also facilitate or hinder a negotiated change of control of Reorganized ABH and, consequently, impact the value of the New ABH Common Stock. Furthermore, the possibility that one or more holders of a significant number of shares of the New ABH Common Stock may sell all or a large portion of its shares of the New ABH Common Stock in a short period of time may adversely affect the trading prices of the New ABH Common Stock.

5.	The trading price for the New ABH Common Stock may be depressed following the Implementation Date

Following the Effective Date, recipients of New ABH Common Stock under the Plan may seek to dispose of such securities to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities. Further, the possibility that recipients of New ABH Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the New ABH Common Stock.

6.	The Discussion of Enterprise Valuation and the estimated recoveries to holders of Claims are not intended to represent the trading value of the New ABH Common Stock

The discussion of the Company’s Enterprise Valuation upon emergence is based on the Financial Projections developed by the Company with the assistance of its financial advisors and on certain generally accepted valuation principles. It is not intended to represent the trading values of the Company’s securities in public or private markets. The discussion of the Company’s Enterprise Valuation upon emergence is based on numerous assumptions (the realization of many of which are beyond the Company’s control), including the Company’s successful reorganization, an assumed Effective Date on or about October 1, 2010, the Company’s ability to achieve the operating and financial results included in the Financial Projections and the Company’s ability to maintain adequate liquidity to fund operations. Even if the Company realizes the Financial Projections, the trading market values for the New ABH Common Stock could be adversely impacted by the lack of trading liquidity for these securities, lack of institutional research coverage, and concentrated selling by recipients of these securities.

7.	The New ABH Common Stock may be issued in odd lots

Holders of certain Allowed Claims may receive odd lot distributions (i.e., less than 100 shares or units) of New ABH Common Stock under the Plan. Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.

8.	Upon consummation of the Plan, there may be restrictions on the transfer of New ABH Common Stock

Holders of New ABH Common Stock issued pursuant to the Plan who are deemed to be “underwriters” as defined in Section 1145(b) of the Bankruptcy Code, and those holders who are deemed to be “affiliates” or “control persons” within the meaning of the Securities Act and the rules promulgated thereunder, will be unable freely to transfer or to sell their New ABH Common Stock except pursuant to (a) “ordinary trading transactions” by a holder that is not an “issuer” within the meaning of Section 1145(b), (b) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws, or (c) pursuant to the provisions of Rule 144 or Regulation S under the Securities Act or another available exemption from the registration requirements of the Securities Act. Similarly, under Canadian securities laws, New ABH Common Stock held by “control persons” will generally not be freely tradable in Canada and will be subject to resale restrictions.

E.	Risks Relating to the Rights Offering

1.	Risk Factors Relating to the Rights Offering

[To Come]

2.	Risk Factors Relating to the Rights Offering Notes

[To Come]

IX.

CERTAIN TAX CONSEQUENCES OF THE PLAN

A.	Certain U.S. Federal Income Tax Considerations

The following discussion summarizes certain significant United States federal income tax consequences of the Plan to the Debtors and certain holders of Claims (such holders, the “Holders”). This description is for informational purposes only and, due to a lack of certain facts and of definitive judicial or administrative authority or interpretation, uncertainties exist with respect to various tax consequences of the Plan, as discussed herein. Only the principal consequences of the Plan for the Company and Holders are described below.

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury Regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the U.S. Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan and the discussion below is not binding on the IRS or such other authorities. In addition, a significant amount of time may elapse between the date of this Disclosure Statement and the consummation of the Plan. Events occurring after the date of the Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the Plan. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Company or any Holder. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

Except as otherwise specifically stated herein, this summary does not address any estate, gift, state, local, or foreign law tax consequences of the Plan. Furthermore, this discussion does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding Claims as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” U.S. expatriates, persons subject to the alternative minimum tax, and dealers or traders in securities or currencies.

For purposes of this discussion, a “U.S. Holder” is a Holder that is: (1) an individual citizen or resident of the U.S. for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a Holder that is: (1) a nonresident alien individual; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is not created or organized under the laws of the United States or any state thereof or the District of Columbia; or (3) a trust or estate other than a trust or estate described in the immediately preceding paragraph.

If a partnership or other pass-through entity is a Holder, the tax treatment of a partner or other owner generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of pass-through entities that are Holders should consult their own tax advisors regarding the tax consequences of the Plan.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY, DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER. NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER IS MADE. EACH HOLDER IS URGED TO CONSULT THE HOLDER’S OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS, AS WELL AS ANY APPLICABLE FOREIGN TAX LAWS, TO A HOLDER’S PARTICULAR SITUATION, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

TREASURY DEPARTMENT CIRCULAR 230. TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF TAX ISSUES HEREIN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY A HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER UNDER APPLICABLE TAX LAW; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS DESCRIBED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT ADVISOR.

*        *        *         *

1.	U.S. Federal Income Tax Consequences to the Company

The U.S. federal income tax consequences of the Plan to the Company are complex and somewhat uncertain. The first part of this subsection describes certain U.S. federal income tax rules that govern the Company’s analysis of the U.S. federal income tax consequences to the Company of the Plan and certain related matters. The second part of this subsection discusses the Company’s analysis and current views on the tax consequences of the Plan.

(a)	General U.S. Federal Income Tax Rules Applicable to the Plan

(i)	Cancellation of Indebtedness Income and Reduction of Tax Attributes

(A)	Definition and Calculation of Cancellation of Indebtedness Income

In general, absent an exception, a U.S. taxpayer must include in gross income the amount of any discharge of indebtedness (cancellation of debt, or “COD”) income realized during the taxable year. The amount of COD income generally equals the difference between (a) the “adjusted issue price” of the indebtedness discharged and (b) the sum of (i) the amount of cash and (ii) the fair market value of any other property transferred in satisfaction of such discharged indebtedness.

(B)	Bankruptcy Exception

A debtor is not required to include any amount of COD income in gross income if such debtor is under the jurisdiction of a court in a title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding. Instead, as the price for the exclusion of COD income under the foregoing rule, the Tax Code requires the debtor to reduce its tax attributes – as discussed further below in “Attribute Reduction” – by the amount of COD income which is excluded from gross income.

(C)	Attribute Reduction

Where a debtor relies on the bankruptcy exception to exclude its COD income from gross income, the debtor is required to reduce its tax attributes to the extent of the excluded COD income. The reduction in tax attributes occurs as of the first day of the taxable year following the taxable year in which the discharge of indebtedness occurs.

As a general rule, tax attributes will be reduced in the following order: (a) net operating losses (“NOLs”), (b) most tax credits, (c) capital loss carryovers, (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject), (e) passive activity losses and credit carryovers, and (f) foreign tax credits. For the purpose of attribute reduction, any limitations on the use of NOLs, as discussed below in “Limitations on NOLs and Other Tax Benefits”, are disregarded. In the context of a consolidated group of corporations, the Tax Code provides for a complex ordering mechanism to determine how the tax attributes of one member can be reduced in respect of the COD income of another member.

(D)	Deferral Election

With respect to transactions giving rise to COD income occurring in 2010, a debtor may elect to waive the bankruptcy exception and defer the recognition of the COD income, and thus the requirement to pay tax currently, until 2014. If the debtor defers such COD income until 2014, the COD income is then included in income ratably over the 5 taxable year period beginning in 2014. If the Company were to make such an election, it would have full use of its tax attributes in 2014 as such attributes will not have been reduced under the bankruptcy exception described above. The Company’s NOLs would, however, be subject to a limitation, as described below.

(E)	Limitation on NOLs and Other Tax Benefits

(1)	General Limitation

If a corporation undergoes an “ownership change,” Section 382 of the Tax Code generally imposes an annual limitation (the “Section 382 Limitation”) on a corporation’s use of its NOL carryforwards, and may limit a corporation’s use of certain built-in losses if such built-in losses are recognized within a five-year period following an ownership change (such NOL carryforwards and built-in losses collectively, “Pre-Change Losses”).

The annual Section 382 Limitation on the use of Pre-Change Losses to offset income in any “post change year” is generally equal to the product of (a) the fair market value of the loss corporation’s outstanding stock immediately before the ownership change, and (b) the long-term tax-exempt rate in effect for the month in which the ownership change occurs. The long-term tax-exempt rate (4.03% for ownership changes in May 2010) is published monthly by the IRS and is intended to reflect current interest rates on long-term tax-exempt debt obligations. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits.

If, in any year, the amount of Pre-Change Losses used by a corporation to offset income is less than the Section 382 Limitation, any unused limitation may be carried forward for use in future years until their expiration date, thereby increasing the Section 382 Limitation (the amount of Pre-Change Losses which may offset income) in the subsequent taxable year of the corporation. In addition, a corporation’s Section 382

Limitation may be increased to the extent that the corporation recognizes or is deemed to recognize certain built-in gains in its assets during the five-year period following the ownership change. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding. See “Special Rule Applicable in Bankruptcy” below.

In general, an ownership change occurs for Section 382 purposes when the percentage of the corporation’s stock owned by certain “5 percent shareholders” increases by more than 50 percentage points in the aggregate over the lowest percentage owned by those shareholders at any time during the applicable “testing period” (generally, the shorter of (a) the 36-month period preceding the testing date and (b) the period of time since the most recent ownership change of the corporation). A “5 percent shareholder” for this purpose includes, generally, an individual or entity that directly or indirectly owns 5% or more of a corporation’s stock at any time during the testing period and one or more groups of shareholders that individually own less than 5% of the corporation’s stock. Under applicable Treasury Regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that has consolidated NOLs is generally measured by changes in stock ownership of the parent corporation of the group.

(2)	Special Rule Applicable in Bankruptcy

In bankruptcy, the Section 382 Limitation may be calculated under a special rule (the “Section 382(l)(5) Rule”) if the corporation’s pre-bankruptcy shareholders and certain holders of debt receive, in respect of their claims, at least 50% of the stock of the reorganized corporation (or of a controlling corporation, if such corporation also is in bankruptcy) pursuant to a confirmed plan of reorganization. If a corporation qualifies for the Section 382(l)(5) Rule, the corporation will not be treated as having undergone an ownership change, and, therefore, the annual Section 382 Limitation will not apply to the corporation’s Pre-Change Losses. Instead, the corporation’s Pre-Change Losses are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of any ownership change, and the portion of the current taxable year ending on the date of the ownership change, in respect of all debt converted into stock pursuant to the bankruptcy reorganization. Additionally, if the Section 382(l)(5) Rule applies and the reorganized corporation undergoes another ownership change within two years after consummation of the plan of reorganization, then the reorganized corporation’s use of any Pre-Change Losses after the subsequent ownership change would be eliminated. A corporation may elect not to apply the Section 382(l)(5) Rule.

If the Company does not qualify for, or elects not to apply, the Section 382(l)(5) Rule described above, the provisions of Section 382(l)(6) applicable to corporations under the jurisdiction of a bankruptcy court would apply in calculating the annual Section 382 limitation (the “Section 382(l)(6) Rule”). Under the Section 382(l)(6)

Rule, a corporation in bankruptcy that undergoes an ownership change pursuant to a plan of reorganization values its stock to be used in computing the Section 382 Limitation by taking into account any increase in value resulting from the discharge of creditors’ claims in the reorganization (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes).

(b)	U.S. Federal Income Tax Consequences of the Plan to the Company

(i)	COD Income of the Company

Pursuant to the Plan, each Holder of Unsecured Claims (and Allowed Convenience Claims if holders of such Claims are treated as holders of Class 6 Claims and accordingly treated in accordance with Section 2.13 of the Plan) will surrender its Unsecured Claims and will receive its pro rata share of New ABH Common Stock and Subscription Rights, as applicable.

As a result of consummation of the Plan, the Company’s aggregate outstanding indebtedness will be substantially reduced. The Company expects to realize substantial COD income in connection with the Plan. The amount of such COD income realized by the Company will depend on the value of the New ABH Common Stock and Subscription Rights.

The Company expects to realize COD in an amount equal to the difference between (x) the aggregate adjusted issue price of the Unsecured Claims and (y) the fair market value of the New ABH Common Stock and Subscription Rights. Because the value of the New ABH Common Stock and Subscription Rights cannot be known with certainty until after the Effective Date of the Plan, the Company cannot determine the amount of COD income it will realize until that time. The amount of COD income the Company realizes may also depend on the basis of property contributed to ABH for which the Holders receive New ABH Common Stock and Subscription Rights, which would be measured by reference to each Holder’s basis in its Unsecured Claims if the basis in the Unsecured Claims exchanged for New ABH Common Stock is less than the value received. This information cannot be known with certainty until after the Effective Date of the Plan.

Additionally, as described further below, it is expected that there will be a material reduction of the Company’s tax attributes, but the exact amount of such reduction cannot be predicted with certainty because the amount of the reduction depends on the amount of the COD income realized and whether the Company elects to defer the recognition of any COD income realized. The Company, however, does not expect to make such a deferral election.

(ii)	Exclusion of the Company’s COD Income under the Bankruptcy Exception

The Company expects to rely on the bankruptcy exception to exclude any COD income realized as the discharge of indebtedness would occur pursuant to a title 11 bankruptcy proceeding. The Company’s tax attributes would be reduced by the amount of COD income realized, as described further below.

(iii)	Attribute Reduction under the Bankruptcy Exception

If the Company excludes COD income from gross income under the bankruptcy exception, the Company will be required to reduce its tax attributes by the amount of the excluded COD income. Any COD income of the Company excluded under either the bankruptcy exception which is in excess of the amount of the Company’s tax attributes available for reduction would not be subject to U.S. federal income tax. While the annual Section 382 Limitation (discussed further below) affects the amount of NOLs that may be used to offset ordinary income in a taxable year, the attribute reduction rules provide that the Company’s NOLs may be reduced without regard to the annual Section 382 Limitation. Although it is expected that the Company will be required to reduce its tax attributes, the exact amount of such reductions and which attributes will be affected will not be known until after the Effective Date of the Plan. In addition to NOLs, the Company may also be required to reduce other tax attributes and its basis in certain assets, which will have an impact on the Company’s tax liability going forward. As described above, the ordering rules for attribute reduction within a consolidated group are complex. Attributes are generally reduced on a company by company basis within a consolidated group. In some circumstances, the Company expects that these ordering rules may produce a favorable result for the Company, by first reducing the capital losses of certain Debtors without NOLs while possibly enabling the Company to preserve the valuable NOLs of other members within the consolidated group.

(iv)	Limitations on NOLs and Other Tax Benefits of the Company Post-Emergence

The issuance under the Plan of New ABH Common Stock, along with the cancellation of existing stock of the Company, is expected to cause an ownership change with respect to the Company. As a result, the Company’s Pre-Change Losses will be subject to the Section 382 Limitation (as described above in “Limitations on NOLs and Other Tax Benefits”). As discussed above, the Company anticipates that the limitation resulting from the Plan will be calculated according to the Section 382(l)(6) Rule.

The Company’s Section 382 Limitation may be increased to the extent that Reorganized ABH recognizes or is deemed to recognize certain built-in gains in its assets during the five-year period following the ownership change. The Company currently anticipates that it will have significant net unrealized built-in gains that would otherwise increase the Section 382 Limitation when recognized in later years. If, in any year, the amount of Pre-Change Losses used by the reorganized Company to offset income is less than the Section 382 Limitation, any unused limitation may be carried forward, thereby increasing the Section 382 Limitation (the amount of Pre-Change Losses which may offset income) in the subsequent taxable year of Reorganized ABH. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of COD income. The ability of the Company to use any remaining capital loss carryforwards and tax credits will similarly be limited.

(v)	Potential Impact of Backstop Agreement

Under the terms of the Backstop Agreement, the Rights Offering will be backstopped pursuant to an agreement with the Backstop Investors to the Backstop Notes. The Backstop Investors should be viewed for U.S. federal income tax purposes as holding options to acquire New ABH Common Stock on the date the Backstop Agreement is executed. Under special rules contained in the Treasury Regulations promulgated under Section 382 of the Tax Code, an option will be treated as exercised on the date it is issued if (x) treating such option as exercised would result in an ownership change and (y) if both (i) a principal purpose of the issuance, transfer, or structuring of the option (alone or in combination with other arrangements) is to avoid or ameliorate the impact of an ownership change of the loss corporation, and (ii) the holder of the option and any persons related to the option holder have a direct and indirect ownership interest in the loss corporation of more than 50%. According to recent studies on the ownership of the Company’s stock, it is possible that the Company would undergo an ownership change if the options were both treated as exercised and viewed as options to acquire the existing stock of the Company rather than New ABH Common Stock. An ownership change prior to emergence would result in a serious limitation of the Company’s NOLs, as described above. However, it is very unlikely that a principal purpose of the structuring of the option would be viewed as avoiding or ameliorating the impact of an ownership change on the Company because New ABH Common Stock will not have been created until the existing stock of the Company is cancelled. Whether the 50% control prong of the test described above would be satisfied in this case is unclear.

(vi)	Alternative Taxable Asset Sale Transaction

The Company is currently considering whether it would be in its best interests to undergo a taxable sale and transfer, without recourse and subject to liabilities, substantially all of the assets owned by it and used in connection with the Company’s business and operations, other than any retained assets (the “Business Assets”) to a newly established company (“NewCo”) as an alternative to the steps described above. NewCo would be formed as a wholly owned second-tier subsidiary of another newly established holding company (“NewCo Holdings”). The Unsecured Creditors of the Company would then receive stock of NewCo Holdings in partial satisfaction of their claims. As a result of the taxable sale, Newco would obtain an aggregate tax basis in its Business Assets (including any stock of subsidiaries) equal to their fair market value as of the Effective

Date and would not succeed to any tax attributes of the Company. The Company would recognize gain (or loss) upon the transfer to NewCo in an amount equal to the difference between the fair market value of its Business Assets and its tax basis in such assets. In addition, the Company (but not NewCo) would be subject to the attribute reduction rules described above. To the extent the Company recognizes any gain from this transaction, NOL carryforwards may be available to offset such gains. Because the Company’s Business Assets will have been sold to NewCo, the Company does not anticipate holding any Business Assets that would be subject to tax basis reduction in the year following the COD income realization.

(vii)	Applicable High-Yield Discount Obligations

The Rights Offering Notes issued pursuant to the terms to the Rights Offering will be issued with “significant” original issue discount (“OID”). If the yield to maturity of the Rights Offering Notes equals or exceeds the sum of (x) the “applicable federal rate” (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the Rights Offering Notes are issued (the “AFR”) and (y) 5 percentage points, the Rights Offering Notes will be considered “applicable high yield discount obligations” (“AHYDOs”). If the Rights Offering Notes are AHYDOs, the Company will not be allowed a deduction for interest (including OID) accrued on the Rights Offering Notes for U.S. federal income tax purposes until such time as the Company actually pays such interest (including OID) in cash or in other property (other than stock or debt issued by the Company or by a person deemed to be related to the Company under Section 453(f)(1) of the Code, which are considered paid only when the stock or debt is redeemed for cash or property other than such stock or debt). In addition, to the extent the yield to maturity on the Rights Offering Notes exceeds the sum of (x) the AFR in effect for the calendar month in which the Rights Offering Notes are issued, and (y) 6 percentage points (any such excess constituting the “disqualified yield”), the Company will not be entitled to deduct the portion of the OID corresponding to the disqualified yield at any time.

It is expected that the Rights Offering Notes will constitute AHYDOs subject to the foregoing rules. The deferral or disallowance of deductions for payments of interest or OID on the Rights Offering Notes described above may reduce the amount of cash available to the Company to meet its obligations under the Rights Offering Notes.

2.	U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes certain U.S. federal income tax consequences of the transactions contemplated by the Plan to U.S. Holders of New ABH Common Stock, Subscription Rights and Rights Offering Notes issued upon the Exercise of any Subscription Rights.

U.S. Holders should consult their own tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequences of the transactions contemplated by the Plan.

The U.S. federal income tax consequences to a U.S. Holder (including the character, timing and amount of income, gain or loss recognized) will depend on, among other factors: (a) the manner in which the Holder acquired the Claim; (b) the length of time the Holder has held the Claim; (c) whether the Holder acquired the Claim at a discount; (d) whether the Holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in current or prior years; (e) whether the Holder has previously included in taxable income accrued but unpaid interest with respect to the Claim; (f) the treatment of the Rights Offering; and (g) the Holder’s method of accounting.

(a)	Consequences with respect to Unsecured Claims Assigned to ABH

Under Section 351 of the Tax Code, no gain or loss shall be recognized if property is transferred to a corporation by a group of persons solely in exchange for stock in such corporation and immediately after the exchange such persons hold 80% of the stock of the transferee corporation. However, indebtedness of the transferee corporation which is not evidenced by a security shall not constitute acceptable property for purposes of these rules. Accordingly, the 80% test will be met only if less than 20% of the New ABH Common Stock is received in exchange for debt of ABH that is not evidenced by a security. In general, debt instruments with an initial term of less than five years are not treated as securities, whereas debt instruments with initial terms of greater than ten years are treated as securities. Debt instruments with terms between five years and ten years raise more complex issues. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security. The Company believes that the amount of New ABH Common Stock received in exchange for Unsecured Claims of ABH that do not constitute securities for U.S. federal income tax purposes will be below the 20% threshold above which nonrecognition treatment would be jeopardized.

Subject to the discussion above, Holders of the Unsecured Claims that assign all or a portion of such Unsecured Claims to ABH and receive New ABH Common Stock generally should not recognize gain and will not be permitted to recognize loss for U.S. federal income tax purposes as a result of the assignment of such portion of the Unsecured Claims to ABH.14 Holders may, however, recognize gain, but not loss, with respect to the Subscription Rights received, as applicable, in an amount equal to the lesser of (x) the excess of the fair market value of the New ABH Common Stock and Subscription Rights received by the Holder over the Holder’s adjusted tax basis in its Unsecured Claims surrendered, and (y) the fair market value of the Subscription Rights received by the Holder. Holders generally will take a basis in New

[14]

NTD: There are possible alternative approaches to the 351 transaction that should be discussed by the Company and constituents. Under one possible alternative, ABH would contribute shares of New ABH Common Stock to each Debtor and each Debtor would then transfer such shares to the Creditors pursuant to the Plan.

ABH Common Stock and Subscription Rights equal to the sum of (i) the adjusted basis Holders had in the Unsecured Claims assigned to ABH, (ii) any gain recognized with respect to the receipt of Subscription Rights and (iii) any cash paid to exercise the Subscription Rights. The aggregate basis should initially be allocated among the New ABH Common Stock and Subscription Rights– first to the Subscription Rights to the extent of fair market value and the remaining balance to the New ABH Common Stock. The holding period of the New ABH Common Stock received should generally be the same as the holding period of the Unsecured Claims contributed to ABH.

NOTE THAT IN CONNECTION WITH THE ASSIGNMENT OF UNSECURED CLAIMS TO ABH, HOLDERS WILL BE REQUIRED TO PROVIDE ABH WITH INFORMATION REGARDING THE HOLDERS’ TAX BASIS AND HOLDING PERIOD IN THE UNSECURED CLAIMS. ABH IS REQUIRED TO OBTAIN THIS INFORMATION SO THAT ABH CAN COMPLY WITH ITS OWN TAX REPORTING AND RETURN FILING OBLIGATIONS, WHICH, IN THE CASE OF A SECTION 351 TRANSACTION SUCH AS THE ONE DESCRIBED ABOVE, DEPEND ON CERTAIN INFORMATION RELATED TO THE HOLDERS’ TAX BASIS AND HOLDING PERIOD.

(i)	Accrued Interest

A portion of the consideration (whether stock or other consideration) received by Holders of the Claims may be attributable to accrued but unpaid interest with respect to such Claims. Such amount should be taxable to a Holder as ordinary interest income if the accrued interest has not been previously included in the Holder’s gross income for U.S. federal income tax purposes. Conversely, a Holder generally recognizes a deductible loss to the extent that any accrued interest was previously included in income and is not paid in full. If the fair value of the consideration received by Holders of the Claims is not sufficient to satisfy fully all principal and interest on the Claims, the extent to which such consideration will be attributable to accrued but untaxed interest is unclear.

The Company will allocate for U.S. federal income tax purposes all distributions in respect of any Claim first to the principal amount of such Claim, and thereafter to accrued but unpaid interest, pursuant to the Plan. Certain legislative history indicates that an allocation of consideration between principal and interest provided for in a bankruptcy plan of reorganization is binding for U.S. federal income tax purposes. However, no assurance can be given that the IRS will not challenge such allocation. If a distribution with respect to a Claim is allocated entirely to the principal amount of such Claim, a Holder may be entitled to claim a loss to the extent of any accrued but unpaid interest on the Claim that was previously included in the Holder’s gross income. Holders of Claims should consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

(ii)	Market Discount

The market discount provisions of the Tax Code may apply to certain Holders. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having OID, its revised issue price) exceeds the holder’s adjusted tax basis in the debt obligation immediately after such holder’s acquisition of the debt obligation by more than a statutory de minimis amount. Gain recognized by a holder upon a disposition of a “market discount bond” generally will be treated as ordinary interest income to the extent of the market discount accrued on such bond during the holder’s period of ownership, unless the holder elected to include accrued market discount in taxable income currently. Absent such an election, a holder of a market discount bond is required under the market discount rules of the Tax Code to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond. In such circumstances, the holder will be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

To the extent the debt instruments held by a Holder had been acquired with market discount and are exchanged for New ABH Common Stock in a Section 351 exchange, any market discount that accrued on such debt instruments but was not recognized by the Holder may cause any gain recognized on the subsequent sale, exchange, redemption or other disposition of the New ABH Common Stock to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instruments.

(b)	Ownership and Disposition of New ABH Common Stock

(i)	Distributions of Cash or Property on New ABH Common Stock

Generally, the gross amount of any distribution of cash or property made with respect to New ABH Common Stock will be includible by a Holder in gross income as dividend income to the extent that such distributions are paid out of the current or accumulated “earnings and profits” of ABH as determined under U.S. federal income tax principles. A distribution that is treated as a dividend for U.S. federal income tax purposes may qualify for the seventy percent (70%) dividends-received deduction if such amount is distributed to a Holder that is a corporation and that satisfies certain holding period and taxable income requirements, and may qualify for an eighty percent (80%) dividend-received deduction if such corporate Holder holds twenty percent (20%) or more of the outstanding stock (by voting power and value) of the distributing corporation.

A distribution in excess of ABH’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of a Holder’s adjusted tax basis in New ABH Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the New ABH Common Stock).

To the extent that such distribution exceeds a Holder’s adjusted tax basis in New ABH Common Stock the distribution generally will be treated as capital gain, subject to the “Market Discount” rules discussed above, and will be treated as long-term capital gain if the Holder’s holding period in such stock exceeds one year as of the date of the distribution. Dividends received by non-corporate holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.

(ii)	Sale, Exchange or Other Taxable Disposition of New ABH Common Stock

Upon the sale, retirement or other taxable disposition of a share of New ABH Common Stock, a Holder generally will recognize gain or loss in an amount equal to the difference between the sum of cash plus the fair market value of any property received and the Holder’s adjusted tax basis in such New ABH Common Stock, subject to the “Market Discount” rules discussed above. Such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition, the Holder held the share of New ABH Common Stock, for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations, as discussed below in “Limitations on Use of Capital Losses.”

(c)	Limitations on Use of Capital Losses

A Holder who recognizes capital losses as a result of consummation of the Plan or upon a subsequent disposition of New ABH Common Stock, will be subject to limitations on the use of such capital losses. For a non-corporate taxpayer, capital losses may be used to offset any capital gains (without regard to holding periods), and also to offset ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains. A non-corporate taxpayer may carry over unused capital losses and apply them against future capital gains and, as set forth in the preceding sentence, a portion of such taxpayer’s ordinary income for an unlimited number of years. For corporate holders, capital losses may only be used to offset capital gains. A corporate holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year, and may carry over unused capital losses for the five years following the capital loss year.

(d)	Exercise or Expiration of the Subscription Rights

A U.S. Holder generally will not recognize gain or loss upon the exercise of a Subscription Right. Rights Offering Notes that a U.S. Holder acquires pursuant to the exercise of the Subscription Rights will have a tax basis equal to the Holder’s adjusted basis in the Subscription Rights so exercised, increased by any amount paid to exercise the Subscription Rights. The holding period for the Rights Offering Notes that a

Holder acquires pursuant to the exercise of the Subscription Rights will commence on the date following the date of exercise (or possibly on the date of exercise). If the Subscription Rights are allowed to lapse unexercised, a U.S. Holder will have a capital loss equal to such holder’s adjusted basis in the Subscription Rights, which will be treated as a long-term capital loss if the Holder’s holding period in the Subscription Rights exceeds one year as of the date of the expiration. The deductibility of capital losses is subject to certain limitations, as discussed above in “Limitations on Use of Capital Losses.”

(e)	Treatment of Upfront Payment under the Backstop Agreement

At the time the Rights Offering Notes are issued, pursuant to the Backstop Agreement, the Company shall cause the a certain upfront payment to be paid back to Eligible Holders from the proceeds of the sale of such Rights Offering Notes (the “Upfront Payment”). The tax treatment of this Upfront Payment is not entirely clear, and the amount of the Upfront Payment received [may] be treated as fee income to an Eligible Holder.

(f)	Ownership, Conversion and Disposition of Rights Offering Notes received upon Exercise of the Subscription Rights

(i)	Payments of Interest on Rights Offering Notes

Each payment of qualified stated interest (as defined below) on a Rights Offering Note (including any amount withheld as backup withholding tax) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

(ii)	Original Issue Discount

(A)	Generally

A note with a term that exceeds one year will be treated as issued with OID if it has a term of more than one year and the “stated redemption price at maturity” of the note exceeds its “issue price” by more than the de minimis amount of  1 /4 of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years from the issue date of the note to its maturity.

The “stated redemption price at maturity” of the Rights Offering Notes will exceed the “issue price” of the Rights Offering Notes by more than a de minimis amount, and the Rights Offering Notes will therefore constitute discount notes issued with OID. Following is a summary of the OID rules and their application to the Rights Offering Notes.

The “issue price” of a note generally is the first price at which a substantial amount of the issue of which the note is a part is sold to persons other than bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers.

The “stated redemption price at maturity” of a note generally is the total amount of payments provided by the note other than “qualified stated interest” payments. Generally, an interest payment on a note is “qualified stated interest” if it is paid in cash (or property of the issuer other than debt) and is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. Qualified stated interest payable on Rights Offering Notes will be taxable to a U.S. Holder when accrued or received in accordance with such holder’s normal method of accounting.

Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the note otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of a note, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval between payments.

Because the Rights Offering Notes will be issued with OID, a U.S. Holder will be required to include OID in gross income for U.S. federal income tax purposes as it accrues (regardless of a holder’s method of accounting), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, a U.S. Holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

The annual amounts of OID includible in income by a U.S. Holder will equal the sum of the “daily portions” of the OID with respect to the Rights Offering Notes for each day on which a U.S. Holder owns the Rights Offering Notes during the taxable year. Generally, a U.S. Holder determines the daily portions of OID by allocating to each day in an “accrual period” a pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of a note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of:

•	the product of the “adjusted issue price” of the Rights Offering Notes at the beginning of the accrual period and its “yield to maturity” over

•	the aggregate amount of any qualified stated interest payments allocable to the accrual period.

The adjusted issue price of a Rights Offering Note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously included in gross income, reduced by the amount of any payment (other than a payment of qualified stated interest) previously made on the Notes. If an interval between payments of qualified stated interest on a Rights Offering Note contains more than one accrual period, then, when a U.S. Holder determines the amount of OID allocable to an accrual period, such U.S. Holder must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, a U.S. Holder must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, a U.S. Holder can compute the amount of OID allocable to the initial period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

OID will be calculated based on the assumption that interest on the Rights Offering Notes will be paid in cash. It is not entirely clear what adjustments would be required if the Company were to pay interest in kind instead of in cash.

(B)	Election to Treat All Interest as Original Issue Discount (Constant Yield Method)

A U.S. Holder may elect to include in gross income all interest that accrues on a Rights Offering Note using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest.

If a U.S. Holder makes this election in respect of its Rights Offering Notes, when such holder applies the constant-yield method:

•	the issue price of a Rights Offering Note will equal its cost,

•	the issue date of a Rights Offering Note will be the date it is acquired; and

•	no payments on a Rights Offering Note will be treated as payments of qualified stated interest.

Generally, this election will apply only to the Rights Offering Note for which it is made. A U.S. Holder may not revoke an election to apply the constant-yield method to all interest on a Rights Offering Note without the consent of the IRS.

(C)	Applicable High Yield Discount Obligations

As indicated above, the Company expects that the Rights Offering Notes will constitute AHYDOs for U.S. federal income tax purposes. Consequently, to the extent the Company has current or accumulated earnings and profits, the disqualified portion of OID, as defined above, generally will be treated as a dividend to a U.S. Holder that may be subject to a dividends received deduction for corporate U.S. Holders. The dividends-received deduction is subject to a number of complex limitations. U.S. Holders are urged to consult their own tax advisor regarding the U.S. federal income tax consequences of holding Rights Offering Notes that are considered AHYDOs.

(iii)	Treatment of New Rights Offering Notes issued in respect of Rights Offering Notes

A newly distributed Rights Offering Note issued in respect of a Rights Offering Note received in lieu of cash interest on a Rights Offering Note is aggregated with the original Rights Offering Note and will be treated as part of the Rights Offering Note with respect to which it was issued. Thus, the initial issue price of a newly distributed Rights Offering Note issued in respect of a Rights Offering Note likely will be determined by allocating the adjusted issue price, at the time of distribution, of the underlying Rights Offering Note between the newly distributed Rights Offering Note and the underlying Rights Offering Note in proportion to their respective principal amounts. A portion of the basis of such Rights Offering Note will be allocated to such newly issued Rights Offering Note and OID on such newly issued Rights Offering Note will accrue in the same manner as described above in the case of the original Rights Offering Note. A U.S. Holder’s holding period for any Rights Offering Note issued with respect to an original Rights Offering Note will likely be identical to its holding period for the original Rights Offering Note.

(iv)	Conversion of Notes

In general, a U.S. Holder will not recognize income, gain or loss upon conversion of Rights Offering Notes into shares of New ABH Common Stock, except that the receipt of cash in lieu of a fractional share of New ABH Common Stock will result in capital gain or loss (as described below).

A U.S. Holder’s tax basis in New ABH Common Stock received upon conversion of Rights Offering Notes (other than in respect of accrued interest) will equal its adjusted basis in the Rights Offering Notes so converted, less any portion of such holder’s tax basis allocable to cash received in lieu of a fractional share. The holding period will include the period during which a U.S. Holder held the Rights Offering Notes prior to conversion. Cash received in lieu of a fractional share of New ABH Common Stock should be treated as a payment in exchange for the fractional share, and a U.S. Holder generally will recognize taxable gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received and such holder’s tax basis in the fractional share.

(v)	Constructive Dividends

An increase in the conversion rate of the Rights Offering Notes may, depending on the circumstances, be deemed to be a distribution to a U.S. Holder. Any deemed distribution will be taxed in the same manner as an actual distribution. A U.S. Holder may be deemed to receive a taxable dividend if the conversion rate of the Rights Offering Notes is adjusted as described under the terms of the Rights Offering. A U.S. Holder’s tax basis in a Rights Offering Note would be increased by the amount of any such deemed dividend.

(vi)	Sale, Exchange or Retirement of the Rights Offering Notes

Upon the sale, exchange, retirement or other disposition of a Rights Offering Note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the sum of cash plus the fair market value of any property received (other than any amount received that is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and its adjusted tax basis in the Rights Offering Note. A U.S. Holder’s tax basis in a Rights Offering Note generally will be the amount that such holder paid for the Subscription Right, increased by the amount of the price paid to convert the Subscription Right and any OID previously included in income, decreased by the amount of any payments (other than payments of qualified stated interest) on the Rights Offering Note. Any capital gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement or other taxable disposition of the Rights Offering Note, a holder held the Rights Offering Note for more than one year. Long-term capital gains of an individual taxpayer for taxable dispositions prior to January 1, 2011 will be taxed at a maximum rate of 15%. For taxable dispositions on or after January 1, 2011, such long-term capital gains will be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to certain limitations, as discussed above in “Limitations on Use of Capital Losses.”

(g)	Information Reporting and Backup Withholding

Certain payments (“Reportable Payments”) generally are subject to information reporting by the payor to the IRS. Moreover, Reportable Payments are subject to backup withholding (currently at a rate of twenty eight percent (28%)) under certain circumstances. Under the backup withholding rules set forth in the Tax Code, a

Holder receiving a payment or distribution of cash or other property pursuant to the Plan, pursuant to distributions on New ABH Common Stock or certain payments of principal of, and interest on, a Rights Offering Note, and the proceeds of disposition of a Rights Offering Note before maturity may be subject to backup withholding with respect to such payment or distribution unless it: (i) is an exempt recipient, such as a corporation, and when required, demonstrates this exemption, or (ii) timely provides a correct U.S. taxpayer identification number and makes certain certifications under penalties of perjury.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the Holder’s U.S. federal income tax liability, and it may obtain a refund of excess amounts withheld under the backup withholding tax rules by timely filing an appropriate claim for refund with the IRS.

3.	U.S. Federal Income Tax Considerations for Non-U.S. Holders

This subsection applies to a Holder who is a Non-U.S. Holder. The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Each non-U.S. Holder should consult with its own tax advisor to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to its participation in the transactions contemplated by the Plan and its ownership of New ABH Common Stock, Subscription Rights and any Rights Offering Notes issued upon the Exercise of the Subscription Rights, including any reporting requirements.

(a)	Tax Consequences for Non-U.S. Holders of Ownership of the New ABH Common Stock and Subscription Rights.

As discussed above, it is expected that the assignment of a portion of the Unsecured Claims to ABH and the receipt by Holders of New ABH Common Stock and Subscription Rights should constitute a Section 351 transaction under the Tax Code, and accordingly, no gain or loss for U.S. federal income tax purposes should be realized or recognized by Non-U.S. Holders transferring such Claims to ABH, except to the extent of the value of the Subscription Rights received, as discussed in more detail above.

Subject to the discussion below in “Information Reporting and Backup Withholding,” any gain or loss realized by a Non-U.S. Holder in connection with the assignment of the Claim to ABH, receipt of New ABH Common Stock and Subscription Rights, as applicable, pursuant to the Plan should not be subject to U.S. federal income tax unless:

•

the gain or loss is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains within the U.S.), in which case the gain or loss will be treated in the manner described below in “Effectively Connected Income and Loss;”

•

the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year that includes the date of the assignment of the Claim to the Debtors, and certain other conditions are met, in which case the gain (reduced by any U.S.-source capital losses) will be subject to thirty percent (30%) tax (subject to possible reduction if provided by treaty); or

•	the Non-U.S. Holder is subject to the Tax Code provisions applicable to certain former citizens or residents.

(b)	Ownership of New ABH Common Stock; Distributions on New ABH Common Stock

Distributions of cash and property that ABH makes in respect of New ABH Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions of cash and property that constitute dividends for U.S. federal income tax purposes generally will be subject to U.S. federal withholding at a thirty percent (30%) rate unless a reduced rate is prescribed by an applicable income tax treaty. If the amount of a distribution exceeds ABH’s current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of a Non-U.S. Holder’s tax basis in the New ABH Common Stock and thereafter will be treated as gain from the disposition of such share of New ABH Common Stock, subject to tax as described below in “Sale, Exchange or Disposition of New ABH Common Stock.”

In order to obtain a reduced rate of U.S. withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Each Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under a treaty.

The U.S. federal withholding tax described above will not apply to dividends paid to a Non-U.S. Holder if such dividends represent U.S. trade or business income for the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., as the dividends will be subject to tax as described below under “Effectively Connected Income and Loss.”

(c)	Tax Consequences for Non-U.S. Holders of Ownership of the Rights Offering Notes Issued upon Exercise of the Subscription Rights

Subject to the discussion below in “Information Reporting and Backup Withholding,” payments of interest on a Rights Offering Note (including OID) to a Non-U.S. Holder that are not effectively connected with the conduct of a U.S. trade or business generally will not be subject to U.S. federal income tax if:

•	The Non-U.S. Holder does not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of the Company’s voting stock;

•

The Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership under applicable rules of the Tax Code;

•	The Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement, as described below, is fulfilled with respect to the beneficial owner of the Rights Offering Note.

The certification requirement described above will be fulfilled if either (A) a Non-U.S. Holder provides to the Company or its paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder’s name and address and a certification as to such holder’s non-U.S. status, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Rights Offering Note on behalf of the beneficial owner and provides a statement to the Company or its paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from the non-U.S. beneficial owner or from another financial institution acting on behalf of such beneficial owner and furnishes the Company or its paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. Other methods might be available to satisfy the certification requirements described above, depending on a holder’s particular circumstances.

The gross amount of payments of interest that do not qualify for the exception from withholding described above (the “portfolio interest exemption”) will be subject to United States withholding tax at a rate of 30% unless (A) a Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with such Non U.S. Holder’s conduct of a United States trade or business and such holder provides a properly completed IRS Form W-8ECI (or successor form).

(d)	Effectively Connected Income and Loss

If a Non-U.S. Holder is engaged in a trade or business in the U.S. and if dividends received in respect of New ABH Common Stock; gain or loss realized on the disposition of a share of New ABH Common Stock, Subscription Rights or Rights Offering Notes; or fee income received for participating in the Rights Offering are “effectively connected” with the conduct of such U.S. trade or business, any such dividends, gain or loss realized by a Non-U.S. Holder will be subject to full net-basis U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation, the Non-U.S. Holder may also be subject to a “branch profits tax” on earnings and profits effectively connected with such U.S. trade or business (subject to certain adjustments) at a rate of thirty percent (30%), unless the branch profits tax is reduced or eliminated by an applicable income tax treaty. Even though any such effectively connected income would be subject to income tax, and might also be subject to branch profits tax, it would not be subject to withholding tax if the Non-U.S. Holder satisfied the applicable certification requirements described above. Non-U.S. Holders should discuss the applicability of the “effectively connected” rules with their tax advisors.

(e)	Sale, Exchange or Disposition of New ABH Common Stock, Subscription Rights and Rights Offering Notes

Subject to the discussion below concerning backup withholding, if a Non-U.S. Holder owns New ABH Common Stock and Subscription Rights (or Rights Offering Notes issued upon conversion of Subscription Rights), the Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain or loss realized on the sale, exchange or other taxable disposition of such New ABH Common Stock and Subscription Rights (or Rights Offering Notes), unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met;

•	such gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest would apply; or

•	such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (see “Effectively Connected Income and Loss”).

(f)	Information Reporting and Backup Withholding.

Unless certain exceptions apply, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends and interest paid to the Non-U.S. Holder (whether such dividend income is subject to U.S. withholding tax or is exempt from such tax pursuant to an income tax treaty). Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which a Non-U.S. Holder resides.

Under current U.S. federal income tax law, backup withholding tax will not apply to payments of dividends and interest by the Company or its paying agent if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or successor form), or otherwise establishes its eligibility for an exemption, provided that the Company or its paying agent, as the case may be, does not have actual knowledge or reason to know that the payee Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the IRS. A Non-U.S. Holder should consult its tax advisor regarding the application of information reporting and backup withholding in such holder’s particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

B.	Certain Canadian Federal Income Tax Consequences of the Plan

The following is a summary of the principal Canadian federal income tax consequences of the Plan to a holder of Unsecured Claims who, at all relevant times for purposes of the Income Tax Act (Canada) (the “Tax Act”), deals at arm’s length with and is not affiliated with the Company and Reorganized ABH, holds its Unsecured Claims as capital property and will hold its New ABH Common Stock, the Subscription Right and the Rights Offering Notes as capital property. The Unsecured Claims, the New ABH Common Stock, the Subscription Rights and the Rights Offering Notes will generally be considered to be capital property to a holder of Unsecured Claims unless either the holder of Unsecured Claims holds (or will hold) such securities in the course of carrying on a business, or the holder of Unsecured Claims has acquired (or will acquire) such securities in a transaction or transactions considered to be an adventure in the nature of trade. This summary does not address the Canadian federal income tax consequences of the receipt of any fees or payments by the Backstop Investors in connection with the Backstop Agreement.

This summary does not apply to (i) a holder of Unsecured Claims an interest in which is a “tax shelter investment” as defined in the Tax Act, (ii) a holder of Unsecured Claims that is a “financial institution” for purposes of the “mark-to-market” rules as defined in the Tax Act, (iii) a holder of Unsecured Claims that is a “specified financial institution” as defined in the Tax Act, (iv) a holder of Unsecured Claims that has made the “functional currency” reporting election, or (v) a Canadian Holder (as defined below) in relation to which ABH or Reorganized ABH is a “foreign affiliate” as defined in the Tax Act. Such holders of Unsecured Claims should consult with their own tax advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”) and the understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof. The summary also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not take into account or anticipate any changes in law or administrative policies or assessing practices of the CRA, whether by way of judicial, governmental or legislative action or decisions, nor does it address any provincial, territorial or foreign tax legislation or considerations.

This summary is of a general nature only, is not exhaustive of all Canadian federal income tax consequences and is not intended to be, nor should it be construed as, legal or tax advice to any particular holder of Unsecured Claims. Holders of Unsecured Claims are urged to consult their own tax advisors as to the tax consequences to them of the Plan in their particular circumstances.

For purpose of the Tax Act, all amounts, including cost, proceeds of disposition, interest or dividends received and accrued must be determined in Canadian currency at applicable exchange rates as determined in accordance with the Tax Act. The amount of interest and any capital gain or capital loss of a holder of Unsecured Claims may be affected by fluctuations in Canadian dollar exchange rates.

1.	Residents of Canada

This portion of the summary applies to a holder of Unsecured Claims who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is or is deemed to be resident of Canada (“Canadian Holder”). Certain Canadian Holders whose Unsecured Claims issued by Canadian Debtors might not otherwise qualify as capital property may, in certain circumstances, treat the Unsecured Claims issued by Canadian Debtors as capital property by making an irrevocable election pursuant to subsection 39(4) of the Tax Act, to the extent such Unsecured Claims are “Canadian securities” as defined in the Tax Act. However, the New ABH Common Stock, Subscription Rights and the Rights Offering Notes are not Canadian securities for the purpose of the irrevocable election under subsection 39(4) of the Tax Act. Therefore, this election will not apply to the Unsecured Claims that are not Canadian securities and to the New ABH Common Stock, Subscription Rights and the Rights Offering Notes. Canadian Holders are advised to consult their own tax advisors regarding such election.

(a)	Exchange of the Unsecured Claims

A Canadian Holder will be considered to have disposed of Unsecured Claims upon the exchange of such Unsecured Claims for (i) cash or (ii) for New ABH

Common Stock and the Subscription Right, as the case may be. Under the Plan, the (i) cash or (ii) New ABH Common Stock and Subscription Rights, as the case may be, will be allocated first to the principal amount of the Unsecured Claims, and the balance, if any, to the accrued interest with respect to the Unsecured Claims.

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will generally be required to include in income the amount of interest accrued or deemed to accrue on the Unsecured Claims up to the Effective Date or that became receivable or was received on or before the Effective Date, to the extent that such amounts have not otherwise been included in the Canadian Holder’s income for the taxation year or a preceding taxation year. Any other Canadian Holder, including an individual, will be required to include in income for a taxation year any interest on the Unsecured Claims received or receivable by such Canadian Holder in the taxation year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such amount was otherwise included in its income for the taxation year or a preceding taxation year. In addition, if such Canadian Holder has not otherwise included interest on the Unsecured Claims in computing the Canadian Holder’s income at periodic intervals of not more than one year, such Canadian Holder will be required to include in computing income for a taxation year any interest that accrues to the Canadian Holder on the Unsecured Claims up to the end of any “anniversary day” (as defined in the Tax Act) in that taxation year to the extent such interest was not otherwise included in computing the Canadian Holder’s income for that taxation year or a preceding taxation year. Generally, a Canadian Holder should be entitled to deduct in computing income for the year of disposition, amounts that were including in computing the Canadian Holder’s income for the year of disposition or a preceding taxation year as interest in respect of the Unsecured Claims, to the extent that such amounts were not received or receivable by the Canadian Holder and were not deducted by the Canadian Holder in computing income for the year of disposition or a preceding taxation year.

In general, a Canadian Holder will realize a capital gain (or capital loss) on the exchange of the Unsecured Claims equal to the amount by which, in the case of cash received, such amount of cash received, or in the case of New ABH Common Stock and Subscription Rights, the amount equal to the aggregate fair market value at the time of the exchange of the New ABH Common Stock and Subscription Rights, and in both cases, net of any amount included in the Canadian Holder’s income as interest, exceeds (or is exceeded by) the adjusted cost base to the Canadian Holder of such Unsecured Claims, plus any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) realized is described below under the heading “Taxation of Capital Gains and Capital Losses”.

The adjusted cost base of the New ABH Common Stock and Subscription Rights to the Canadian Holder will be equal to the fair market value at the time of the exchange of such New ABH Common Stock and Subscription Rights.

(b)	Dividends on New ABH Common Stock

Any dividends received or deemed to be received on the New ABH Common Stock by a Canadian Holder that is an individual (including a trust) will be included in the individual’s income and will not be subject to the gross-up and dividend tax credit rules in the Tax Act. Dividends received or deemed to be received on the New ABH Common Stock by a Canadian Holder that is a corporation will be included in computing the corporation’s income and generally will not be deductible in computing the corporation's taxable income.

U.S. tax, if any, payable by a Canadian Holder in respect of dividends received on the New ABH Common Stock may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Canadian Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

(c)	Disposition of New ABH Common Stock

A Canadian Holder will realize a capital gain (or capital loss) on a disposition or deemed disposition of New ABH Common Stock equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of such New ABH Common Stock, plus any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is described below under the heading “Taxation of Capital Gains and Capital Losses”.

(d)	Exercise of the Subscription Rights to the Rights Offering

No gain or loss will be realized on the exercise of the Subscription Rights under the Rights Offering. The cost to a Canadian Holder of the Rights Offering Notes acquired on the exercise of Subscription Rights will be equal to the aggregate of the adjusted cost base of the Subscription Rights, if any, and the price paid to acquire the Rights Offering Notes under the Rights Offering.

[On the subscription of the Rights Offering, Canadian Holders will receive an Upfront Payment from Reorganized ABH]. The Canadian federal income tax consequences to a Canadian Holder of the receipt of the Upfront Payment are unclear and, consequently, Canadian Holders should consult their own tax advisors.

(e)	Taxation of Interest on Rights Offering Notes

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will generally be required to include in income for a taxation year the amount of interest (including PIK Interest) accrued or deemed to accrue on the Rights Offering Notes to the end of the taxation year or that became receivable or was received by it before the end of that taxation year, to the extent such amounts have not otherwise been included in such Canadian Holder’s income for the year or a preceding taxation year. Any other Canadian Holder, including an individual, will be required to include in income for a taxation year any interest (including PIK Interest) on the Rights Offering Notes received or receivable by such Canadian Holder in that taxation year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such amount was otherwise included in its income for that taxation year or a preceding taxation year. In addition, if such Canadian Holder has not otherwise included interest on the Rights Offering Notes in computing the Canadian Holder’s income at periodic intervals of not more than one year, such Canadian Holder will be required to include in computing income for a taxation year any interest that accrues to the Canadian Holder on the Rights Offering Notes up to the end of any “anniversary day” (as defined in the Tax Act) in that year to the extent such interest was not otherwise included in computing the Canadian Holder’s income for that taxation year or a preceding taxation year.

(f)	Sale, Redemption or Repayment of the Rights Offering Notes

On a disposition or a deemed disposition of the Rights Offering Notes (otherwise than on a conversion described under the heading “Exercise of Conversion Rights under the Rights Offering Notes”), including repayment or redemption by Reorganized ABH, a Canadian Holder will generally be required to include in income the amount of interest accrued or deemed to accrue to the date of disposition or that became receivable or was received on or before the date of disposition, to the extent that such amounts have not otherwise been included in the Canadian Holder’s income for the taxation year or a preceding taxation year.

Any amount paid to a Canadian Holder as a penalty or bonus because of the redemption or repayment of all or part of the principal amount of the Rights Offering Notes of the Rights Offering Notes will be deemed to be received by the Canadian Holder as interest on the Rights Offering Notes and will be required to be included in computing the Canadian Holder’s income as described above, to the extent such amount can reasonably be considered to relate to, and does not exceed the value at the time of payment of, interest that would otherwise have been paid or payable by Reorganized ABH on the Rights Offering Notes for periods ending after the payment of such amount.

In general, a disposition or a deemed disposition of the Rights Offering Notes will give rise to a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any amount included in the Canadian Holder’s income as interest, exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of the Rights Offering Notes, plus any reasonable costs of disposition. Any such capital gain (or capital loss) will be subject to the treatment described below under the heading “Taxation of Capital Gains and Capital Losses”.

(g)	Exercise of Conversion Rights under the Rights Offering Notes

Upon the conversion of a Rights Offering Note pursuant to the terms governing conversion of such Rights Offering Notes, the Canadian Holder will be deemed not to have disposed of the Rights Offering Note and, accordingly, will not be considered to realize a capital gain (or capital loss) on such conversion.

On the conversion of a Rights Offering Note, a Canadian Holder will generally be required to include in computing its income for the taxation year in which the conversion occurs all interest that accrued on the Rights Offering Note to the date of conversion (including any PIK Interest), except to the extent that such interest has otherwise been included in the Canadian Holder’s income for that taxation year or a preceding taxation year.

The adjusted cost base to a Canadian Holder of the New ABH Common Stock acquired on the conversion of a Rights Offering Note will generally be equal to the aggregate of the adjusted cost base to the Canadian Holder of the Rights Offering Note immediately before the conversion and the fair market value of any New ABH Common Stock issued to the Canadian Holder in satisfaction of the payment of interest accrued on the Rights Offering Note to the date of conversion. The adjusted cost base of New ABH Common Stock so acquired must be averaged with the adjusted cost base to the Canadian Holder of all New ABH Common Stock then held as capital property by the Canadian Holder for the purpose of calculating the adjusted cost base of such New ABH Common Stock.

(h)	Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Holder for a taxation year must be included in the Canadian Holder’s income in the year. A Canadian Holder is required to deduct one-half of any capital loss (an “allowable capital loss”) realized in the taxation year from taxable capital gains realized in that year, and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year, from net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

(i)	Alternative Minimum Tax

Individuals (other than certain trusts) may be subject to an alternative minimum tax under the Tax Act upon realizing net capital gains.

(j)	Additional Refundable Tax

A Canadian Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts in respect of interest, certain dividends and taxable capital gains.

(k)	Foreign Investment Entity and Offshore Investment Fund Property Rules

Former Bill C-10 contained proposed amendments to the Tax Act that would have introduced new rules regarding the taxation of certain interests in non-resident entities that constitute “foreign investment entities” and repealed certain existing tax rules with respect to “offshore investment fund property” (as defined in the Tax Act). However, Bill C-10 was not passed into law. As part of the March 4, 2010 Federal Budget (the “2010 Federal Budget”), the Minister of Finance (Canada) announced that, rather than implementing the previously proposed rules regarding foreign investment entities, it would retain existing tax rules with respect to “offshore investment fund property”, with certain limited enhancements. Based on counsel’s understanding of the facts, including certain representations made to counsel by ABH, New ABH Common Stock, Subscription Rights and the Rights Offering Notes should not be an offshore investment fund property. Provided the New ABH Common Stock, Subscription Rights and the Rights Offering Notes are not an offshore investment fund property at any relevant time in the future, an investment by a Canadian Holder in the New ABH Common Stock, Subscription Rights and the Rights Offering Notes will not be subject to the provisions in the Tax Act relating to investments in offshore investment fund property.

Even if a New ABH Common Stock, Subscription Rights and the Rights Offering Notes were an offshore investment fund property, the existing offshore investment fund property rules would not apply to a particular Canadian Holder provided that none of the main reasons for the Canadian Holder acquiring the New ABH Common Stock, Subscription Rights and the Rights Offering Notes was to derive a benefit from portfolio interests in assets in such a way that the income, profits and gains from such assets would be significantly less than the tax under Part I of the Tax Act that would have been payable by the Canadian Holder if the Canadian Holder had acquired the assets directly. Canadian Holders should consult their own advisors with respect to whether they satisfy this test.

(l)	Foreign Property Reporting

The Tax Act and the Regulations require a “specified Canadian entity” as defined in the Tax Act to file an information return disclosing prescribed information where, at any time in a taxation year, the total cost amount of “specified foreign property” as defined in the Tax Act of the entity exceeds $100,000. For these purposes, a “specified Canadian entity” includes, with some exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the Tax Act. The New ABH Common Stock, Subscription Rights and the Rights Offering Notes will be “specified foreign property” to a specified Canadian entity. In the 2010 Federal Budget, the Canadian Minister of Finance proposed that the existing reporting requirements with respect to “specified foreign property” be expanded so that more detailed information be available for audit use. Revised legislation reflecting such proposal has not yet been released. The reporting rules in the Tax Act are complex and this summary does not purport to explain all circumstances in which reporting may be required by any Canadian Holder. Accordingly, Canadian Holders should consult their own tax advisors regarding these reporting requirements including any expansion thereof pursuant to the aforementioned 2010 Federal Budget proposal.

(m)	Eligibility for Investments

Provided the New ABH Common Stock are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the NASDAQ, the NYSE, and the TSX), the New ABH Common Stock, if issued on the Effective Date, would be qualified investments under the Tax Act and the Regulations for trusts governed by registered retirement savings plans, registered education savings plans, registered retirement income funds, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts (“TFSAs”) (collectively, the “Plans”). The Rights Offering Notes will be qualified investments under the Tax Act and the Regulations for Plans (other than a deferred profit sharing plan for which an employer is Reorganized ABH, or is an employer with whom Reorganized ABH does not deal at arm’s length within the meaning of the Tax Act) provided that the New ABH Common Stock are, on the Effective Date, listed on a designated stock exchange. The Subscription Right will be qualified investments under the Tax Act and the Regulations for Plans if the Rights Offering Notes are qualified investments and if Reorganized ABH is not an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Plan and Reorganized ABH deals at arm’s length with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Plan.

Should any particular New ABH Common Stock, Rights Offering Note or Subscription Rights, not meet the conditions hereabove mentioned in order to be considered a qualified investment, Canadian Holders should consult their own tax advisors regarding the application of those rules under the Tax Act and the Regulations in their particular circumstances.

Notwithstanding the foregoing, if the New ABH Common Stock, Subscription Rights and Rights Offering Notes are “prohibited investments” for purposes of a TFSA, or if an “advantage” (as defined in the Tax Act) in relation to a TFSA is extended to the Canadian Holder or to a person who does not deal at arm’s length with the Canadian Holder, the Canadian Holder of such account will be subject to penalty taxes as set out in the Tax Act, and, based on Tax Proposals, other tax consequences may result. Generally, the New ABH Common Stock, Subscription Rights and the Rights Offering Notes will not be a “prohibited investment” for a trust governed by a TFSA provided that the Canadian Holder of the TFSA deals at arm’s length with Reorganized ABH for purposes of the Tax Act and does not have a “significant interest” (within the meaning of the Tax Act) in Reorganized ABH or in any corporation, partnership or trust that does not deal at arm’s length with Reorganized ABH for purposes of the Tax Act. Canadian Holders of a TFSA are advised to consult their own tax advisors in this regard.

On April 30, 2010, the Minister released Tax Proposals that may impact TFSAs. Canadian Holders should consult their own tax advisors regarding the impact of these Tax Proposals.

2.	Non-Residents of Canada

This portion of the summary applies to a holder of Unsecured Claims that, for the purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is not and will not be deemed to be resident in Canada and does not use or hold the Unsecured Claims and will not use or hold the New ABH Common Stock, Subscription Rights and Rights Offering Notes in carrying on a business in Canada (a “Non-Resident Holder”). In addition, this summary does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank that carries on a Canadian banking business.

(a)	Exchange of the Unsecured Claims

Upon the exchange by a Non-Resident Holder of the Unsecured Claims for (i) cash or (ii) New ABH Common Stock and the Subscription Rights, as the case may be, no taxes will be payable under the Tax Act by such a Non-Resident Holder.

(b)	Disposition of New ABH Common Stock

A disposition by a Non-Resident Holder of New ABH Common Stock will not be subject to Canadian tax unless such New ABH Common Stock constitute “taxable Canadian property” to the Non-Resident Holder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention.

Based on Bill C-9 An Act to implement certain provisions of the budget tabled in Parliament on March 4, 2010 and other measures introduced for first reading by the Minister of Finance in the House of Commons on March 29, 2010, the New ABH Common Stock will generally not be considered to be taxable Canadian property to a Non-Resident Holder unless at any time during the sixty-month period immediately preceding the time of disposition, (1) not less than 25% of the issued shares of any class of shares of Reorganized ABH were owned by or belonged to the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length or any combination thereof, and (2) more than 50% of the fair market value of issued shares of Reorganized ABH was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

3.	Consequences relating to the Subscription Rights and the Rights Offering Notes

No Canadian tax consequences should arise in relation to the Subscription Right and to the Rights Offering Notes, unless the Subscription Right and the Rights Offering Notes constitute taxable Canadian property to the Non-Resident Holder and relief from taxation is not available under applicable tax treaty or convention. The Subscription Right and the Rights Offering Notes will constitute taxable Canadian property to a Non-Resident Holder only if the New ABH Common Stock constitute taxable Canadian property to Non-Resident Holder. Non-Resident Holders should consult their own tax advisors as to the Canadian tax consequences relating to the Subscription Right and the Rights Offering Notes.

4.	Consequences to the Company

The exchange of Unsecured Claims for New ABH Common Stock will result in the settlement or extinguishment of the Unsecured Claims. The “forgiven amount”, as defined in the Tax Act, arising from the settlement or extinguishment will reduce, in prescribed order, certain tax attributes of the relevant Canadian Debtors, including non-capital losses, net capital losses, cumulative eligible capital, undepreciated capital cost of depreciable property and the adjusted cost base of certain capital property (the “Tax Shield”). Generally, one half of the amount by which the forgiven amount exceeds the Tax Shield (such amount, the “Excess”) will be required to be included in the relevant Canadian Debtors income for the taxation year in which the Effective Date takes place, unless the Excess was otherwise assigned by such relevant Canadian Debtors to other Canadian Debtors that are “eligible transferees” as defined in the Tax Act for reduction of such other Canadian Debtors’ Tax Shield.

C.	Reservation of Rights

This tax section is subject to change (possibly substantially) based on subsequent changes to other provisions of the Plan. The Debtors and their advisors reserve the right to further modify, revise or supplement Article X of the Plan and the other tax related sections of the Plan up to the Supplement Filing Date.

X.

CERTAIN U.S. AND CANADIAN SECURITIES LAW CONSIDERATIONS

A.	U.S. Securities Law Considerations

Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a plan. Specifically, Section 1145(a)(1) of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale of a debtor’s stock under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor, or if such securities are offered or sold principally in such exchange and partly for cash. In addition, in the case of rights issued under a chapter 11 plan, section 1145(a)(2) also generally exempts the issuance of securities issued upon exercise of such rights. In reliance upon this exemption, the Rights Offering Notes to be issued in respect of Claims and the exercise of the Subscription Rights by Rights Offering Participants as provided in the Plan (but not securities received by persons deemed to be underwriters) will be exempt from the registration requirements of the Securities Act and of any state securities laws. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is a control person of the issuer of the securities or other issuer of the securities within the meaning of section 2(11) of the Securities Act. The legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a “control person.”

Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act. Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable holding periods, volume limitations, notice and manner of sale requirements, and certain other conditions. Statutory underwriters may also be able to sell their securities pursuant to the resale provisions of Regulation S promulgated under the Securities Act. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel concerning the availability of the exemption provided by Rule 144 or Regulation S.

Whether any particular person would be deemed to be an “underwriter” with respect to any security issued under the Plan would depend upon the facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an “underwriter” with respect to any security issued under the Plan and the Debtors make no representation concerning the ability of any particular person to resell the securities to be distributed under the Plan. The Debtors recommend that potential recipients of securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

The Backstop Investors will also receive securities of Reorganized ABH. Reorganized ABH will rely on section 4(2) of the Securities Act and, to the extent applicable, Regulation D promulgated thereunder, and section 18 of the Securities Act with respect to state securities law or Blue Sky Laws, to exempt the offering, sale and issuance of Rights Offering Notes and the New ABH Common Stock to the Backstop Investors. Section 4(2) exempts from the registration requirements of the Securities Act any offering by an issuer not involving any public offering. Regulation D similarly exempts from the registration requirements of the Securities Act private offerings by an issuer of securities to “accredited investors,” as such term is defined under Regulation D, and to certain other qualified investors. The Backstop Investors may be deemed to be “underwriters”, as a result of which they would be subject to the resale restrictions described above. The Backstop Agreement also currently provides that the Company will file, as soon as practicable, a registration rights agreement with the Bankruptcy Court and Canadian Court, in form and substance satisfactory to the Backstop Investors, providing for the filing of a registration rights agreement in respect of the Rights Offering Notes and the New ABH Common Stock issuable in respect thereof at a later date.

B.	Canadian Securities Law Considerations

Canadian securities laws provide for a specific statutory exemption from the prospectus requirements when securities are issued or distributed in connection with either (i) a reorganization or arrangement that is under a statutory procedure or (ii) a reorganization or arrangement that (A) is described in an information circular made pursuant to applicable regulations or in a similar disclosure record and the information circular or similar disclosure record is delivered to each security holder whose approval of the reorganization or arrangement is required before it can proceed and (B) is approved by the security holders referred to in (A). The Company believes that the issuance and distribution of the New ABH Common Stock under the CCAA Plan to any Canadian resident and of Subscription Rights to Rights Offering Participants pursuant to the Rights Offering fall within one of the statutory exemptions under Canadian securities laws described in this paragraph and are thus exempt from the prospectus requirements under Canadian securities laws.

The issuance and distribution of Rights Offering Notes upon the exercise of the Subscription Rights by the Rights Offering Participants and of New ABH Common Stock upon the conversion of such Rights Offering Notes in accordance with their respective terms also fall within statutory exemptions under Canadian securities laws and are thus exempt from the prospectus requirements. For the purposes herein, the New ABH Common Stock (including the New ABH Common Stock issuable upon the conversion of Rights Offering Notes) and the Rights Offering Notes issuable upon the exercise of the Subscription Rights are referred to as the “New Securities”.

Under Canadian securities laws, once issued, the New Securities will, except for “control distributions” described below, be generally freely tradeable in Canada without the need for the holder of such New Securities to prepare and file a prospectus or rely on an exemption from the prospectus requirements, provided (i) the issuer is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade; (ii) no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade and (iv) if the selling security holder is an insider or officer of the issuer, the selling security holder has no reasonable grounds to believe that the issuer is in default of securities legislation. Reorganized ABH will not have been a reporting issuer for any period prior to the Implementation Date. However, ABH is currently a reporting issuer in each of the provinces of Canada and it is currently anticipated that, at the Implementation Date (as defined in the CCAA Plan), it will remain a reporting issuer and will have been a reporting issuer for the four months preceding the Implementation Date in each of the provinces of Canada. Under Canadian securities laws, a holder of New Securities may include the period of time that ABH was a reporting issuer in a jurisdiction of Canada immediately prior to the Implementation Date in determining the period of time that Reorganized ABH was a reporting issuer in a jurisdiction of Canada immediately preceding the trade by such holder.

If the resale or trade of the New Securities constitutes a “control distribution”, then any resale or trade of the New Securities would require either (i) the preparation and filing of a prospectus in the relevant Canadian jurisdiction(s) in order to qualify such resale or trade for public distribution in Canada and render the subject New Securities freely tradeable in such Canadian jurisdiction(s); (ii) in the absence of a Canadian prospectus, the reliance on a separate statutory or discretionary exemption from the applicable prospectus requirements for the resale or trade of the New Securities; or (iii) the giving of notice and filing of a prescribed form with the CSA at least seven days before the first resale or trade that is part of the control distribution indicating the selling security holder’s intention to distribute securities and particulars of the proposed trade, including the number and class of securities proposed to be sold and whether the sale will occur privately or on an exchange or market.

In general terms, a “control distribution” is a distribution effected by a “control person”, being (i) a person or company who holds a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a person or company holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the person or company is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer; or (ii) each person or company in a combination of persons or companies, acting in concert by virtue of an agreement, arrangement, commitment or understanding, which holds in total a sufficient number of the voting rights attached to all outstanding voting securities of an issuer to affect materially the control of the issuer, and, if a combination of persons or companies holds more than 20% of the voting rights attached to all outstanding voting securities of an issuer, the combination of persons or companies is deemed, in the absence of evidence to the contrary, to hold a sufficient number of the voting rights to affect materially the control of the issuer.

Given the complex and subjective nature of the question of whether a particular holder may be a “control person” under Canadian securities laws, the Company makes no representation concerning the right of any Person to trade in the New Securities in Canada. The Company recommends that potential recipients of the New Securities consult their own counsel concerning whether they may freely trade the New Securities in Canada in compliance with applicable Canadian securities laws.

XI.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN AND CCAA PLAN

If the Plan is not confirmed, the alternatives for the Chapter 11 Cases include (a) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code. Each of these possibilities is discussed in turn below.

A.	Continuation of the Chapter 11 Cases

If the Debtors remain in chapter 11, the Debtors could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could continue as viable going concerns in protracted chapter 11 cases. The Debtors could have difficulty operating with the high costs, limited financing and the eroding confidence of their customers and trade vendors, if the Debtors remained in chapter 11. If the Debtors were able to obtain financing and continue as a viable going concern, the Debtors (or other parties in interest) could ultimately propose another plan or attempt to liquidate the Debtors under chapter 7 or chapter 11. Such plans might involve either a reorganization and continuation of the Debtors’ businesses, or an orderly liquidation of their assets, or a combination of both.

B.	Liquidation Under Chapter 7 or Chapter 11

If the Plan is not confirmed, the Debtors’ Chapter 11 Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code. In chapter 7, a trustee would be appointed to promptly liquidate the assets of the Debtors.

The Debtors believe that in a liquidation under chapter 7, before creditors received any distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, along with an increase in expenses associated with an increase in the number of unsecured claims that would be expected, would cause a substantial diminution in the value of the estates. The assets available for distribution to creditors and equity holders would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors’ operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors’ assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under chapter 7. Thus, chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values being received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distributions to the holders of Claims or Interests under a chapter 11 liquidation plan probably would be delayed substantially.

XII.

CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation of the Plan in the Chapter 11 Cases and sanction of CCAA Plan in the CCAA Proceedings is preferable to the alternatives described above because it provides the greatest distributions and opportunity for distributions to holders of Claims against any of the Debtors. In addition, any alternative to confirmation of the Plan in the Chapter 11 Cases and/or sanction of CCAA Plan in the CCAA Proceedings could result in extensive delays and increased administrative expenses, or the ultimate liquidation of certain or all of the Debtors.

Accordingly, the Debtors urge all holders of Claims entitled to vote on the Plan to vote to accept the Plan in the Chapter 11 Cases and/or approve the CCAA Plan in the CCAA Proceedings.

Dated: May 24, 2010

Respectfully submitted,

AbitibiBowater Inc.
AbitibiBowater US Holding 1 Corp.
AbitibiBowater US Holding LLC
AbitibiBowater Canada Inc.
Bowater Alabama LLC
Bowater America Inc.
Bowater Canada Finance Corporation
Bowater Canadian Forest Products Inc.
Bowater Canadian Holdings Incorporated
Bowater Canadian Limited
Bowater Finance Company Inc.
Bowater Finance II LLC
Bowater Incorporated
Bowater LaHave Corporation
Bowater Maritimes Inc.
Bowater Newsprint South LLC
Bowater Newsprint South Operations LLC
Bowater Nuway Inc.
Bowater Nuway Mid-States Inc.
Bowater South American Holdings Incorporated
Bowater Ventures Inc.
Catawba Property Holdings, LLC
Coosa Pines Golf Club Holdings LLC
Donohue Corp.
Lake Superior Forest Products Inc.
Tenex Data Inc
ABH LLC 1
ABH Holding Company LLC

By:	/s/ William G. Harvey
Name:	William G. Harvey
Title:	Authorized Signatory
Chief Financial Officer, AbitibiBowater Inc.

– and –

Abitibi Consolidated Sales Corporation
Abitibi-Consolidated Corp.
Abitibi-Consolidated Finance LP
Abitibi-Consolidated Alabama Corporation
Augusta Woodlands LLC
Alabama River Newsprint Company

By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	Authorized Signatory
Senior Vice President, AbitibiBowater Inc.

EXHIBIT A

The Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the

Bankruptcy Code

(See Exhibit 99.1 of the current report on Form 8-K dated May 28, 2010)

EXHIBIT B

Projected Financial Information

Financial Projections

The Company1 prepared the Reorganized ABH Pro Forma Balance Sheet, Reorganized ABH Projected Balance Sheet, Reorganized ABH Projected Income Statement, Reorganized ABH Projected Cash Flow Statement and ACI, Donohue (for the purposes of this Exhibit, “D-Corp”), Bowater (for the purposes of this Exhibit, “BI”), Bowater Newsprint South Operations LLC (for the purposes of this Exhibit, “BNS”) and BCFPI Projected Financials (collectively, the “Financial Projections”) for the years 2010 through 2014 (the “Projection Period”). The Financial Projections are based on a number of assumptions made by management with respect to the future performance of the Company’s operations. Although management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, it is important to note that the Company can provide no assurance that such Financial Projections and assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Company’s actual financial results and must be considered. The Financial Projections should be reviewed in conjunction with a review of these assumptions, including the accompanying qualifications and footnotes. The Company did not prepare the Financial Projections with a view toward compliance with published guidelines of the Securities and Exchange Commission or guidelines established by the FASB, particularly for reorganization accounting.

All dollar amounts in the Financial Projections are U.S. dollars unless otherwise indicated and any reference to “GAAP” refers to the generally accepted accounting principles in the United States of America.

A.	Accounting Policies

The Financial Projections have been prepared using accounting policies that are materially consistent with those applied in the Debtors’ historical financial statements (GAAP consolidated basis). The Financial Projections do not reflect the formal implementation of reorganization accounting pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852 Reorganizations (“FASB ASC 852”). In addition, for comparative presentation purposes, the operations and cash flows for 2010 combine the predecessor company (January 1, 2010 through the Effective Date / Implementation Date) and successor company (assumed Effective Date / Implementation Date through December 31, 2010) to allow for a full year presentation.

[1]	Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Disclosure Statement or the Plan, as applicable.

B.	General Assumptions

1.	Methodology

The Financial Projections are based upon the Company’s detailed operating forecast for 2010 – 2014 for the consolidated enterprise. The Financial Projections include the impact of the Company’s operating restructuring initiatives in 2010 both prior to and after the Effective Date and Implementation Date (as defined in the CCAA Plan). The Company’s Financial Projections have been updated where noted to match the projected cash flows used by Blackstone in the Company’s Enterprise Valuation.

2.	Plan Consummation

The operating assumptions assume that the Effective Date / Implementation Date will be October 1, 2010.

3.	Macroeconomic and Industry Environment

The Financial Projections are based on management’s view of North American and international market supply and demand, corresponding operating rates and pricing, and changes in the major cost inputs for the key pulp and paper grades in which it produces. Management’s view generally aligns with current industry information including RISI, a leading information provider for the global forest products industry, as well as general Wall Street equity research consensus views for major macroeconomic and industry cost drivers.

4.	Exchange Rate

The CAD / USD exchange rate is assumed to be $.99 for the balance of 2010, falling to $.98 in 2011, $.96 in 2012, $.93 in 2013 and $.91 in 2014. These exchange rates projections are consistent with the assumptions used by Blackstone in the Company’s Enterprise Valuation.

C.	Adjusted September 30, 2010 Balance Sheet and Reorganized ABH Pro Forma Balance Sheet

The Adjusted September 30, 2010 Balance Sheet was developed based upon the December 31, 2009 audited balance sheet and projected results of operations and cash flows over the projected period to the assumed emergence date of October 1, 2010. On the Effective Date / Implementation Date, actual cash may vary from cash reflected in the Adjusted September 30, 2010 Balance Sheet because of variances in the Financial Projections and potential changes in cash needed to consummate the Plan and the CCAA Plan. The Reorganized ABH Pro Forma Balance Sheet contains certain pro forma adjustments as a result of consummation of the Plan and the CCAA Plan. The Reorganized ABH Pro Forma Balance Sheet also includes the debt (related to non-filed subsidiaries) and other obligations that will continue to remain outstanding after the Effective Date / Implementation Date and will be paid in the ordinary course of operations. The estimated pro forma adjustments regarding the reorganized equity value of the Company, its assets, or estimates of its liabilities as of the Effective Date / Implementation Date will be based upon the fair value of its assets and liabilities as of that date, which could be materially different than the values assumed in the foregoing estimates.

Reorganized ABH - Pro Forma Balance Sheet

In US$ million unless otherwise noted	Adjusted September 30, 2010	Exit Financing (A)	Cash Settlement (B)	Non-Cash Settlement (C)	Accounting Adjustments (D)	Pro Forma September 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$707	$(419)	$(138)	—	—	$150
Accounts receivable	879	—	—	—	—	879
Inventories, net	588	—	—	—	—	588
Other current assets	121	—	—	—	—	121

Total current assets	$2,296	$(419)	$(138)	—	—	$1,738

Fixed assets, net	$3,763	—	—	—	$(896)	$2,866
Goodwill	53	—	—	—	(53)	—
Intangible assets, net	311	—	—	—	(311)	—
Other non-current assets	353	70	—	—	(47)	376
Pension assets	149	—	—	—	—	149

Total assets	$6,925	$(349)	$(138)	—	$(1,307)	$5,130

LIABILITIES
Current liabilities not subject to compromise:
Accounts payable and accrued liabilities	$297	—	—	—	—	$297
Short-term bank debt	496	(496)	—	—	—	—
Debtor-in-possession financing	206	(206)	—	—	—	—
Liabilities associated with assets held for sale	35	—	—	—	—	35
Administrative Claims	138	—	(138)	—	—	—

Total current liabilities not subject to compromise	$1,173	$(702)	$(138)	—	—	$332

Debt not subject to compromise	1,079	(837)	—	—	—	241
Pension and OPEB	—	—	—	391	—	391
Other long-term liabilities	55	—	—	—	—	55

Exit Financing Facilities	—	1,191	—	—	—	1,191

Liabilities Subject to Compromise (E)
A/P Trade subject to compromise	251	—	—	(251)	—	—
Rejected Exec Contracts subject to comp.	646	—	—	(646)	—	—
Pension and OPEB subject to compromise	391	—	—	(391)	—	—
Employee Claims and other LSTC	663	—	—	(663)	—	—
3rd party debt subject to compromise	5,685	—	—	(5,685)	—	—

Total LSTC	$7,636	—	—	$(7,636)	—	—

Total liabilities	$9,942	$(349)	$(138)	$(7,245)	—	$2,210

Shareholders’ equity / (deficit)	$(3,133)	—	—	$7,245	$(1,577)	$2,534

Non-controlling interests	$116	—	—	—	$270	$386

Total liabilities and shareholders’ equity	$6,925	$(349)	$(138)	—	$(1,307)	$5,130

A	Represents the exit financing in connection with the Company’s emergence from the Chapter 11 Cases and CCAA Proceedings and the associated repayment under the Plan and CCAA Plan, as applicable, of secured debt claims, including the Bowater Secured Bank Claims, BCFPI Secured Bank Claims, DIP Facility Claims, ACCC Term Loan Secured Claims, 13.75% Senior Secured Notes, Securitization Claims and Other Secured Claims. In connection with the Company’s reorganization and new exit financing, we have estimated the related transaction costs for the exit financing and capitalized these costs in other non-current assets on the balance sheet. These estimated transaction costs will be amortized to interest expense over the term of the new exit financing. Any capitalized transaction costs associated with our repaid secured debt will be written off.
B	Cash settlement represents cash payments required pursuant to the Plan and the CCAA Plan, including payment of Administrative Claims which include professional fees and claims pursuant to section 503(b)(9) of the Bankruptcy Code.
C	Reflects the cancellation or reinstatement of remaining liabilities subject to compromise pursuant to the Plan and the CCAA Plan.
D	Represents illustrative adjustments to book value to reflect the pro forma Equity Value of the Company. The book value adjustments in connection with this Reorganized ABH Pro Forma Balance Sheet do not reflect the formal implementation of reorganization accounting pursuant to FASB ASC 852. The final adjustments will be based upon the fair value of the assets and liabilities as of the Effective Date / Implementation Date and could impact different balance sheet accounts or be materially different than the values assumed in the foregoing estimates.
E	Claims levels are as reflected in the Plan and CCAA Plan, as applicable.

D.	Reorganized ABH Projected Income Statement

Reorganized ABH - Projected Income Statement

	3 Months Ended December 31, 2010E	Projected Year Ending December 31
		2010E Full-Year	2011E	2012E	2013E	2014E
In US$ million unless otherwise noted
Sales	$1,222	$4,663	$5,341	$5,480	$5,416	$5,474

Cost of sales, excluding depreciation, amortization and cost of timber harvested	(918)	(3,651)	(3,793)	(3,841)	(3,828)	(3,826)
Depreciation, amortization, and cost of timber harvested	(72)	(471)	(294)	(301)	(307)	(314)
Distribution costs	(140)	(544)	(563)	(568)	(570)	(572)
Selling and administrative expenses	(41)	(168)	(146)	(139)	(135)	(132)
Net gain on disposition of assets	—	55	—	—	—	—

Operating income / (loss)	$52	$(116)	$546	$631	$575	$631

Interest expense	(42)	(381)	(166)	(166)	(166)	(162)
Interest income	1	6	9	17	26	37
Partnership earnings (equity investments)	(0)	(2)	7	8	10	10

Income before reorganization items, income taxes and noncontrolling interests	$11	$(493)	$396	$489	$445	$516

Reorganization items, net	(4)	(141)	—	—	—	—

Income before income taxes and noncontrolling interests	$7	$(635)	$396	$489	$445	$516

Income tax benefit / (expense)	(31)	199	(89)	(91)	(51)	(62)
Net loss / (income) attributable to noncontrolling interests	(2)	3	(34)	(33)	(32)	(31)

Net (loss) income	$(26)	$(432)	$273	$364	$361	$423

1.	Sales

Consolidated sales include sales from the Debtors’ primary operating segments: coated and specialty papers (“Commercial Printing Papers”, or “CPP”), market pulp, newsprint and wood products. The Financial Projections assume CPP demand is projected to increase over the next several years from its current low base, driving price increases from a cyclical trough in 2009. Pulp markets are assumed to remain volatile, with pricing rebounding to peak levels in 2012, then declining thereafter with global economic activity. Domestic newsprint demand is forecast to continue its secular decline over the projected period, partially mitigated by projected increases in export market demand. Newsprint prices are projected to improve from trough levels in 2009 and level off by 2012. Forecasted improvements in lumber demand assume a material recovery from trough levels in 2009 to peak levels in 2012 driven by a recovery in long-term U.S. housing starts.

2.	Cost of Sales

Cost of Sales, including distribution costs, is projected to be approximately 89% of sales in 2010 and improve to approximately 80% of sales by 2014, driven primarily by the forecasted improvement in market demand and pricing as well as savings from negotiated labor cost reductions.

3.	Selling, General, & Administrative Expenses

Selling, General & Administrative (“SG&A”) expenses are projected to decline to $132 million, or 2.4% of sales in 2014 from $168 million, or 3.5% of sales in 2009. SG&A has declined substantially since the Merger in 2007 ($332 million in 2008 and $198 million in 2009), and further SG&A reductions will result from anticipated reductions in headcount and a simplification of the Company’s organizational structure, amongst other efficiency gains.

4.	Net income (loss)

The net income (loss) is expected to improve from a loss in 2010 to positive net income beginning in 2011. Improvements will be driven by the capital restructuring, which will result in lower interest expense, as well as cost reductions and improving market demand and pricing. These improvements will be partially offset by increased commodity inflation and expenses.

5.	Reorganization Items

The 2010 Reorganization Items consist of actual and estimated postpetition fees for professional advisors, bank fees directly attributable to the bankruptcy filing and related capital restructuring. This amount excludes any gains or losses associated with the extinguishment of debt and revaluation of assets and liabilities under fresh-start reporting.

6.	Interest Expense

For 4Q10 through 2014, interest expense projections are based on the Company’s estimated post-emergence capital structure assumed to be effective on October 1, 2010. Interest expense in 2010 prior to the Effective Date / Implementation Date is based on interest as disclosed in the Company’s financial statements for the first fiscal quarter of 2010 and as estimated for the Predecessor Company debt in accordance with GAAP for the period from April 1 through the Effective Date.

7.	Income Taxes

Income tax benefit / (expense) was calculated based on the projected applicable statutory tax rates in the countries in which the Company operates. For U.S. operations, the federal tax rate was assumed to be 35%. State taxes were deemed to not be material over the Projection Period. For Canadian operations, the federal tax rate was assumed to be 30% in 2010, stepping down to 28% in 2011 and 26% in each subsequent year of the Projection Period.

U.S. taxable income in each projected year is adjusted downwards for the use of available post-emergence tax attributes preserved by the Company’s tax planning efforts. Post-emergence U.S. tax attributes such as net operating losses (“NOLs”), capital losses, tax credits, stock investments in subsidiaries and fixed assets take into account required attribute reduction due to discharge of indebtedness as a result of the chapter 11 restructuring proceedings. Projected taxable income after accounting for available tax shields is estimated to be approximately $50-90 million per year over the projected period.

Canadian taxable income in each projected year is projected to be zero after accounting for usage of available post-emergence tax attributes. Post-emergence Canadian tax attributes take into account required attribute reduction due to discharge of indebtedness under the CCAA Plan. Post-emergence attributes are primarily comprised of undepreciated capital cost (“UCC”), and to a lesser extent, NOLs and Scientific Research and Experimental Development expenses.

All tax-related projections conform to the cash flows used by Blackstone in its Enterprise Valuation of the Company based upon consideration of tax attribute estimates provided by the Debtors and their tax advisors.

E.	Reorganized ABH Projected Balance Sheets

The Reorganized ABH Projected Balance Sheets set forth the projected financial position of the Company, after giving effect to the Adjusted September 30, 2010 Balance Sheet, the proposed reorganization and related pro forma adjustments in Section 3. The Reorganized ABH Balance Sheets were developed based upon the projected results of operations and cash flows over the Projection Period.

Reorganized ABH - Projected Balance Sheet

	Pro Forma September 30, 2010	Projected Year Ending December 31,
		2010E	2011E	2012E	2013E	2014E
In US$ million unless otherwise noted

ASSETS
Current Assets:
Cash and cash equivalents	$150	$300	$618	$1,070	$1,579	$2,104
Accounts receivable	879	872	980	1,014	989	1,017
Inventories, net	588	608	621	620	618	617
Other current assets	121	115	115	115	115	115

Total current assets	$1,738	$1,895	$2,335	$2,820	$3,301	$3,854

Fixed assets, net	$2,866	$2,799	$2,615	$2,439	$2,247	$2,048
Unconsolidated Investments	66	65	65	66	70	75
Other non-current assets	311	306	269	260	250	244
Pension assets	149	159	227	297	377	453

Total assets	$5,130	$5,226	$5,511	$5,882	$6,245	$6,673

LIABILITIES
Current liabilities not subject to compromise:
Accounts payable and other accrued liabilities	$297	$422	$428	$431	$431	$434
Liabilities associated with assets held for sale	35	35	35	35	35	35

Total current liabilities not subject to compromise	$332	$456	$463	$466	$466	$469

Debt	241	241	241	241	241	241
Pension and OPEB	391	391	391	391	391	391
Other long-term liabilities	55	55	55	55	55	55

Exit Financing Facilities	1,191	1,191	1,191	1,191	1,191	1,191

Total liabilities	$2,210	$2,334	$2,341	$2,344	$2,344	$2,346

Shareholders’ equity / (deficit)	$2,534	$2,509	$2,782	$3,146	$3,508	$3,931

Non-controlling interests	$386	$383	$388	$392	$393	$396

Total liabilities and shareholders’ equity	$5,130	$5,226	$5,511	$5,882	$6,245	$6,673

F.	Reorganized ABH Statement of Cash Flow

The Reorganized ABH Statement of Cash Flow sets forth the Company’s forecasted changes in cash, after giving effect to the proposed reorganization.

Reorganized ABH - Projected Cash Flow Statement

	3 Months Ended December 31, 2010E	Projected Year Ending December 31,
		2011E	2012E	2013E	2014E
In US$ million unless otherwise noted

OPERATING ACTIVITIES
Net income / (loss)	$(26)	$273	$364	$361	$423
Adjustments to reconcile to net cash provided by / (used in) operating activities:
Depreciation, amortization, and cost of timber harvested	72	294	301	307	314
Deferred income taxes	6	—	—	—	—
Net income / (loss) attributable to noncontrolling interests	2	34	33	32	31
Net pension contributions	8	(49)	(52)	(62)	(58)
Net OPEB contributions	(18)	(19)	(18)	(18)	(17)
Equity investments net income	0	(7)	(8)	(10)	(10)
Amortization of financing costs	4	18	18	18	13
Changes in working capital:
Accounts receivable	6	(108)	(34)	25	(29)
Inventories	(19)	(13)	1	2	1
Accounts payable	124	7	3	(0)	3

Net cash provided by / (used in) operating activities	$160	$429	$608	$656	$671

INVESTING ACTIVITIES
Cash invested in fixed assets	(24)	(110)	(125)	(116)	(115)
Dispositions of assets	20	—	—	—	—
Other investing activities, net	(0)	27	(1)	(2)	(2)

Net cash provided by / (used in) investing activities	$(5)	$(83)	$(126)	$(117)	$(117)

FINANCING ACTIVITIES
Cash distributions attributable to non-controlling interests	(5)	(28)	(30)	(30)	(28)

Net cash provided by / (used in) financing activities	$(5)	$(28)	$(30)	$(30)	$(28)

Net increase / (decrease) in cash and cash equivalents	$150	$318	$452	$508	$526

Cash and cash equivalents:
Beginning of period	$150	$300	$618	$1,070	$1,579
End of period	$300	$618	$1,070	$1,579	$2,104

1.	Pension and Other Postretirement Benefit (“OPEB”) Contributions Pension

The Company has multiple contributory and non-contributory defined benefit pension plans covering substantially all of its employees. On an accounting basis, as of December 31, 2009 the qualified defined benefit retirement plans maintained by the Company had a funded status of approximately 93% (90% on a Pension Protection Act, or “PPA”, basis) and were under-funded by approximately $424 million. This includes a deficit under Canadian defined benefit plans of approximately CDN$ 1.4 billion as calculated on a solvency basis. Assuming that the Plan and CCAA Plan confirmed by the Bankruptcy Court and Canadian Court, respectively, provide for the assumption of the qualified defined benefit retirement plans, the Company will likely be required to make significant cash contributions to these plans under applicable U.S. and Canadian laws over the next several years following emergence from bankruptcy in order to amortize the existing under-funding and satisfy current service obligations under the plans. Pension contributions will materially impact future cash flows that might otherwise be available for repayment of debt, capital expenditures, and other corporate purposes. All projected contributions referenced below are the amounts in excess of expense embedded in COGS and SG&A and appear in the Debtors’ projected Reorganized Statement of Cash Flow.

The projected contributions stated hereafter were provided by the Company’s pension advisors and conform to the cash flows used by Blackstone in its Enterprise Valuation of the Company. These contributions for United States qualified plans are estimated to be approximately $16-27 million per year from 2010-2014 reflecting payments for both current and past service. Projected contributions also appear net of associated tax savings.

In connection with the CCAA Proceedings, the Canadian Court approved certain restrictions on the required cash contributions for the Canadian pension plans such that only current service costs were funded. In the Financial Projections, suspended contributions for past service costs have been resumed at estimated levels currently being negotiated with the relevant government authorities. Projected contributions for Canadian qualified plans are estimated to be approximately $35-44 million per year reflecting payments for both current and past service, net of associated tax savings.

The actual required amounts and timing of all such future cash contributions will be highly sensitive to changes in the applicable discount rates and returns on pension plan assets, and could also be impacted by future changes in the laws and regulations applicable to pension plan funding as well as the ultimate conclusion of negotiations with the relevant government authorities.

2.	OPEB

The Company also sponsors a number of OPEB plans for retirees. Projected contributions for U.S. OPEB plans are estimated to be $7-8 million per year from 2010-2014 for both current and past service. These contribution levels assume an annual health care cost increase of 7.2% and a rate of compensation increase of 2.9%.

Projected contributions for Canadian OPEB plans are estimated to be approximately $8-9 million per year from 2010-2014 for both current and past service. These contribution levels assume a health care cost trend rate of 6.5% and a rate of compensation increase of 2.9%.

The actual required amounts and timing of all such future cash contributions will be highly sensitive to changes in the applicable discount rates and rates of compensation increase, among other factors.

3.	Capital Expenditures

Capital expenditures are projected to range from $110 to $125 million per year. The projected capital plan is based on the Company’s expectation for average capital requirements through the cycle. Capital expenditures in 2011 are slightly lower than subsequent years to preserve shorter term liquidity. Priorities for capital expenditure include critical government / business requirements, project returns, facility / business ranking, equipment reliability and business judgment. No spending has been budgeted for capacity increases in the newsprint and CPP segments.

4.	Working Capital

Accounts receivable days sales outstanding (“DSOs”) vary based upon product line and destination, averaging approximately 55-60 DSOs. Domestic newsprint, which is approximately 45% of total sales have DSOs range from 33-37 days, while export sales are longer at 120-130 days. Specialty and Pulp DSOs range from 40-57 days while Lumber has the shortest sales cycle at 12-15 days. Changes in trade accounts receivable at emergence reflect the assumption that ACI’s accounts receivable securitization program is terminated at emergence and is not replaced.

The current implied number of days for which trade accounts payable are outstanding is approximately 13 days. This is expected to rise gradually to approximately 30 days in the months after emergence from Chapter 11/ CCAA, as the Debtors begin to receive normalized trade terms from their trade creditors.

G.	ACI and D-Corp Summary EBITDA and Unlevered Free Cash Flow

ACI - EBITDA and Unlevered Free Cash Flow

	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$527	$2,353	$2,369	$2,419	$2,415

EBITDA	$44	$353	$355	$424	$436
% Margin	8.4%	15.0%	15.0%	17.5%	18.1%
Capital Expenditures	(12)	(52)	(59)	(56)	(58)
Pension / OPEB Contributions	(6)	(32)	(34)	(39)	(38)
Change in Working Capital	(219)	(58)	(1)	(1)	(6)
Cash Dividends to Non-Controlling Interests	0	0	0	(4)	(4)
Interest Income	0	2	5	11	17
Taxes	0	0	0	0	0
Other Items	(2)	27	(1)	(1)	(1)

Unlevered Free Cash Flow	$(194)	$239	$265	$335	$347

D-Corp - EBITDA and Unlevered Free Cash Flow

	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$64	$290	$290	$287	$286

EBITDA	$9	$82	$74	$76	$81
% Margin	14.1%	28.3%	25.4%	26.6%	28.3%
Capital Expenditures	(1)	(4)	(5)	(6)	(7)
Pension / OPEB Contributions	6	(19)	(19)	(26)	(21)
Change in Working Capital	267	(23)	(2)	0	(2)
Cash Dividends to Non-Controlling Interests	(5)	(23)	(22)	(19)	(17)
Interest Income	1	7	7	8	9
Taxes	0	0	0	0	0
Other Items	(0)	0	0	0	0

Unlevered Free Cash Flow	$277	$21	$34	$33	$43

H.	BI, BNS and BCFPI Summary EBITDA and Unlevered Free Cash Flow

BI - EBITDA and Unlevered Free Cash Flow

	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$346	$1,491	$1,514	$1,473	$1,495

EBITDA	$51	$290	$287	$233	$245
% Margin	14.8%	19.4%	19.0%	15.8%	16.4%
Capital Expenditures	(5)	(29)	(32)	(26)	(28)
Pension / OPEB Contributions	(9)	(3)	(2)	0	(1)
Change in Working Capital	56	(31)	(12)	14	(7)
Cash Dividends to Non-Controlling Interests	0	(5)	(9)	(8)	(7)
Interest Income	0	4	7	11	14
Taxes	(21)	(71)	(66)	(42)	(49)
Other Items	(2)	(1)	(1)	(1)	(1)

Unlevered Free Cash Flow	$71	$153	$173	$182	$166

BNS - EBITDA and Unlevered Free Cash Flow

	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$114	$456	$487	$446	$465

EBITDA	$12	$69	$98	$51	$62
% Margin	10.4%	15.0%	20.1%	11.5%	13.2%
Capital Expenditures	(3)	(14)	(16)	(12)	(8)
Pension / OPEB Contributions	(0)	(3)	(3)	(3)	(3)
Change in Working Capital	15	(2)	(8)	9	(5)
Cash Dividends to Non-Controlling Interests	0	0	0	0	0
Interest Income	0	1	1	2	3
Taxes	(9)	(18)	(26)	(9)	(13)
Other Items	0	0	0	0	0

Unlevered Free Cash Flow	$15	$33	$47	$37	$36

BCFPI - EBITDA and Unlevered Free Cash Flow

	3 Mos. Ended: Dec. 31, 2010	Projected Year Ending December 31,
($ in millions)		2011E	2012E	2013E	2014E
Revenue	$174	$751	$820	$791	$813

EBITDA	$15	$73	$145	$123	$147
% Margin	8.3%	9.7%	17.6%	15.6%	18.0%
Capital Expenditures	(3)	(10)	(13)	(15)	(15)
Pension / OPEB Contributions	(2)	(11)	(12)	(13)	(13)
Change in Working Capital	(5)	0	(8)	5	(5)
Cash Dividends to Non-Controlling Interests	0	0	0	0	0
Interest Income	0	1	1	2	3
Taxes	0	0	0	0	0
Other Items	(1)	0	0	0	0

Unlevered Free Cash Flow	$4	$53	$113	$103	$117

Exhibits C and D intentionally omitted; to be included upon filing with the court.